  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1997.
                                                     REGISTRATION NO. 333-24479

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                           7372                          94-3120525
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                              1155 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94103
                                (415) 437-1100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                GREGORY SHENKMAN                                 ALEC MILOSLAVSKY
     PRESIDENT AND CHIEF EXECUTIVE OFFICER        VICE CHAIRMAN OF THE BOARD AND CHIEF TECHNICAL OFFICER

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.
                              1155 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94103
                                (415) 437-1100
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:

            EDWARD M. LEONARD, ESQ.                       ROBERT V. GUNDERSON, JR., ESQ.
             SCOTT D. LESTER, ESQ.                           DANIEL E. O'CONNOR, ESQ.
        BROBECK, PHLEGER & HARRISON LLP                GUNDERSON DETTMER STOUGH VILLENEUVE
             TWO EMBARCADERO PLACE                          FRANKLIN & HACHIGIAN, LLP
                 2200 GENG ROAD                               155 CONSTITUTION DRIVE
          PALO ALTO, CALIFORNIA 94303                      MENLO PARK, CALIFORNIA 94025
                 (415) 424-0160                                   (415) 321-2400

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                   PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
    SECURITIES TO BE       AMOUNT TO BE    OFFERING PRICE      OFFERING     REGISTRATION
       REGISTERED         REGISTERED(1)     PER SHARE(2)       PRICE(2)         FEE
----------------------------------------------------------------------------------------
Common Stock, no par
 value.................. 2,760,000 shares      $16.00        $44,160,000     $13,382(3)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

(3) $278 paid herewith. $11,152 of such fee was previously paid in connection with the original filing on April 3, 1997 and $1,952 was previously paid in connection with the filing of Amendment No. 1 on May 7, 1996.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 27, 1997

                             2,400,000 SHARES

            [LOGO OF GENESYS TELECOMMUNICATIONS LABORATORIES, INC.]

                                  COMMON STOCK
                                 (NO PAR VALUE)

                                  -----------

  Of the 2,400,000 shares of Common Stock offered hereby, 2,000,000 shares are being sold by Genesys Telecommunications Laboratories, Inc. and 400,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders". The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. For factors to be considered in determining the initial public offering price, see "Underwriting".


  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GCTI".
                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                                                    PROCEEDS TO
                            INITIAL PUBLIC UNDERWRITING PROCEEDS TO   SELLING
                            OFFERING PRICE DISCOUNT(1)  COMPANY(2)  SHAREHOLDERS
                            -------------- ------------ ----------- ------------
Per Share.................        $             $            $           $
Total(3)..................      $             $            $           $

-----
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $1,100,000 payable by the Company.

(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 360,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $         ,
    $          and $          , respectively. See "Underwriting".

                                  -----------

  The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York,
on or about       , 1997, against payment therefor in immediately available
funds.

GOLDMAN, SACHS & CO.

            LEHMAN BROTHERS

                                                   ROBERTSON, STEPHENS & COMPANY

                                  -----------

                  The date of this Prospectus is       , 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial data appearing elsewhere in this Prospectus, including information under "Risk Factors". Except as set forth in the Consolidated Financial Statements and the Notes thereto, and unless otherwise indicated, all information contained in this Prospectus (i) reflects the conversion of all outstanding shares of Preferred Stock of the Company into shares of Common Stock of the Company on a one-to-one basis and (ii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting". Unless otherwise referenced herein, references to Consolidated Financial Statements shall mean references to the Consolidated Financial Statements of Genesys Telecommunications Laboratories, Inc. and its subsidiaries. For the definition of certain terms used in this Prospectus, see the Glossary included herein.

                                  THE COMPANY

  Genesys Telecommunications Laboratories, Inc. ("Genesys" or the "Company") is a leading provider of enterprise-wide platform and applications software that enables organizations to integrate critical business information and computing resources with telephony and other telecommunications media. The Company's products allow an organization to optimally manage its customer interactions and employee communications to increase productivity, lower costs and achieve greater customer satisfaction and loyalty. In addition, the Company's products enable organizations to develop and offer new or enhanced revenue-generating products and services. Genesys believes that it is the first company to offer a suite of open, scaleable, enterprise-wide platform and applications software solutions to address the evolving needs of organizations for intelligent communications, a new market paradigm known as Enterprise Computer Telephony Integration ("ECTI").

  The Company's platform and applications software products allow organizations to integrate disparate telecommunications media with heterogeneous computing environments. The Company's platform products integrate with most major telephone systems and interoperate across most major computing platforms, operating systems and databases, enabling organizations to manage their desktop and media resources throughout the enterprise. Together with the Company's platform software, Genesys offers a range of applications that provide advanced ECTI solutions, such as intelligent call routing, outbound/blended dialing and campaign management, real-time and historical management reporting and Web-based telephony fulfillment. The open, standards-based nature of the Company's platform products allows an organization to leverage its investments in existing telecommunications and computing infrastructure, software applications and employee training. The Company's products also support the integration of internally developed or commercially available business applications, such as help desk or sales force automation. In order to assist customers in realizing the maximum benefit from its solutions, the Company augments its products with a range of implementation, training and support services.

  The Company initially targeted formal call centers within key industries, such as telecommunications, financial services and technology, as the initial market for its products. More recently, Genesys has broadened its target markets to include network service providers ("NSPs"), which the Company believes, through the use of the Company's products in the NSPs' networks, may be able to offer a range of solutions for the informal call center, small office/home office ("SOHO") and, eventually, consumer markets. To date, the Company has licensed its products to more than 125 end-users worldwide, including: Ameritech, Bell South Communication Systems, BT, Charles Schwab & Co., Inc., Gateway 2000 Inc., MCI Telecommunications Corporation, NationsBanc Services, Inc., NB Tel, The SABRE Group, Sprint/United Management and The Student Loan Corporation.

  An organization's ability to manage the increasingly complex information requirements of customers and employees in a cost-effective manner is an important competitive advantage. Modern organizations communicate, both internally and externally, through a variety of different communications media, including telephony, voice mail, e-mail, the Internet/intranets and video. Traditionally, each of these media and its associated databases and information retrieval systems have been treated as a unique and separate environment within which specialized applications have been developed, resulting in the creation of "silos" of information that are not intelligently utilized across the enterprise. This lack of interoperability has prevented organizations from optimally managing customer interactions and employee communications and has, in turn, limited productivity, increased costs and restricted the ability of organizations to generate greater customer satisfaction and loyalty. To be most effective, organizations now need to make information available at any time it is needed, anywhere it may be located and in any way that it may be requested. The shortcomings in the traditional means of managing customer interactions and employee communications, in combination with general business trends (such as the increasingly global nature of business operations, the proliferation of distributed computing environments, the deregulation of major industries and the increase in merger and acquisition and partnering activity) have created what the Company believes to be a significant market opportunity for open, scaleable, standards-based ECTI solutions.

  The Company's objective is to be the leading provider worldwide of open, scaleable ECTI platform and applications software. In order to meet this goal, the Company's strategy is to establish the Genesys framework as an open, ECTI market standard, provide industry-leading, technologically advanced products, target strategic markets, develop and leverage strategic business relationships and penetrate the network services market. The Company's sales and marketing strategy is to target large organizations through its worldwide direct sales force and through a broad range of indirect channels, including telecommunications equipment vendors, systems integrators, VARs, ISVs and NSPs.

                                  THE OFFERING

 Common Stock to be offered by the Company..............  2,000,000 shares
 Common Stock to be offered by the Selling Shareholders.    400,000 shares
 Common Stock to be outstanding after this offering..... 19,228,150 shares(1)
 Proposed Nasdaq National Market symbol................. GCTI
 Use of Proceeds........................................ Working capital and general corporate purposes

--------
(1) Based on the number of shares outstanding as of March 31, 1997. Excludes 6,335,811 shares of Common Stock issuable upon exercise of stock options and 494,629 shares of Common Stock underlying warrants to purchase Common Stock, which options and warrants were outstanding as of March 31, 1997. Assumes the exercise of a warrant to purchase 420,282 shares of Common Stock on or prior to the closing of the offering. Assumes no other exercise of stock options or warrants after March 31, 1997. See "Management--Stock Plans", "Description of Capital Stock--Warrants" and Notes 9 and 10 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED
                                 YEAR ENDED JUNE 30,             MARCH 31,
                             ------------------------------  ------------------
                             1993    1994    1995    1996      1996      1997
                             -----  ------  ------  -------  --------  --------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues:
 License...................  $  --  $  460  $3,077  $ 7,369  $  4,429  $ 19,445
 Service...................    956   1,272   1,403    1,950     1,187     2,546
                             -----  ------  ------  -------  --------  --------
 Total revenues............    956   1,732   4,480    9,319     5,616    21,991
Cost of revenues:
 License...................     --      23     123      308       183       926
 Service...................    352     595   1,190    2,568     1,487     2,574
                             -----  ------  ------  -------  --------  --------
 Total cost of revenues....    352     618   1,313    2,876     1,670     3,500
                             -----  ------  ------  -------  --------  --------
Gross margin...............    604   1,114   3,167    6,443     3,946    18,491
Operating expenses:
 Research and development..    357     578     959    3,673     2,475     5,995
 Sales and marketing.......     --     162     705    3,030     1,731     9,303
 General and
  administrative...........    503     534   1,343    2,979     2,296     2,538
                             -----  ------  ------  -------  --------  --------
 Total operating expenses..    860   1,274   3,007    9,682     6,502    17,836
                             -----  ------  ------  -------  --------  --------
Income (loss) from
 operations................   (256)   (160)    160   (3,239)   (2,556)      655
Interest and other income
 (expense), net............     (8)     23      (6)     (88)      (88)      168
                             -----  ------  ------  -------  --------  --------
Income before provision for
 income taxes..............   (264)   (137)    154   (3,327)   (2,644)      823
Provision for income taxes.     --      --      --       --        --       230
                             -----  ------  ------  -------  --------  --------
Net income (loss)(1).......  $(264) $ (137) $  154  $(3,327) $ (2,644) $    593
                             =====  ======  ======  =======  ========  ========
Pro forma net income (loss)
 per share(1)..............                         $ (0.18) $  (0.15) $   0.03
                                                    =======  ========  ========
Pro forma weighted average
 common shares and
 equivalents...............                          18,644    18,079    22,540
                                                    =======  ========  ========

                                                          MARCH 31, 1997
                                                   -----------------------------
                                                             PRO    PRO FORMA AS
                                                   ACTUAL  FORMA(2) ADJUSTED(3)
                                                   ------- -------- ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents......................... $ 9,574 $12,074    $38,874
Working capital...................................  10,432  12,932     39,732
Total assets......................................  31,015  33,515     60,315
Long-term obligations.............................     147     147        147
Total shareholders' equity........................  18,237  20,739     47,539

--------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the method of calculation.

(2) Pro forma as of March 31, 1997, to give effect to the exercise of outstanding warrants to purchase 420,282 shares of Common Stock on a cash basis prior to the closing of this offering and the conversion of the Company's Preferred Stock into Common Stock. See Note 2 of Notes to Consolidated Financial Statements.

(3) Pro forma as provided in footnote (2), and as adjusted to reflect the sale of 2,000,000 shares of Common Stock by the Company at an assumed initial public offering price of $15.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization".

                                ----------------

  NetVector, NetVectoring and VIDEOACD are registered trademarks of the Company, and the Coil logo, Call Center Pulse, Campaign Manager, DART, ICD, ICIS, InterActive-T, T-Server and VIDEOICD are trademarks of the Company. This Prospectus also includes trade names and trademarks of other companies.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered hereby. Certain statements contained in this Prospectus constitute "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. See "Special Note Regarding Forward-Looking Statements".

LIMITED OPERATING HISTORY

  The Company was founded in October 1990 and began shipment of its platform product in 1991. As of March 31, 1997, the Company had an accumulated deficit of approximately $3.0 million. Although the Company was profitable in the quarters ended December 31, 1996 and March 31, 1997, there can be no assurance that the Company will remain profitable on a quarterly basis or achieve profitability on an annual basis. The Company's limited operating history makes the prediction of future operating results unreliable. Although the Company has experienced significant growth in revenues in recent periods, the Company does not believe prior growth rates are sustainable or indicative of future revenue growth rates or operating results. The Company's prospects must be considered in light of the risks encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend on many factors, including demand for and market acceptance of the Company's products, the level of product and price competition, the ability of the Company to develop, market and deploy new, high-quality products and to control costs, the ability of the Company to expand its direct sales force and indirect distribution channels, the Company's success in attracting and retaining key personnel, the uncertainty, recent emergence and acceptance of the ECTI market, and technological changes in the ECTI market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's quarterly operating results have in the past fluctuated and may in the future fluctuate significantly, depending on a number of factors, many of which are beyond the Company's control, including: market acceptance of the Company products; the Company's ability to develop and market new products and product enhancements; the size, timing and recognition of revenue from significant orders; the length of sales and implementation cycles; competition; the Company's success in establishing indirect sales channels and expanding its direct sales force; the Company's success in retaining and training third-party support personnel; the timing of new product releases by the Company and its competitors; the delay or deferral of significant revenues until acceptance of software required by an individual license transaction; technological changes in the ECTI market; the deferral of customer orders in anticipation of new products and product enhancements; purchasing patterns of indirect channel partners and customers; changes in pricing policies by the Company and its competitors; the mix of revenues derived from the Company's direct sales force and various indirect distribution and marketing channels; the mix of revenues derived from domestic and international customers; seasonality; changes in operating expenses; changes in relationships with strategic partners; changes in Company strategy; personnel changes; foreign currency exchange rate fluctuations; the ability of the Company to control its costs; and general economic factors.

  The Company currently operates with limited backlog. The Company derives substantially all of its revenues from licenses of the Company's platform and related applications software and services.

The Company believes that the purchase of its products is relatively discretionary and generally involves a significant commitment of capital and other resources by a customer. The Company's typical order size per site ranges from $100,000 to $300,000; however, several orders during the nine months ended March 31, 1997 have exceeded $1.0 million each. The timing of the receipt and shipment of a single order can have a significant impact on the Company's revenues and results of operations for a particular quarter. In situations requiring customer acceptance of implementation, the Company does not recognize license revenues until installations are complete and does not recognize the consulting component of service revenues until the services are rendered. As a result, revenue recognition may be delayed in many instances. Historically, the Company has often recognized a substantial portion of its revenues in the last month of a quarter, with these revenues frequently concentrated in the last two weeks of a quarter. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, and revenues for any future quarter are not predictable with any meaningful degree of certainty. Product revenues are also difficult to forecast because the market for ECTI software products is rapidly evolving, and the Company's sales cycle, which may last from three to nine months or more, varies substantially from customer to customer. The Company's quarterly revenues are also subject to seasonal fluctuations, particularly in the quarter ending in September when reduced activity outside North America during the summer months can adversely affect the Company's revenues. The Company's expenses are relatively fixed and are based, in part, on its expectations as to future revenues. Consequently, if future revenue levels are below expectations, net income would be disproportionately affected because a proportionately smaller amount of the Company's expenses varies with its revenues. In addition, the Company expects that sales derived through indirect channels, which are more difficult to forecast and generally have lower gross margins than direct sales, will increase as a percentage of total revenues. Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not meaningful and should not be relied upon as indications of future performance. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

LENGTHY SALES CYCLE

  Because of the mission-critical nature of the Company's products, the purchase of such products is typically a strategic decision that requires approval at senior levels of customers' organizations. In addition, the purchase of the Company's products involves a significant commitment of customers' personnel, financial and other resources. Furthermore, the cost of the Company's products is typically only a small portion of the related hardware, software, development, training and integration costs associated with implementing an ECTI solution. For these and other reasons, the sales cycle associated with the purchase of the Company's products is typically complex, lengthy and subject to a number of significant risks, including changes in customers' budgetary constraints and approval at senior levels of customers' organizations, over which the Company has no control. The Company's sales cycle can range from three to nine months or more and varies substantially from customer to customer. Because of the lengthy sales cycle and the dependence of the Company's quarterly revenues upon a small number of orders that represent large dollar amounts, the loss or delay of a single order could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Sales, Marketing and Support".

LENGTHY IMPLEMENTATION CYCLE; DEPENDENCE ON THIRD PARTY CONSULTANTS

  The time required to deploy the Company's products can vary significantly with the needs of each customer and the complexity of a customer's telecommunications and computing infrastructure.

Accordingly, deployment of the Company's products is generally a process that extends for several months and may involve a pilot implementation, successful completion of which is typically a prerequisite for full-scale deployment. Because of their complexity, larger implementations, especially multi-site or enterprise-wide implementations, can take several quarters. The Company generally relies upon internal resources or third-party consultants to implement its products. The Company has experienced difficulty implementing customer orders on a timely basis in the past due to the limited resources available to the Company, although such difficulties have not had a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance that the Company will not experience delays in the implementation of orders in the future, that third-party consultants will be available as needed by the Company to implement orders on a timely basis or that consultants will be able to successfully install the Company's products. Any delays in the implementation of orders could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any significant delay in the implementation of a customer order could cause a customer to reject the Company's software, which could impair the Company's reputation. The rejection of the Company's software by one or more customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales, Marketing and Support".

DEPENDENCE ON NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE

  The market for the Company's products is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and emerging industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products obsolete and unmarketable. The life cycles of the Company's products are difficult to estimate. The Company's future success will depend upon its ability to develop and introduce new products and product enhancements on a timely basis that keep pace with technological developments and emerging industry standards and address increasingly sophisticated requirements of its customers. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements that respond to technological changes or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products or product enhancements, or that its new products or product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons to develop and market new products or product enhancements in a timely and cost-effective manner, the Company's business, financial condition and results of operations would be materially adversely affected. As part of the Company's ongoing development process, in March 1997, the Company announced version 5.0 of its T-Server platform software and the potential future release of several new application products and certain enhancements to existing application products, which the Company currently plans to make available at various times during 1997. Certain of the Company's competitors currently offer products with features and functionality similar to these planned products and product enhancements. Due to the complexity of ECTI software and the difficulty in gauging the engineering effort required to produce these planned products and product enhancements, such planned products and product enhancements are subject to significant technological risks. There can be no assurance that such planned products and product enhancements will be introduced and deployed on a timely basis or at all. In the past, the Company has experienced significant delays in the commencement of commercial shipments of its new and enhanced products. If any new products or product enhancements are delayed or do not achieve market acceptance, this may result in the cancellation or delay of customer orders which could materially adversely affect the Company's business, financial condition and results of operations. The Company has also, in the past, experienced delays in purchases of its products by customers anticipating the launch of new products by the Company. There can be no assurance there will not be significant cancellations of orders received in anticipation of new product introductions in the future.

  The Company's products may contain undetected errors or failures when first introduced or as new versions are released. The Company has in the past discovered software errors in its new products and product enhancements after their introduction and has experienced delays or lost revenues during those periods required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products and product enhancements after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business--Products" and "--Research and Development".

COMPETITION

  The market for the Company's software products is highly competitive and subject to rapid technological change. The Company expects competition to increase significantly in the future. The Company's principal competition currently comes from different market segments including computer telephony platform developers, computer telephony applications software developers and telecommunications equipment vendors. These competitors include Aspect Telecommunications, Dialogic Corporation, GeoTel Communications Corporation, Hewlett-Packard, IBM Corporation, IEX Corporation, Lucent Technologies, Nabnasset Corporation, Northern Telecom and Tandem Computers Incorporated. The Company also competes to a lesser extent with new or recent entrants to the marketplace. The Company's competitors vary in size and in the scope and breadth of the products and services offered. Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition and a larger installed base of customers than the Company. As a result, such competitors may be able to respond to new or emerging technologies and changes in customer requirements more expediently than the Company, or to devote greater resources to the development, promotion and sale of products than can the Company. Current and potential competitors have established and may in the future establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's current or prospective customers. In addition, as the ECTI market develops, a number of companies with significantly greater resources than the Company could attempt to increase their presence in the ECTI market by acquiring or forming strategic alliances with competitors of the Company. Accordingly, it is likely that new competitors or alliances among competitors will emerge and may rapidly acquire significant market share, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, because there are relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies if the ECTI market continues to develop and expand. Increased competition is likely to result in price reductions, reduced margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. In order to be successful in the future, the Company must respond promptly and effectively to the challenges of technological change, changing customer requirements and competitors' innovations. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

PRODUCT CONCENTRATION

  Substantially all of the Company's revenues to date have been attributable to the license of the Company's platform and related applications software and services and, in particular, revenues from the license of the Company's platform products accounted for 49% of total revenues for the nine months ended March 31, 1997. The Company's platform and related applications software and services are currently expected to account for substantially all of the Company's revenues for the foreseeable future.

Consequently, a decline in demand for, or failure to achieve broad market acceptance of, the Company's platform and related applications software products, as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's application products can only be used in conjunction with the Company's platform products. As a result, a decline in demand for the Company's platform products would materially adversely affect sales of the Company's application products. Furthermore, if customers experience problems with the Company's platform products, it would adversely affect their ability to utilize the Company's application products. The Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of its platform and related applications software products. There can be no assurance that the Company will continue to be successful in marketing its platform products, related applications software or any new or enhanced products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Products".

MANAGEMENT OF GROWTH

  The Company has recently experienced a period of significant expansion of its operations, including substantial growth in its number of employees, that has placed a strain upon its management, information systems and operations. As of March 31, 1997, the Company had a total of 309 employees, as compared to 159 on June 30, 1996. The failure of the Company to manage its internal expansion effectively could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to significantly improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee workforce. Six of the Company's nine executive officers joined the Company within the past year, including its Chief Financial Officer, Vice President of Sales, Vice President of Channels, Vice President of Business Development, Vice President of Product Development and Vice President of Network Services. In addition, the Company is currently attempting to recruit a Vice President of Marketing. The Company's ability to compete effectively and to successfully implement its strategies will depend in part upon its ability to integrate these and future new managers into its operations. Competition for such personnel is intense, and the failure to attract, train and retain such personnel in the future on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future operating results will also depend on its ability to expand its sales and marketing organizations, further develop its channels to penetrate different and broader markets and expand its support organization to accommodate the rapid growth in its installed base. There can be no assurance that the Company will be able to do so successfully. The Company's failure to do so could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales, Marketing and Support".

DEPENDENCE ON THIRD-PARTY RESELLERS

  An integral part of the Company's strategy is to develop multiple distribution channels, to increase the proportion of its revenue obtained from third-party resellers and to enhance the Company's installation and deployment capabilities. The Company intends to continue to expend significant resources to develop third-party reseller channels, such as value-added resellers ("VARs"), original equipment manufacturers ("OEMs"), systems integrators and independent software vendors ("ISVs"). Many of these third-party resellers do not have minimum purchase or resale requirements and can cease marketing the Company's products at any time. Certain of these third-party resellers also offer competing products that they produce or that are produced by third parties. There can be no assurance that the Company's existing third-party resellers will continue to provide the level of services and technical support required by the Company's customers or that they will not emphasize their own or third-party products to the detriment of the Company's products. The loss of a significant number of the Company's third-party resellers, the failure of such parties to sell the Company's products, or the inability of the Company to attract and retain new third-party resellers with the technical, industry and application expertise required to market and deploy the Company's products successfully in the future could have a material adverse effect on the Company's business, financial condition and results of operations. To the extent that the Company is successful in increasing its sales through third-party resellers, those sales may be at more discounted rates, and revenue to the Company for each such sale may be less than if the Company had licensed the same products to the customer directly. See "Business--Sales, Marketing and Support".

  The Company is also seeking to establish strategic relationships with telecommunications switch vendors. Certain of these vendors' products offer certain of the functionality provided by the Company's products. In addition, certain of these vendors offer competing products that are produced by third parties. The Company has entered into reseller agreements with certain of the telecommunications switch vendors, including those that compete with the Company. Such switch vendors often attempt to sell their products or third party products, rather than the Company's products, to prospective customers. Many of these switch vendors do not have minimum purchase or resale requirements and can cease marketing the Company's products at any time. There can be no assurance that the telecommunications switch vendors that currently resell the Company's products or partner with the Company will continue to do so in the future. There can also be no assurance that the Company will be able to develop relationships with other switch vendors in the future. The loss of a significant number of the switch vendors or failure of such parties to sell the Company's products or the inability of the Company to attract and retain new switch vendor resellers in the future could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales, Marketing and Support" and "--Competition".

  A key element of the Company's strategy is to incorporate its products into local and long distance network carriers' product offerings. In the near term, the Company is focused on enabling Network Service Providers ("NSPs") to offer ECTI services to their corporate customers. There can be no assurance that the Company will be able to establish relationships with NSPs, that NSPs will successfully incorporate the Company's products into their product offerings, or that corporate or other customers will be interested in purchasing the Company's products through the NSPs. Failure of the Company to develop this channel for any of the foregoing or other reasons could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales, Marketing and Support".

GEOTEL LITIGATION

  On December 17, 1996, GeoTel Communications Corporation ("GeoTel") filed a lawsuit in the United States District Court for the District of Massachusetts naming the Company as defendant, and alleging infringement of a patent issued to GeoTel entitled "Communications System Using a Central Controller to Control at Least One Network and Agent System", U.S. Patent No. 5,546,452 (the "GeoTel Patent"). In the complaint, GeoTel requested injunctive relief, an accounting for damages and an assessment of interest and costs, and other relief as the court deems just and proper. On February 10, 1997, the Company filed an answer in response to the complaint filed by GeoTel, asserting that the GeoTel patent is invalid, denying the alleged patent infringement and seeking dismissal of the complaint with prejudice. On April 24, 1997, the Company received correspondence from GeoTel's counsel indicating that GeoTel intends to request a reexamination of the GeoTel Patent with the Patent and Trademark Office. The Company intends to move for a stay of the federal court litigation pending the outcome of such a reexamination proceeding. If the reexamination proceeding is ordered by the Patent Office, and the stay is granted by the federal district court, it is expected that the Patent Office activity will delay the litigation for at least one year. The Company believes that it has meritorious defenses to the asserted claims and intends to defend the litigation vigorously. GeoTel alleges that the Genesys Call

Router, Genesys Call Center Manager and Genesys Call Concentrator products, and the T-Server product, as a necessary element of all Genesys products, infringe the GeoTel Patent. After consultation with the patent law firm of Blakely Sokoloff Taylor & Zafman, the Company does not believe any of the products described under "Business--Products" infringe any valid claims of the GeoTel Patent. In connection with the Company's development of the potential new products described under "Business--Research and Development", the Company has sought the advice of such counsel and believes that such potential products can be developed without infringing the GeoTel Patent; however, there can be no assurance that GeoTel will not assert infringement of the GeoTel Patent with respect to such potential new products. Further, the outcome of litigation is inherently unpredictable, and there can be no assurance that the results of these proceedings will be favorable to the Company or that they will not have a material adverse effect on the Company's business, financial condition or results of operations. Regardless of the ultimate outcome, the GeoTel litigation could result in substantial expense to the Company and significant diversion of effort by the Company's technical and managerial personnel. If the Court determines that the Company infringes GeoTel's patent and that the GeoTel patent is valid and enforceable, it could issue an injunction against the use or sale of certain of the Company's products and it could assess significant damages against the Company. Accordingly, an adverse determination in the proceeding could subject the Company to significant liabilities and require the Company to seek a license from GeoTel. Although patent and other intellectual property disputes in the software area have sometimes been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial, and there can be no assurance that a license from GeoTel, if required, would be available to the Company on acceptable terms or at all. Accordingly, an adverse determination in the GeoTel litigation could prevent the Company from licensing certain of its software products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

CUSTOMER CONCENTRATION

  A relatively small number of customers have accounted for a significant percentage of the Company's revenues. In fiscal 1994, one customer accounted for 26.5% of total revenues; in fiscal 1995, three other customers accounted for 11.1%, 11.2% and 12.8% of total revenues, respectively; and in fiscal 1996, one of these customers and two other customers accounted for approximately 10.2%, 10.0% and 10.8% of total revenues, respectively. One customer accounted for 16.3% of total revenues in the nine months ended March 31, 1997 (and 27.8% for the quarter ended March 31, 1997). For the quarter ended March 31, 1997, three customers accounted for 46.6% of total revenues. The Company expects that it will continue to be dependent upon a limited number of customers for a significant portion of its revenues in future periods, and such customers are expected to vary from period-to-period. In general, the Company's customers are not contractually obligated to license or purchase additional products or services from the Company, and these customers generally have acquired fully-paid licenses to the installed product. As a result, the failure by the Company to successfully sell its products to one or more targeted customers in any particular period, or the deferral or cancellation of orders by one or more customers, could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any customer will continue to purchase the Company's products. The loss of a major customer or any reduction in orders by such customer, including reductions due to market or competitive conditions, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's operating results may in the future be subject to substantial period-to-period fluctuations as a consequence of such customer concentration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Sales, Marketing and Support".

DEPENDENCE ON EMERGING ECTI MARKET

  The market for ECTI software is an emerging market that is extremely competitive, currently evolving and subject to rapid technological change. The Company's future financial performance will depend in large part on continued growth in the number of organizations adopting ECTI solutions. The market for the Company's products is relatively new and undeveloped, and recent customers and prospective customers have little experience with deploying, maintaining or managing ECTI solutions. If the demand for ECTI software fails to develop, or develops more slowly than the Company currently anticipates, it could have a material adverse effect on the demand for the Company's products and on its business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS

  For the fiscal years ended June 30 1994, 1995 and 1996, and the nine months ended March 31, 1997, the Company derived 40.6%, 30.9%, 36.2% and 36.0% of its total revenues, respectively, from sales outside the United States. The Company anticipates that a significant portion of its revenues for the foreseeable future will be derived from sources outside the United States. The Company intends to continue to expand its sales and support operations outside the United States and to enter additional international markets. This will require significant management attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. To successfully expand international sales, the Company must establish additional foreign operations, hire additional personnel, establish a foreign direct sales force and recruit additional international resellers. To the extent that the Company is unable to do so in a timely manner, the Company's growth in international sales, if any, will be limited, and the Company's business, financial condition and results of operations could be materially adversely affected. The Company's ability to expand its ECTI platform and applications software internationally is limited to those countries where there is regulatory approval of the third-party telephony hardware supported by the Company's products. The Company expects to commit additional development resources to customizing its products for selected international markets and to developing international sales and support channels. There can be no assurance that the Company will be successful in expanding its operations outside the United States, entering additional international markets or expanding its international sales. See "Business-- Customers" and "--Sales, Marketing and Support".

  International operations are generally subject to a number of risks, including costs of customizing products for foreign countries, protectionist laws and business practices that support local competition to the Company's detriment, dependence on local resellers, multiple, conflicting and changing government regulations regarding communications, use of data and control of Internet access, longer sales and payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws, the impact of possible recessionary environments in economies outside the United States and political and economic instability. The Company's international sales are currently denominated in both U.S. dollars and foreign currencies. The Company believes that an increasing portion of the Company's revenues, cost of revenues and operating expenses will be denominated in foreign currencies. Although it is impossible to predict future exchange rate movements between the U.S. dollar and other currencies, it can be anticipated that to the extent the U.S. dollar strengthens or weakens against other currencies, a substantial portion of the Company's revenues and operating expenses will be proportionally lower or higher than would be the case in a more stable foreign currency environment. Although the Company may from time to time undertake foreign exchange hedging transactions to cover a portion of its foreign currency transaction exposure, the Company does not currently attempt to cover potential foreign currency exposure. In the event the Company increases its international sales, its total revenue may also fluctuate to a greater extent due to the seasonality of European sales during the summer months. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business--Sales, Marketing and Support".

DEPENDENCE ON KEY PERSONNEL

  The Company's future performance will depend significantly upon the continued contributions of its executive officers and of its technical, sales, marketing, customer service and finance personnel. The Company does not have an employment agreement with any of its employees or maintain key person life insurance with respect to any employee. The loss of any of the Company's executive officers, in particular, Gregory Shenkman, President and Chief Executive Officer, Alec Miloslavsky, Vice Chairman of the Board and Chief Technical Officer or Michael J. McCloskey, Vice President of Finance and International and Chief Financial Officer, or other key personnel could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's future performance also depends on its continuing ability to attract, train and retain highly qualified technical, sales, marketing, customer service and finance personnel. The Company continues to require additional personnel due to its recent growth and occasional delays in filling key positions have placed additional burdens on existing personnel. See "Business--Employees" and "Management".

GOVERNMENT REGULATION OF IMMIGRATION

  As of April 30, 1997, over 25% of the Company's employees, including approximately 65% of the Company's technical staff, are non-U.S. citizens or non-permanent residents. Accordingly, the Company must comply with the immigration laws of the United States. Most of the Company's foreign employees are working in the United States under H-1 temporary work visas ("H-1 Visas"). An H-1 Visa allows the holder to work in the United States for three years and, thereafter, to apply for a three-year extension. Upon the expiration of such period, unless the holder thereof has become a Lawful Permanent U.S. Resident or has obtained some other legal status permitting continued employment, that holder must spend at least one year abroad before reapplying for an H-1 Visa. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the level of immigration into the United States. The inability of the Company to utilize the continued services of such employees would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON ABILITY TO INTEGRATE WITH THIRD-PARTY TECHNOLOGY

  A key element of the Company's strategy is to establish the Genesys framework as a market standard platform for the development of ECTI applications and solutions. The Company's products currently integrate with most major telephone systems and interoperate across most major computing platforms, operating systems and databases. In the event that the Company's platform is no longer able to readily integrate with major telephone systems and computing platforms, operating systems or databases, (for instance, as a result of technology enhancements or upgrades of such systems) the Company could be required to redesign its platform product to ensure compatibility with such systems. There can be no assurance that the Company would be able to redesign its products or that any redesign would achieve market acceptance. The inability of the Company's platform product to integrate with third-party technology would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Architecture" and "--Products".

PRODUCT LIABILITY

  The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions, and that liability limitations may be negotiated in certain contractual agreements on a less favorable basis. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company and the incorporation of products from other companies may entail the risk of such claims. The Company does not currently have insurance against product liability risks, and, if the Company were to elect to obtain such insurance, there can be no assurance that such insurance will be available to the Company on commercially reasonable terms or at all. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--Architecture" and "--Products".

PROTECTION OF INTELLECTUAL PROPERTY

  The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other contractual provisions to protect its proprietary rights. The Company presently holds no patents, and as of March 31, 1997, had filed seventeen United States patent applications and two corresponding foreign patent applications. There can be no assurance that any of the Company's patent applications will be approved, that the Company will develop additional proprietary products or technologies that are patentable, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the Company's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants and other third-party providers who serve the Company in a technical capacity or who have access to confidential information of the Company. In addition, the Company limits access to and distribution of its software, documentation and other proprietary information. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy may become a problem. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries in which the Company currently sells products and countries the Company may target to expand its sales efforts. Accordingly, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology.

  There has also been a substantial amount of litigation in the software industry regarding intellectual property rights. The Company has from time to time received claims that it is infringing third parties' intellectual property rights, and there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, trademarks or other proprietary rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "GeoTel Litigation".

CONCENTRATION OF STOCK OWNERSHIP

  Upon completion of this offering, the present directors, executive officers and principal shareholders of the Company and their affiliates will beneficially own approximately 65.0% of the outstanding Common Stock. Upon the anticipated elimination of cumulative voting rights currently held by the Company's shareholders, the foregoing shareholders will be able to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Under the California Corporations Code, the Company's shareholders are currently entitled to cumulate their votes for the election of directors so long as at least one shareholder has given notice at the shareholder meeting prior to the voting of that shareholder's desire to cumulate his or her votes. The Bylaws, in accordance with the California Corporations Code, however, provide that cumulative voting will no longer be permitted at such time as (i) the Company's shares of Common Stock are listed on the Nasdaq National Market and the Company has at least 800 holders of its equity securities as of the record date of the Company's most recent annual meeting of shareholders or (ii) the Company's shares of Common Stock are listed on the New York Stock Exchange or the American Stock Exchange. The Company expects to have its shares listed on the Nasdaq National Market and to have at least 800 holders of its equity securities by the record date for its next annual meeting of shareholders. This provision of the Bylaws, along with certain other provisions of the Bylaws pertaining to the elimination of shareholder action by written consent and the requirement that shareholders may only call a special meeting of shareholders upon a request of shareholders owning at least 50% of the Company's Common Stock, could delay or make more difficult a proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock. See "Principal and Selling Shareholders" and "Description of Capital Stock--Anti-takeover Effects of Provisions of the Bylaws".

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active public market will develop or will be sustained after this offering or that investors will be able to sell the Common Stock should they desire to do so. The initial public offering price will be determined by negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters based upon several factors. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, as well as other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market price of many technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock that may be sold in the public market is limited by restrictions under Rule 144 and Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. However, such Representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. As a result of these restrictions, based on shares outstanding and options granted as of March 31, 1997, the following shares of Common Stock will be eligible for future sale. On the date of this Prospectus, no shares other than the 2,400,000 shares offered hereby will be eligible for sale. Upon the expiration of the lock-up period 180 days after the date of this Prospectus, an additional 15,078,505 shares will become available for sale. Furthermore, the Company intends to register on a registration statement on Form S-8, approximately 30 days after the effective date of this offering, a total of approximately
10,027,207 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1997 Stock Incentive Plan, and a total of 500,000 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan. Upon expiration of the lock-up agreements referred to above, holders of approximately 4,127,241 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale".

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE BYLAWS

  Immediately after the closing of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Bylaws pertaining to the future elimination of cumulative voting and shareholder action by written consent, and the requirement that shareholders may call a special meeting of shareholders only upon a request of shareholders owning at least 50% of the Company's Common Stock, could delay or make more difficult a proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock--Preferred Stock" and "--Anti-takeover Effects of Provisions of the Bylaws".

DILUTION

  The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors participating in this offering will incur immediate, substantial dilution. To the extent outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution".

UNCERTAINTY AS TO USE OF PROCEEDS

  The primary purposes of this offering are to create a public market for the Common Stock, to facilitate future access to public markets and to obtain additional equity capital. The Company expects to use the net proceeds for general corporate purposes, including working capital. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. However, the Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transaction. Accordingly, the Company's management will retain broad discretion as to the allocation of a substantial portion of the net proceeds from this offering. See "Use of Proceeds".

                                  THE COMPANY

  Genesys is a leading provider of enterprise-wide platform and applications software that enables organizations to integrate critical business information and computing resources with telephony and other telecommunications media. The Company's products allow an organization to optimally manage its customer interactions and employee communications to increase productivity, lower costs and achieve greater customer satisfaction and loyalty. In addition, the Company's products enable organizations to develop and offer new or enhanced revenue-generating products and services. Genesys believes that it is the first company to offer a suite of open, scaleable, enterprise-wide platform and applications software solutions to address the evolving needs of organizations for intelligent communications, a new market paradigm known as Enterprise Computer Telephony Integration ("ECTI").

  Genesys Telecommunications Laboratories, Inc. was incorporated in California in October 1990. As used in this Prospectus, unless the context otherwise indicates, references to "Genesys" or the "Company" refer to Genesys Telecommunications Laboratories, Inc. and its subsidiaries. The Company's principal executive offices are at 1155 Market Street, San Francisco, California 94103 and its telephone number is (415) 437-1100.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be $26.8 million ($31.8 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and estimated offering expenses. The primary purposes of this offering are to create a public market for the Common Stock, to facilitate future access to public markets and to obtain additional equity capital. The Company expects to use the net proceeds for general corporate purposes, including working capital. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. Although the Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transaction, the Company may from time-to-time evaluate such opportunities. Pending such uses, the net proceeds of this offering will be invested in investment grade, interest-bearing securities. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

                                DIVIDEND POLICY

  The Company has not paid any cash dividends on its capital stock since its inception and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Pursuant to the Company's bank line of credit agreement, the Company may not pay cash dividends on its capital stock without the bank's prior approval. See Note 7 to Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company's Common Stock as of March 31, 1997 was $18,671,000, or approximately $1.08 per share. Pro forma net tangible book value per share represents the amount of the Company's shareholders' equity, less intangible assets, divided by 17,228,150 shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into 3,652,241 shares of Common Stock and the exercise of an outstanding warrant to purchase 420,282 shares of Common Stock at a price of $5.9483 per share prior to completion of this offering and excluding 494,629 shares of Common Stock underlying warrants to purchase Series C Preferred Stock, which were issued on February 26, 1997.

  Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale by the Company of 2,000,000 shares of Common Stock in this offering at an assumed initial public offering price of $15.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $45,471,000 or $2.36 per share. This represents an immediate increase in net tangible book value of $1.28 per share to existing shareholders and an immediate dilution in net tangible book value of $12.64 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

   Assumed initial public offering price per share................       $15.00
     Pro forma net tangible book value per share as of March 31,
      1997........................................................ $1.08
     Increase in pro forma net tangible book value per share
      attributable to new investors...............................  1.28
                                                                   -----
   Pro forma net tangible book value per share after this
    offering......................................................         2.36
                                                                         ------
   Dilution per share to new investors............................       $12.64
                                                                         ======

  The following table sets forth as of March 31, 1997, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon completion of this offering, the exercise of a warrant to purchase 420,282 shares of Common Stock at a price of $5.9483 per share prior to completion of this offering and excluding all other issuances subsequent to March 31, 1997, of Common Stock and securities convertible, exchangeable or exercisable for Common Stock, the difference between the existing shareholders and the purchasers of shares in this offering (at an assumed initial public offering price of $15.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                                                                         AVERAGE
                                   SHARES PURCHASED  TOTAL CONSIDERATION  PRICE
                                  ------------------ -------------------   PER
                                    NUMBER   PERCENT   AMOUNT    PERCENT  SHARE
                                  ---------- ------- ----------- ------- -------
   Existing shareholders......... 17,228,150    90%  $24,146,000    45%  $ 1.40
   New shareholders..............  2,000,000    10    30,000,000    55    15.00
                                  ----------   ---   -----------   ---   ------
       Totals.................... 19,228,150   100%  $54,146,000   100%  $ 2.82
                                  ==========   ===   ===========   ===   ======

  As of March 31, 1997, there were options outstanding to purchase a total of 6,335,811 shares of Common Stock at a weighted average exercise price of $2.44 per share under the Company's 1995 Stock Option Plan. To the extent outstanding options are exercised, there will be further dilution to new investors. If all outstanding options are exercised, the pro forma net tangible book value per share immediately after completion of the offering would be $2.38. This represents an immediate dilution in net tangible book value of $12.62 per share to purchasers of Common Stock in the offering. See "Management--Stock Plans" and Note 10 of Notes to Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1997, (i) on an actual basis, (ii) on a pro forma basis after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering, the filing of Amended and Restated Articles of Incorporation upon the closing of this offering and the assumed exercise of warrants to purchase 420,282 shares of Common Stock on a cash basis for an aggregate of $2.5 million prior to the closing of this offering, and (iii) on an as adjusted basis to reflect the receipt of the estimated net proceeds from the sale by the Company of 2,000,000 shares of Common Stock pursuant to this offering at an assumed initial public offering price of $15.00 per share:

                                                          MARCH 31, 1997
                                                     --------------------------
                                                                         PRO
                                                                PRO    FORMA AS
                                                     ACTUAL    FORMA   ADJUSTED
                                                     -------  -------  --------
                                                          (IN THOUSANDS)
Long-term debt, less current portion(1)............. $   147  $   147  $   147
Shareholders' equity:
  Preferred Stock, 4,146,870 shares authorized,
   3,652,241 shares outstanding at actual; 5,000,000
   shares authorized pro forma and as adjusted; no
   shares outstanding pro forma and as adjusted.....  18,096       --       --
  Common Stock, 120,000,000 shares authorized;
   13,155,627 shares outstanding at actual,
   17,228,150 shares outstanding pro forma and
   19,228,150 shares outstanding as adjusted(2).....   3,550   24,146   50,946
  Notes receivable..................................    (435)    (435)    (435)
  Cumulative Translation Adjustment.................      12       12       12
  Accumulated deficit...............................  (2,984)  (2,984)  (2,984)
                                                     -------  -------  -------
    Total shareholders' equity......................  18,239   20,739   47,539
                                                     -------  -------  -------
    Total capitalization............................ $18,386  $20,886  $47,686
                                                     =======  =======  =======

--------
(1) See Notes 5 and 8 of Notes to Consolidated Financial Statements.
(2) Excludes 494,629 shares of Common Stock underlying warrants to purchase Series C Preferred Stock. Also excludes 6,335,811 shares of Common Stock issuable upon exercise of stock options, at a weighted average exercise price of $2.44, which were outstanding as of March 31 1997, and 1,291,396 shares of Common Stock reserved for grant of future options or direct issuances under the Company's 1995 Stock Option Plan. In addition, the Company has adopted (i) the 1997 Stock Incentive Plan to replace the 1995 Stock Option Plan, with an increase in the number of shares available for issuance thereunder of 2,400,000 shares and (ii) the Employee Stock Purchase Plan and reserved 500,000 shares of Common Stock for issuance thereunder. See "Management--Stock Plans" and Note 13 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended June 30, 1994, 1995 and 1996 and the nine month period ended March 31, 1997, and the consolidated balance sheet data at June 30, 1995 and 1996 and March 31, 1997, are derived from, and are qualified by reference to, the consolidated financial statements included elsewhere in this Prospectus that have been audited by and reported on by Arthur Andersen, LLP, independent public accountants, and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated balance sheet data at June 30, 1994, is derived from audited consolidated financial statements not included herein. The consolidated statement of operations data for the year ended June 30, 1993 and the nine month period ended March 31, 1996, and the consolidated balance sheet data at June 30, 1993, are derived from unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The operating results of the Company for the nine month period ended March 31, 1997 are not necessarily indicative of results to be expected for any future period.

                                                             NINE MONTHS ENDED
                                 YEAR ENDED JUNE 30,             MARCH 31,
                             ------------------------------  ------------------
                             1993    1994    1995    1996      1996      1997
                             -----  ------  ------  -------  --------  --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues:
 License...................  $  --  $  460  $3,077  $ 7,369  $  4,429  $ 19,445
 Service...................    956   1,272   1,403    1,950     1,187     2,546
                             -----  ------  ------  -------  --------  --------
 Total revenues............    956   1,732   4,480    9,319     5,616    21,991
Cost of revenues:
 License...................     --      23     123      308       183       926
 Service...................    352     595   1,190    2,568     1,487     2,574
                             -----  ------  ------  -------  --------  --------
 Total cost of revenues....    352     618   1,313    2,876     1,670     3,500
                             -----  ------  ------  -------  --------  --------
Gross margin...............    604   1,114   3,167    6,443     3,946    18,491
Operating expenses:
 Research and development..    357     578     959    3,673     2,475     5,995
 Sales and marketing.......     --     162     705    3,030     1,731     9,303
 General and
  administrative...........    503     534   1,343    2,979     2,296     2,538
                             -----  ------  ------  -------  --------  --------
 Total operating expenses..    860   1,274   3,007    9,682     6,502    17,836
                             -----  ------  ------  -------  --------  --------
Income (loss) from
 operations................   (256)   (160)    160   (3,239)   (2,556)      655
Interest and other income
 (expense), net............     (8)     23      (6)     (88)      (88)      168
                             -----  ------  ------  -------  --------  --------
Income before provision for
 income taxes..............   (264)   (137)    154   (3,327)   (2,644)      823
Provision for income taxes.     --      --      --       --        --       230
                             -----  ------  ------  -------  --------  --------
Net income (loss)..........  $(264) $ (137) $  154  $(3,327) $ (2,644) $    593
                             =====  ======  ======  =======  ========  ========
Pro forma net income (loss)
 per share(1)..............                         $ (0.18) $  (0.15) $   0.03
                                                    =======  ========  ========
Pro forma weighted average
 common shares and
 equivalents(1)............                          18,644    18,079    22,540
                                                    =======  ========  ========

                                                JUNE 30,
                                       ----------------------------- MARCH 31,
                                       1993   1994    1995    1996     1997
                                       -----  -----  ------  ------- ---------
CONSOLIDATED BALANCE SHEET DATA (IN
 THOUSANDS):
Cash and cash equivalents............. $  37  $ 253  $  203  $ 5,926  $ 9,574
Working capital (deficiency)..........  (131)  (476)   (515)   4,609   10,432
Total assets..........................   151    689   2,256   11,961   31,015
Long-term obligations.................     2     --      57      404      147
Shareholders' equity (deficit)........  (265)  (404)   (245)   5,460   18,239

--------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the method of calculation.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. See "Special Note Regarding Forward-Looking Statements".

OVERVIEW

  The Company was incorporated in October 1990, and prior to shipping its first product, the Company generated revenues primarily from one-time consulting projects. In fiscal 1991, the Company began shipping its platform software product. From 1991 to 1994, the Company transitioned from a consulting services company to a product company. During this transition, the Company expanded the scope of its platform products and added several applications to its product offerings.

  Most of the Company's revenues to date have been derived from one-time license fees from customers who have received a perpetual license to the Company's products. License fees are generally based on the specific products licensed and are determined on either a per site or per user basis. The Company's license revenues have increased as a percentage of total revenues, representing 26.6%, 68.7% and 79.1% of total revenues in fiscal 1994, 1995 and 1996, respectively, and 78.9% and 88.4% of total revenues in the nine months ended March 31, 1996 and 1997, respectively. The Company currently expects that license revenues will continue to account for a substantial majority of the Company's revenues for the remainder of fiscal 1997 and for the foreseeable future. The remainder of revenues are expected to be primarily attributable to maintenance and other revenues, including consulting and training revenues. As a result, factors adversely affecting the pricing of or demand for the Company's licensed software products would have a material adverse effect on the Company's business, financial condition and results of operations.

  Substantially all of the Company's revenues to date have been attributable to the license of the Company's platform and related applications software and services and, in particular, revenues from the license of the Company's platform products accounted for 49% of total revenues for the nine months ended March 31, 1997. The Company's platform and related applications and services are currently expected to account for substantially all of the Company's revenues for the foreseeable future. Consequently, a decline in demand for, or failure to achieve broad market acceptance of, the Company's platform and related applications software products, as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's application products can only be used in conjunction with the Company's platform products. As a result, a decline in demand for the Company's platform products would adversely affect sales of the Company's application products. Furthermore, if customers experience problems with the Company's platform products, it may limit the customers' ability to utilize the Company's application products. The Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of its platform and related applications software products. There can be no assurance that the Company will continue to be successful in marketing its platform products, related applications software or any new or enhanced products.

  License revenues are recognized upon execution of a license agreement by the parties and shipment of the product if no significant obligations remain and collection of the resulting receivable is probable. Fees for consulting and training services are generally charged separately from the Company's software products and are recognized as the services are performed. Maintenance revenues primarily consist of fees for ongoing support and product updates, are generally determined as a percentage of list price, and are recognized ratably over the term of the maintenance contracts, which to date have typically ranged from 12 to 24 months. For all periods presented, the Company has recognized revenues in accordance with Statement of Position 91-1, "Software Revenue Recognition". See Note 2 of Notes to Consolidated Financial Statements.

  A relatively small number of customers have accounted for a significant percentage of the Company's revenues in each fiscal year. In fiscal 1994, one customer accounted for 26.5% of total revenues; in fiscal 1995, three other customers accounted for 11.1%, 11.2% and 12.8% of total revenues, respectively; and in fiscal 1996, one of these customers and two other customers accounted for approximately 10.2%, 10.0% and 10.8% of total revenues, respectively. One customer accounted for 16.3% of total revenues in the nine months ended March 31, 1997. The Company expects that licenses of its products to a limited number of customers will continue to account for a large percentage of revenues for the foreseeable future. The decision to license the Company's software products is typically an enterprise-wide decision by prospective customers and generally requires the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, the implementation of the Company's products involves a significant commitment of resources by prospective customers and typically involves substantial integration efforts, which may be performed by the Company, the customer or third-party vendors. The cost of the Company's product is typically only a small portion of the related hardware, software, development, training and integration costs of implementing an ECTI solution. For these and other reasons, the sales and implementation cycles associated with the license of the Company's products is often lengthy and is subject to a number of significant delays over which the Company has little or no control. Given these factors and the expected customer concentration, the loss of a major customer or any reduction or delay in sales to or implementations by such customers could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company markets its products in North America primarily through its direct sales force and internationally through VARs and, to a lesser extent, through its direct sales force. International revenues accounted for 40.6%, 30.9%, and 36.2% of total revenues in fiscal 1994, 1995 and 1996, respectively, and 48.6% and 36.0% in the nine months ended March 31, 1996 and 1997, respectively. The Company is increasing its international sales force, primarily in Europe and the Asia Pacific region, and is seeking to establish distribution relationships with appropriate strategic partners. As a result, failure to increase international sales could have a material adverse effect on the Company's business, operating results and financial condition. The Company expects international revenues to account for an increasing portion of total revenues in the future.

  The Company's revenues have increased in each of the last seven quarters, and, although the Company has been profitable in the quarters ended December 31, 1996 and March 31, 1997, the Company's limited operating history makes the prediction of future operating results unreliable. In addition, given its limited operating history and recent rapid growth, historical growth rates cannot be relied upon as indicative of future growth, if any. Prior growth rates in the Company's revenues should not be considered indicative of future revenue growth rates or operating results. Future operating results will depend upon many factors, including the demand for and market acceptance of the Company's products, the level of product and price competition, the ability of the Company to develop, market and deploy new, high-quality products and control costs, the ability of the Company to expand its direct sales force and indirect distribution channels, the Company's success in attracting and retaining key personnel, the uncertainty, recent emergence and acceptance of the ECTI market and technological changes in the ECTI market. There can be no assurance that any of the Company's business or strategies will be successful or that the Company will be able to achieve or sustain profitability on a quarterly or annual basis.

RESULTS OF OPERATIONS

  The following table sets forth statement of operations data of the Company expressed as a percentage of total revenues for the years and periods indicated.

                                                                NINE MONTHS
                                         YEAR ENDED JUNE           ENDED
                                               30,               MARCH 31,
                                        ---------------------   -------------
                                        1994    1995    1996    1996    1997
                                        -----   -----   -----   -----   -----
Revenues:
 License...............................  26.6 %  68.7 %  79.1 %  78.9 %  88.4 %
 Service...............................  73.4    31.3    20.9    21.1    11.6
                                        -----   -----   -----   -----   -----
  Total revenues....................... 100.0   100.0   100.0   100.0   100.0
Cost of revenues:
 License...............................   1.3     2.7     3.3     3.3     4.2
 Service...............................  34.4    26.6    27.6    26.5    11.7
                                        -----   -----   -----   -----   -----
  Total cost of revenues...............  35.7    29.3    30.9    29.8    15.9
                                        -----   -----   -----   -----   -----
Gross margin...........................  64.3    70.7    69.1    70.2    84.1
Operating expenses:
 Research and development..............  33.4    21.4    39.4    44.1    27.3
 Sales and marketing...................   9.4    15.7    32.5    30.8    42.3
 General and administrative............  30.8    30.0    32.0    40.9    11.5
                                        -----   -----   -----   -----   -----
  Total operating expenses.............  73.6    67.1   103.9   115.8    81.1
                                        -----   -----   -----   -----   -----
Income (loss) from operations..........  (9.3)    3.6   (34.8)  (45.5)    3.0
Interest and other income (expense),
 net...................................   1.3    (0.1)   (0.9)   (1.5)    0.8
                                        -----   -----   -----   -----   -----
Income (loss) before provision for
 income taxes..........................  (8.0)    3.5   (35.7)  (47.0)    3.8
Provision for income taxes.............   --      --      --      --     (1.0)
                                        -----   -----   -----   -----   -----
Net income (loss)......................  (8.0)%   3.5 % (35.7)% (47.0)%   2.8 %
                                        =====   =====   =====   =====   =====

 REVENUES

  LICENSE. License revenues were $460,000, $3.1 million and $7.4 million in fiscal 1994, 1995 and 1996, respectively, representing increases of 569% from fiscal 1994 to fiscal 1995, and 140% from fiscal 1995 to fiscal 1996. License revenues were $4.4 million and $19.4 million in the nine months ended March 31, 1996 and 1997, respectively, an increase of 315%. These increases were due to the market's growing acceptance of the Company's products and underlying technology, an expansion of the Company's product offerings, and a significant increase in the Company's sales, marketing and customer service organizations. License fees as a percentage of total annual revenues have increased consistently since fiscal 1994 as the Company has expanded its software product suite and has engaged in fewer consulting service engagements, which were a more significant part of its business from inception through fiscal 1994. The Company does not believe that the historical growth rates of license revenues will be sustainable or are indicative of future results.

  SERVICE. Service revenues primarily comprise fees from consulting, post-contract support and, to a lesser extent, training services. Service revenues were $1.3 million, $1.4 million and $2.0 million, in fiscal 1994, 1995 and 1996, respectively, representing increases of 10% from fiscal 1994 to fiscal 1995 and 39% from fiscal 1995 to fiscal 1996. Service revenues were $1.2 million and $2.5 million in the nine months ended March 31, 1996 and 1997, respectively, an increase of 115%. The Company's software license agreements often provide for maintenance and for consulting and training. Accordingly, increases in licensing activity have resulted in increases in revenues from services related to maintenance, consulting and training.

  Service revenues have decreased as a percentage of total revenues from fiscal 1994 through the nine months ended March 31, 1997, due principally to a significant increase in licensing of the Company's products. If the Company is successful in implementing its strategy of encouraging third party organizations such as systems integrators to undertake a greater percentage of implementation of the Company's products, service revenues may decrease as a percentage of total revenues, while maintenance as a percentage of total revenues is expected to increase. The Company does not believe that the historical growth rates of service revenues will be sustainable or are indicative of future results.

 COST OF REVENUES

  LICENSE. Cost of license revenues includes the costs of product media, product duplication and manuals, as well as allocated labor and overhead costs associated with the preparation and shipment of products. Cost of license revenues were $23,000, $123,000 and $308,000 in fiscal 1994, 1995 and 1996, respectively. Cost of license revenues were $183,000 and $926,000 in the nine months ended March 31, 1996 and 1997, respectively. These increases in absolute dollar amounts relate primarily to increases in the volume of products shipped by the Company, and the resulting increases in documentation material costs and personnel necessary to assemble and ship the products.

  SERVICE. Cost of service revenues primarily comprise employee-related costs incurred in providing consulting, post-contract support and training services. Cost of service revenues were $595,000, $1.2 million and $2.6 million in fiscal 1994, 1995 and 1996, respectively. Cost of service revenues were $1.5 million and $2.6 million in the nine months ended March 31, 1996 and 1997, respectively. These increases in absolute dollars were due primarily to increases in consulting, support and training personnel, and increases in overhead costs associated with travel, computer equipment and facilities. The Company increased the number of consulting, maintenance, training and shipping personnel significantly during fiscal 1996 from 7 employees to 33 employees in anticipation of higher sales activity, and, as a result, in fiscal 1996 the Company incurred a negative gross margin from service revenues. For the nine months ended March 31, 1997, the Company further increased the number of such personnel to 50 employees and continued to incur a negative gross margin from service revenues. The cost of service revenues as a percentage of service revenues may vary between periods due to the mix of services provided by the Company and the resources used to provide these services.

 OPERATING EXPENSES

  The Company's operating expenses were $1.3 million, $3.0 million and $9.7 million, or 73.6%, 67.1% and 103.9% of total revenues in fiscal 1994, 1995 and 1996, respectively. For the nine months ended March 31, 1996 and 1997, the Company's operating expenses were $6.5 million and $17.8 million, or 115.8% and 81.1% of total revenues, respectively.

  RESEARCH AND DEVELOPMENT. Research and development expenses were $578,000, $959,000 and $3.7 million, or 33.4%, 21.4% and 39.4% of total revenues in fiscal 1994, 1995 and 1996, respectively. Research and development expenses were $2.5 million and $6.0 million, or 44.1% and 27.3% of total revenues, in the nine months ended March 31, 1996 and 1997, respectively. These expenses increased in absolute dollars primarily as a result of an increase in personnel to support the Company's product development activities. The Company expects that research and development expenditures will continue to increase in absolute dollars.

  Research and development expenses are generally charged to operations as incurred. In accordance with Statement of Financial Accounting Standards No. 86, costs that were eligible for capitalization for these periods were insignificant, and the Company charged all software development costs to research and development expense.

  SALES AND MARKETING. Sales and marketing expenses were $162,000, $705,000 and $3.0 million, representing 9.4%, 15.7% and 32.5% of total revenues in fiscal 1994, 1995 and 1996, respectively. Sales and marketing expenses were $1.7 million and $9.3 million, representing 30.8% and 42.3% of total revenues, in the nine months ended March 31, 1996 and 1997, respectively. These expenses increased in absolute dollars primarily due to the Company's investment in building a direct sales force in North America and, to a lesser extent, in Europe. From July 1, 1995 to March 31, 1997, the Company increased the number of its sales and marketing personnel from 7 to 99 worldwide, and incurred higher commission expenses related to higher sales levels. In addition, the Company incurred increased marketing expenses associated with the Company's expanding product line, including trade shows and promotional expenses. The Company expects to continue to expand its direct sales and marketing efforts and to develop a significant channel sales organization, and therefore, anticipates sales and marketing expenditures will continue to increase significantly in absolute dollars.

  GENERAL AND ADMINISTRATIVE. General and administrative expenses were $534,000, $1.3 million and $3.0 million, or 30.8%, 30.0% and 32.0% of total revenues in fiscal 1994, 1995 and 1996, respectively. These expenses increased in absolute dollars during these periods principally due to the addition of staff and information system investments to support the growth of the Company's business during these periods. In addition, during fiscal 1996 the Company recorded a provision for bad debts totaling approximately $410,000 related to the increased sales activity and related receivables, and incurred higher legal costs associated primarily with general corporate matters, trademark matters and patent filings. The Company expects to continue to increase its allowance for doubtful accounts as its revenue levels and accounts receivable increase. General and administrative expenses were $2.3 million and $2.5 million, representing 40.9% and 11.5% of total revenues, in the nine months ended March 31, 1996 and 1997, respectively. During fiscal 1996, the Company incurred higher consulting expenses related primarily to the engagement of temporary financial personnel, which expenses were reduced in fiscal 1997 upon the hiring of the Company's Chief Financial Officer and other finance personnel. The Company expects to continue to increase its general and administrative staff and to incur other costs necessary to manage a growing organization, and, accordingly, it expects general and administrative expenses to continue to increase in absolute dollars.

 PROVISION FOR INCOME TAXES

  The Company did not incur state or federal income taxes in fiscal 1994, 1995 or 1996 due to operating losses incurred during those periods. The provision for income taxes for the nine months ended March 31, 1997 is based on an estimated effective tax rate of approximately 29% which reflects the estimated realization of deferred tax assets, primarily net operating loss carryforwards and research and development tax credit carryforwards. As of March 31, 1997, the Company had net operating loss carryforwards for federal and state tax reporting purposes of approximately $539,000 and $244,000, respectively, available to offset future taxable income, which expire at various dates through 2011 if not utilized. In addition, the Tax Reform Act of 1986 contains certain provisions that may limit the net operating loss carryforwards available for use in any given period upon the occurrence of certain events, including a significant change in ownership interests. The Company has net deferred tax assets, including its net operating loss carryforwards, totaling approximately $1.1 million as of March 31, 1997 . The Company has recorded a valuation allowance for a majority of its net deferred tax assets as a result of significant uncertainties regarding the realization of most of its assets, including the limited operating history of the Company, a recent history of losses and the variability of operating results. See Note 11 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain consolidated statement of operations data for each of the seven quarters in the period ended March 31, 1997, as well as the percentage of the Company's total revenues represented by each item. This information has been derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of such information when read in conjunction with the Company's annual audited consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                   QUARTER ENDED
                          ---------------------------------------------------------------------
                          SEPT. 30,  DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30,  DEC. 31, MAR. 31,
                            1995       1995      1996      1996      1996       1996     1997
                          ---------  --------  --------  --------  ---------  -------- --------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues:
 License................   $   573    $2,006    $1,849    $2,941    $3,525     $6,708  $ 9,212
 Service................       393       207       587       763       711        860      975
                           -------    ------    ------    ------    ------     ------  -------
 Total revenues.........       966     2,213     2,436     3,704     4,236      7,568   10,187
Cost of revenues:
 License................        53        69        61       125       153        312      461
 Service................       300       519       668     1,081       682        890    1,002
                           -------    ------    ------    ------    ------     ------  -------
 Total cost of revenues.       353       588       729     1,206       835      1,202    1,463
                           -------    ------    ------    ------    ------     ------  -------
Gross margin............       613     1,625     1,707     2,498     3,401      6,366    8,724
Operating expenses:
 Research and
  development...........       710       852       913     1,198     1,571      1,964    2,460
 Sales and marketing....       303       608       820     1,299     1,909      3,144    4,249
 General and
  administrative........       675       825       796       683       684        758    1,096
                           -------    ------    ------    ------    ------     ------  -------
 Total operating
  expenses..............     1,688     2,285     2,529     3,180     4,164      5,866    7,806
                           -------    ------    ------    ------    ------     ------  -------
Income (loss) from
 operations.............    (1,075)     (660)     (822)     (682)     (763)       500      918
 Interest and other
  income (expense), net.       (25)      (25)      (38)       --       143         72      (47)
                           -------    ------    ------    ------    ------     ------  -------
Income (loss) before
 provision for income
 taxes..................    (1,100)     (685)     (860)     (682)     (620)       572      871
Provision for income
 taxes..................       --        --        --        --        --         --       230
                           -------    ------    ------    ------    ------     ------  -------
Net income (loss).......   $(1,100)   $ (685)   $ (860)   $ (682)   $ (620)    $  572  $   641
                           =======    ======    ======    ======    ======     ======  =======
Pro forma net income
 (loss) per share.......   $ (0.06)   $(0.04)   $(0.05)   $(0.03)   $(0.03)    $ 0.03  $  0.03
                           =======    ======    ======    ======    ======     ======  =======
Pro forma weighted
 average common and
 common equivalent
 shares.................    17,300    18,400    18,900    20,500    20,200     22,400   22,540
                           =======    ======    ======    ======    ======     ======  =======
                                                   QUARTER ENDED
                          ---------------------------------------------------------------------
                          SEPT. 30,  DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30,  DEC. 31, MAR. 31,
                            1995       1995      1996      1996      1996       1996     1997
                          ---------  --------  --------  --------  ---------  -------- --------
PERCENT OF TOTAL
 REVENUES:
Revenues:
 License................      59.3 %    90.6 %    75.9 %    79.4 %    83.2 %     88.6%    90.4%
 Service................      40.7       9.4      24.1      20.6      16.8       11.4      9.6
                           -------    ------    ------    ------    ------     ------  -------
 Total revenues.........     100.0     100.0     100.0     100.0     100.0      100.0    100.0
Cost of revenues:
 License................       5.5       3.1       2.5       3.4       3.6        4.1      4.5
 Service................      31.1      23.5      27.4      29.2      16.1       11.8      9.8
                           -------    ------    ------    ------    ------     ------  -------
 Total cost of revenues.      36.6      26.6      29.9      32.6      19.7       15.9     14.3
                           -------    ------    ------    ------    ------     ------  -------
Gross margin............      63.4      73.4      70.1      67.4      80.3       84.1     85.7
Operating expenses:
 Research and
  development...........      73.5      38.5      37.5      32.3      37.1       26.0     24.1
 Sales and marketing....      31.4      27.5      33.7      35.1      45.1       41.5     41.7
 General and
  administrative........      69.9      37.3      32.7      18.4      16.1       10.0     10.8
                           -------    ------    ------    ------    ------     ------  -------
 Total operating
  expenses..............     174.8     103.3     103.9      85.8      98.3       77.5     76.6
                           -------    ------    ------    ------    ------     ------  -------
Income (loss) from
 operations.............    (111.4)    (29.9)    (33.8)    (18.4)    (18.0)       6.6      9.1
 Interest and other
  income (expense), net.      (2.6)     (1.1)     (1.6)      0.0       3.4        1.0     (0.5)
                           -------    ------    ------    ------    ------     ------  -------
Income (loss) before
 provision for income
 taxes..................    (114.0)    (31.0)    (35.4)    (18.4)    (14.6)       7.6      8.6
Provision for income
 taxes..................       --        --        --        --        --         --       2.3
                           -------    ------    ------    ------    ------     ------  -------
Net income (loss).......    (114.0)%   (31.0)%   (35.4)%   (18.4)%   (14.6)%      7.6%     6.3%
                           =======    ======    ======    ======    ======     ======  =======

  The Company's quarterly operating results have in the past fluctuated and may in the future fluctuate significantly, depending on a number of factors, many of which are beyond the Company's control, including: market acceptance of the Company products; the Company's ability to develop and market new products and product enhancements; the size, timing and recognition of revenue from significant orders; the length of sales and implementation cycles; competition; the Company's success in establishing indirect sales channels and expanding its direct sales force; the Company's success in retaining and training third-party support personnel; the timing of new product releases by the Company and its competitors; the delay or deferral of significant revenues until acceptance of software required by an individual license transaction; technological changes in the ECTI market; the deferral of customer orders in anticipation of new products and product enhancements; purchasing patterns of indirect channel partners and customers; changes in pricing policies by the Company and its competitors; the mix of revenues derived from the Company's direct sales force and various indirect distribution and marketing channels; the mix of revenues derived from domestic and international customers; seasonality; changes in operating expenses; changes in relationships with strategic partners; changes in Company strategy; personnel changes; foreign currency exchange rate fluctuations; the ability of the Company to control its costs; and general economic factors.

  The Company currently operates with limited backlog. The Company derives substantially all of its revenues from licenses of the Company's platform and related applications software and services. The Company believes that the purchase of its products is relatively discretionary and generally involves a significant commitment of capital and other resources by a customer. The Company's typical order size per site ranges from $100,000 to $300,000; however, several orders during the nine months ended March 31, 1997 have exceeded $1.0 million each. The timing of the receipt and shipment of a single order can have a significant impact on the Company's revenues and results of operations for a particular quarter. In situations requiring customer acceptance of implementation, the Company does not recognize license revenues until installations are complete and does not recognize the consulting component of service revenues until the services are rendered. As a result, revenue recognition may be delayed in many instances. Historically, the Company has often recognized a substantial portion of its revenues in the last month of a quarter, with these revenues frequently concentrated in the last two weeks of a quarter. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, and revenues for any future quarter are not predictable with any meaningful degree of certainty. Product revenues are also difficult to forecast because the market for ECTI software products is rapidly evolving, and the Company's sales cycle, which may last from three to nine months or more, varies substantially from customer to customer. The Company's quarterly revenues are also subject to seasonal fluctuations, particularly in the quarter ending in September when reduced activity outside North America during the summer months can adversely affect the Company's revenues. The Company's expenses are relatively fixed and are based, in part, on its expectations as to future revenues. Consequently, if future revenue levels are below expectations, net income would be disproportionately affected because a proportionately smaller amount of the Company's expenses varies with its revenues. In addition, the Company expects that sales derived through indirect channels, which are more difficult to forecast and generally have lower gross margins than direct sales, will increase as a percentage of total revenues. Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not meaningful and should not be relied upon as indications of future performance. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

  Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations and met its capital expenditure requirements primarily from proceeds from related party advances, a $1.5 million term note (of which $900,000 was converted into Series A Preferred Stock) and the private sale of Preferred Stock. Through March 31, 1997, the Company had raised $17.2 million from the sale of Preferred Stock. At March 31, 1997, the Company's principal sources of liquidity included cash and cash equivalents of $9.6 million and a $3.0 million line of credit agreement. Under the terms of the agreement, the Company may borrow up to $3.0 million under a revolving line of credit, which includes sublimits of $500,000 for equipment purchases and $500,000 for letters of credit. As of March 31, 1997, the Company had no borrowings outstanding under the line of credit. The line of credit is secured by substantially all of the Company's assets. Advances under the line of credit are limited to 80% of eligible accounts receivable. Borrowings accrue interest at the bank's prime rate plus 0.5% for line of credit borrowings and 1.0% for borrowings under the equipment sublimit. The line of credit contains provisions that prohibit the payment of cash dividends and require the maintenance of certain financial covenants, with which the Company is in compliance. See Note 7 of Notes to Consolidated Financial Statements.

  The Company generated cash from operating activities of $242,000 and $295,000 in fiscal 1994 and 1995, respectively, and used cash for operating activities of $2.5 million, in fiscal 1996. The Company also used cash of $406,000 and $750,000 in the nine months ended March 31, 1996 and 1997, respectively. The increased use of cash for operating activities in the nine months ended March 31, 1997 is attributable primarily to an increase in accounts receivable of approximately $7.6 million, offset in part by an increase in deferred revenues of approximately $4.2 million.

  The Company used cash for the purchase of property and equipment totaling $83,000, $227,000 and $1.2 million in fiscal 1994, 1995 and 1996, respectively. The Company used cash for the purchase of property and equipment totaling $709,000 and $4.3 million in the nine months ended March 31, 1996 and 1997, respectively.

  The Company generated $57,000 of cash from financing activities in fiscal 1994, used cash of $118,000 for financing activities in fiscal 1995 related to the repayment of related party loans, and generated cash of $9.4 million from financing activities in fiscal 1996, primarily related to the sales of Series A and Series B Preferred Stock. The Company generated cash of $8.9 million from financing activities in the nine months ended March 31, 1997 primarily related to the sale of Series C Preferred Stock.

  The Company has established subsidiaries in foreign countries, including the United Kingdom, France, Canada, Russia and Australia, which function primarily as sales offices in those locations. The Company expects to establish offices in other foreign countries as it continues to expand its international operations. The capital expenditures necessary to establish a foreign office are not significant, and, accordingly, the Company does not expect that the establishment of these subsidiaries will have a material adverse effect on its liquidity and capital resources.

  In connection with the sale of the Series C Preferred Stock, the Company has committed to the expenditure of approximately $1.0 million toward the development of certain call center technology. The Company's commitment is cancelable by the Company in the event it encounters unforeseen technical obstacles or business challenges. The Company does not believe that this commitment will have a material adverse effect on its liquidity and capital resources.

  The Company currently has no significant capital commitments other than commitments under capital leases. The Company believes that the proceeds from the sale of the Common Stock offered hereby, together with its existing sources of liquidity, will satisfy the Company's projected working capital and capital requirements for at least the next twelve months.

                                   BUSINESS

  Genesys is a leading provider of enterprise-wide platform and applications software that enables organizations to integrate critical business information and computing resources with telephony and other telecommunications media. The Company's products allow an organization to optimally manage its customer interactions and employee communications to increase productivity, lower costs and achieve greater customer satisfaction and loyalty. In addition, the Company's products enable organizations to develop and offer new or enhanced revenue-generating products and services. Genesys believes that it is the first company to offer a suite of open, scaleable, enterprise-wide platform and applications software solutions to address the evolving needs of organizations for intelligent communications, a new market paradigm known as Enterprise Computer Telephony Integration ("ECTI").

  The Company's platform and applications software products allow organizations to integrate disparate telecommunications media with heterogeneous computing environments. The Company's platform products integrate with most major telephone systems and interoperate across most major computing platforms, operating systems and databases, enabling organizations to manage their desktop and media resources throughout the enterprise. Together with the Company's platform software, Genesys offers a range of applications that provide advanced ECTI solutions, such as intelligent call routing, outbound/blended dialing and campaign management, real-time and historical management reporting and Web-based telephony fulfillment. The open, standards-based nature of the Company's platform products allows an organization to leverage its investments in existing telecommunications and computing infrastructure, software applications and employee training. The Company's products support the integration of internally developed or commercially available business applications, such as help desk or sales force automation. In order to assist customers in realizing the maximum benefit from its solutions, the Company augments its products with a range of implementation, training and support services.

  The Company initially targeted formal call centers within key industries, such as telecommunications, financial services and technology, as the initial market for its products. More recently, Genesys has broadened its target markets to include network service providers ("NSPs"), which the Company believes, through the use of the Company's products in the NSPs' networks, may be able to offer a range of solutions for the informal call center, SOHO and, eventually, consumer markets. To date, the Company has licensed its products to more than 125 end-users worldwide, including: Ameritech, Bell South Communication Systems, BT, Charles Schwab & Co., Inc., Gateway 2000 Inc., MCI Telecommunications Corporation, NationsBanc Services, Inc., NB Tel, The SABRE Group, Sprint/United Management and The Student Loan Corporation. As of March 31, 1997, the Company had 309 employees.

BACKGROUND

  In the increasingly complex global business environment, an organization's ability to manage the increased information demands of customers and employees in a cost-effective manner is an important competitive advantage. In response to these competitive pressures, the delivery of high-quality, cost-effective services has become critical in differentiating an organization's product or service offerings and expanding its market share. In order to provide these services and optimally manage interactions with customers and communications with employees, organizations need to integrate critical business information and computing resources with telephony and other telecommunications media.

  Modern organizations communicate, both internally and externally, through a variety of different communications media, including telephony, voice mail, e-mail, the Internet/intranets and video. Traditionally, each of these media and its associated databases and information retrieval systems have been treated as a unique and separate environment within which specialized applications have been developed. The point solution nature of these systems has created "silos" of information that are not intelligently utilized across the enterprise. This lack of interoperability has prevented organizations from optimally managing customer interactions and employee communications. This has limited productivity, increased costs and restricted the ability of organizations to generate greater customer satisfaction and loyalty. To be most effective, organizations now need to make information available at any time it is needed, anywhere it may be located and in any way that it may be requested.

  A number of general business trends are also contributing to the increasing importance of flexible and sophisticated means of integrating telecommunications media and computing platforms:

    THE INCREASINGLY GLOBAL NATURE OF BUSINESS OPERATIONS has significantly complicated the task of managing information and providing expertise in a real-time cost-effective manner.

    THE PROLIFERATION OF DISTRIBUTED COMPUTING ENVIRONMENTS has resulted in the broader dissemination of information, particularly through enterprise software applications that address key business functions such as customer service, finance, human resources, sales and marketing and supply chain management. Consequently, the task of efficiently accessing this information has become increasingly complex and difficult.

    THE DEREGULATION OF MAJOR INDUSTRIES, specifically telecommunications, banking and health care, has resulted in increased competition and new business opportunities. Many companies within these industries are turning to new and enhanced services as a means of competitive differentiation.

    THE INCREASE IN MERGER AND ACQUISITION AND PARTNERING ACTIVITY has forced organizations to integrate complex, disparate telecommunications and computer systems. This integration must be accomplished while maintaining high-quality customer service and without disrupting or delaying employees' access to critical business information.

  Organizations have confronted a variety of complex business and technological issues associated with intelligently accessing customer information in a real-time, automated and cost-effective manner. The initial response to these issues has been the establishment of formal call centers, where hundreds of customer service representatives may occupy a dedicated facility with systems designed specifically to address high levels of customer inquiry. Typically, these call centers have been automated at the hardware level (i.e., the telephone switch) through automated call distribution ("ACD") or interactive voice response ("IVR") systems. In the face of competitive pressures, the stand-alone nature of these systems is becoming increasingly burdensome to organizations, as the appropriate person to handle certain customer interactions or employee inquiries is no longer just a call center representative with limited, generic training, but is instead a more experienced or specialized employee located elsewhere within the organization. Providing intelligent access to these employees, as well as call center representatives, and furnishing them with pertinent information requires a level of sophistication and flexibility beyond the reach of traditional solutions.

  The shortcomings in the traditional means by which organizations have managed customer interactions and employee communications, in combination with the general business trends noted above, have created what the Company believes to be a significant market opportunity for ECTI solutions with the following characteristics:

  . open, standards-based frameworks within which ECTI and other enterprise business applications, whether developed by Genesys, ISVs or in-house IT departments, may be incorporated;

  . a suite of comprehensive business applications that address a wide variety of customer needs;

  . intelligent, real-time integration of and access to information matched to customer and employee needs across different media and throughout the organization;

  . a high-performance, scaleable and flexible platform that can readily integrate with existing computer architectures and business applications, thereby preserving an organization's investment in its infrastructure and applications; and

  . a consistent level of functionality regardless of the underlying infrastructure.

  The Company believes that ECTI solutions with these characteristics will allow organizations of all sizes to increase productivity, lower costs and achieve greater customer satisfaction and loyalty, as well as enable organizations to develop and offer new or enhanced revenue-generating services.

THE GENESYS SOLUTION

  Genesys is a leading provider of enterprise-wide platform and applications software that enables organizations to integrate critical business information and computing resources with telephony and other telecommunications media. Genesys believes that its products represent a fundamentally new approach to CTI that addresses many of the limitations inherent in traditional call center approaches. The Company's products provide the following benefits:

 OPEN, SCALEABLE AND MEDIA-INDEPENDENT PLATFORM

  The Company's open platform intelligently manages the convergence of disparate telecommunications media and heterogeneous computing environments. The Company's platform is designed to scale with increases in the volume of customer inquiries and growth in the number of customer service representatives and geographic locations. The Company's platform readily integrates with a broad range of proprietary telephone switching platforms, IVRs and major computing platforms, operating systems and databases. In addition, the Genesys platform is designed to integrate with products developed by third parties and customers' internal development teams. The Genesys platform also supports many software development and network communication standards. This open systems approach enables an organization to leverage its investments in existing infrastructure, software applications and employee training.

 BROAD SUITE OF INTEGRATED BUSINESS APPLICATIONS

  Genesys offers a broad array of integrated business applications that provide a wide range of ECTI solutions. These applications include intelligent call routing, outbound/blended dialing, real-time and historical reporting and Web-based telephony fulfillment. These applications are designed to integrate with an organization's existing telecommunications and computing infrastructure. Genesys also offers a sophisticated ECTI development environment to enable an organization to develop its own applications and integrate applications from other vendors into the Genesys framework.

 ENHANCED CUSTOMER INTERACTIONS

  The Company's products enable organizations to enhance interactions with customers, resulting in increased customer satisfaction and loyalty. For example, the Genesys Call Router product may be utilized for the real-time analysis of critical information, including a customer's account profile, financial position and the nature of past interactions, in order to direct incoming calls to the representative with the skills, attributes and experience necessary to best address the customer's needs. In addition, the Company's products extend the boundaries of the call center to enable a customer inquiry to be routed to more specialized personnel located throughout the organization, regardless of their location.

 INCREASED EFFICIENCY AND PRODUCTIVITY

  The Company's products enable organizations to improve the efficiency of customer interactions, as well as optimize the distribution of information across the enterprise. The Company's products automate the call routing and placement function to minimize agents' idle time. The real-time availability of relevant customer information enables agents to more quickly process calls, resulting in significant cost savings through the more efficient use of valuable customer service personnel and decreased toll charges. An extensive suite of reporting tools enables managers to monitor and analyze the nature of inbound calls and the effectiveness of outbound campaigns in real-time and on a historical basis. In addition, by providing agents with increased access to pertinent information and improving the overall efficiency of customer interactions, the Company's products create opportunities for cross-selling and other revenue-generating activities.

 IMPROVED TIME TO BENEFIT

  The Company's platform and applications software are designed to provide customers with comprehensive ECTI solutions that can be readily deployed. Additionally, customers retain the flexibility to add new applications, whether developed internally, by Genesys or by third parties, as market requirements change. The deployability and flexibility of the Company's software allow its customers to more quickly begin to benefit from the efficiency and productivity gains that the software delivers.

THE GENESYS STRATEGY

  Genesys seeks to be the leading provider worldwide of open, scaleable ECTI platform and applications software. The Company's strategy includes the following key elements:

 ESTABLISH THE GENESYS FRAMEWORK AS AN OPEN, ECTI MARKET STANDARD

  The Company's objective is to establish the Genesys framework as an open, ECTI market standard. To achieve this goal, the Company's products are designed to interoperate across most major telecommunications and computing platforms. In addition, Genesys focuses on licensing its products to industry leaders in targeted strategic markets. The Company has developed, and will continue to develop, strategic relationships with major telecommunications equipment and computer hardware vendors, systems integrators, VARs, ISVs and NSPs.

 PROVIDE INDUSTRY-LEADING, TECHNOLOGICALLY ADVANCED PRODUCTS

  The Company offers a broad array of products that provide comprehensive ECTI solutions. Genesys has developed an industry-leading platform and suite of applications and continues to invest significant resources to enhance the Company's products and to incorporate new technologies and standards as they evolve. In addition, Genesys offers a sophisticated ECTI development environment to enable an organization to develop its own applications and integrate third-party applications into the Genesys framework.

 TARGET STRATEGIC MARKETS

  The Company targets organizations in industries with a strong need for external or internal communications, a heavy transaction orientation or significant requirements for managing customer information and providing customer service. The Company also focuses on specific industries undergoing structural changes, such as deregulation or significant mergers and acquisitions activity, that create the need for ECTI solutions. Examples include the telecommunications, financial services and health care industries, where deregulation has substantially increased the competitive pressures to provide new or enhanced products and services and mergers and acquisitions have created the need to integrate heterogeneous communications and computing environments without any disruption in customer service or employee communications.

  The Company has initially targeted formal call centers within these key industries as important entry points for its products. The Company's framework and applications software are well-suited to meeting the needs of formal call centers. As the ECTI market evolves in the future and moves beyond the boundaries of the formal call center, the Company believes it will be able to leverage its market presence to offer a range of solutions for the informal call center, small office/home office ("SOHO") and, eventually, consumer markets.

 DEVELOP AND LEVERAGE STRATEGIC BUSINESS RELATIONSHIPS

  The sale, installation and implementation of advanced ECTI solutions require significant expenditures of time and resources. In order to supplement the Company's direct sales organization and more rapidly take advantage of the significant ECTI market opportunity, Genesys has focused on developing strategic third-party relationships with network service providers ("NSPs"), telecommunications equipment and computer hardware vendors, systems integrators, value added resellers ("VARs"), and independent software vendors ("ISVs"). These relationships enable Genesys to leverage the technical expertise of its partners and to access additional sales and marketing channels, while further enhancing its efforts to establish the Genesys platform as an open, ECTI market standard.

 PENETRATE NETWORK SERVICES MARKET

  By incorporating the Company's products into local and long distance network carriers' offerings, Genesys believes that it can make its products available to a broader customer base than would otherwise be possible. The Company is focused on enabling NSPs to offer ECTI services to their corporate customers. These services would also provide the functionality of formal call centers without the need to assemble personnel in a single location or purchase specialized equipment or software. These so-called "virtual" call centers could subsequently be extended to the SOHO market, where cost considerations have generally precluded the utilization of ECTI services.

ARCHITECTURE

  The Genesys architecture consists of an ECTI framework and a suite of integrated applications that are open, scaleable and standards-based. Whereas traditional telecommunications applications are often embedded within hardware such as ACDs and IVRs, the Genesys architecture supports a complete software-based ECTI solution that interoperates across major telecommunications and computing platforms. As a result, this architecture provides robust scaleability from small premise call centers to multi-site global enterprises and can be readily adapted to an organization's existing infrastructure. Thus, the Company's solutions can scale with an increase in the size of the organization and be quickly and easily adapted to accommodate changes in the level or nature of customer interactions and employee communications. The Company believes that its emphasis on, and investment in, this architecture is the key to Genesys' ECTI technological leadership. The following diagram illustrates the Genesys architecture:

  [DIAGRAM DEPICTING THE COMPANY'S FOUR LAYER ARCHITECTURE AND FRAMEWORK AS
   THEY INTERFACE WITH VARIOUS HARDWARE EQUIPMENT AND THIRD PARTY APPLICATIONS.]


  The Genesys architecture consists of four layers: The top layer--Real-Time Business Applications--includes inbound, outbound, reporting and multimedia applications and will incorporate future network services applications when they become available. The remaining three layers--Media Control Services, Common Application Services and Management Applications--comprise the Genesys framework.

 MEDIA CONTROL SERVICES

  The Media Control Services layer contains the interfaces to various telecommunications equipment and computing hardware, such as PBXs, ACDs, IVRs, outbound dialers, SS7 gateways and Internet and video servers. This layer incorporates a unified call control and event model that insulates the rest of the software from the complexities of interfacing with particular types of hardware and software. Media Control Services include a variety of device drivers for major ACD/PBX and central office switch manufacturers. The capabilities and behavior of different switches can vary widely and the unified call control and event model creates a superset of these capabilities to handle the interface. With the introduction of Genesys T-Server 5.0, applications are able to query the capabilities of the underlying equipment and appropriately adjust their behavior in real time, which enables applications to interoperate across different ACD/PBX environments. The Company's outbound solutions can utilize the capabilities of the ACD/PBX equipment, where available, or a stand-alone server equipped with voice-processing hardware. Currently, the outbound capabilities of Lucent Technologies, Inc., Rockwell and Aspect Telecommunications switches are supported. Genesys also supports a variety of IVR equipment from vendors such as Lucent Technologies, Inc., Northern Telecom, Inc., Periphonics Corporation, Syntellect, Inc., Voicetek, Inc., Edify Corporation, Brite Voice Systems, Intervoice, Inc. and IBM Corporation.

  In order to enable network services, the Media Control Services layer contains drivers for the Public Switched Telephone Network. The Company's software is fully certified on MCI's network as a Customer Access Point solution provider, interfacing to MCI's Gateway 800, as well as the AT&T network as the solution provider for AT&T's Intelligent Call Processing Service (SS7). Genesys has completed the development of the Sprint interface, and is subject to testing and certification.

 COMMON APPLICATION SERVICES

  The Common Application services layer contains a rich set of services that are used to create powerful ECTI client/server applications, whether by the Company, third parties or an organization's information technology departments. The following services are available:

  STAT SERVER. Stat Server keeps track of vital call center statistics that describe call traffic and agent activities. This service is used for making real-time call routing decisions, as well as for real-time reporting.

  DB SERVER. DB Server serves as the gateway to different databases. This service is essential for integration with the enterprise computing environment and is used by various applications for call routing, historical reporting and outbound campaign management.

  LIST MANAGER. List Manager provides the interface to customer contact information used in outbound campaign management.

  CLIENT SERVICES. Client Services consists of a broad array of services for creating desktop applications and integrating with enterprise business applications such as help desk or sales force automation. Genesys provides the means for integrating different platforms such as Windows 95, Windows NT, Mac O/S, OS/2 and UNIX. Client Services conforms with many standards, including ActiveX, Java, TAPI and CORBA, as well as the Genesys API, T-Lib.

 MANAGEMENT APPLICATIONS

  The Management Applications layer contains all the facilities required to install, configure, maintain and secure the Company's solutions. As more mission-critical applications depend upon ECTI, this layer facilitates the management of the Genesys solution. A Service Creation Environment is provided to enable customers to configure the Genesys ECTI framework.

  Genesys T-Server 5.0 includes significant new capabilities provided through the addition of Simple Network Management Protocol ("SNMP") support to all Genesys servers. Through SNMP, the Company's platform can integrate with all industry standard network management solutions. Genesys T-Server 5.0 incorporates the Secure Socket Layer ("SSL") security protocol, which enables users to ensure security of sensitive information.

PRODUCTS

  The Company's products allow an organization to optimally manage its customer interactions and employee communications to increase productivity, lower costs and achieve greater customer satisfaction and loyalty. The average selling price for the Genesys platform products ranges from $15,000 to $70,000 per site, plus additional fees based on the number of seats. The average selling price for an application product ranges from $25,000 to $75,000 per site. The Company's typical order size per site ranges from $100,000 to $300,000. In March 1997, the Company announced an enhanced version of its entire product line and renamed certain of these products as described below.

[DIAGRAM DEPICTING THE COMPANY'S PLATFORM PRODUCT AND ITS VARIOUS SOFTWARE APPLICATIONS AS THEY INTERFACE WITH MULTIPLE COMPUTER LANGUAGES,
TELECOMMUNICATIONS HARDWARE EQUIPMENT, DATABASES AND CALL CENTERS.]

 PLATFORM

  GENESYS T-SERVER. Genesys T-Server, the Company's platform product, is the basis of the Company's software framework. T-Server consists of the Company's ECTI software implemented on industry standard hardware, integrates with most major PBXs, IVRs and ACDs and interoperates with most major computing platforms, operating systems and databases. The Company's platform is designed to scale with increases in the volume of customer inquiries and growth in the number of customer service representatives and geographic locations. T-Server creates a bridge between client/server applications and telephony devices. Features include the ability to transfer voice and data across sites regardless of the switch type, providing the immediate appearance of customer data on the agent's screen (known as a "screen pop"). In March 1997, the Company announced version 5.0 of T-Server, which is to have unified call model and SNMP support, and which the Company expects to be available in the second half of 1997.

  GENESYS INTERACTIVE-T SOFTWARE TOOLKIT. Genesys InterActive-T Software Toolkit is a set of standards-based tools for integration and development of client/server applications on top of the Genesys platform. The Toolkit is compliant with TAPI, CORBA, DCOM, JAVA and ActiveX. In addition, it enables integration with applications from leading enterprise software vendors, such as Clarify, Scopus, Siebel and Vantive.

 APPLICATIONS--INBOUND

  GENESYS CALL ROUTER. Genesys Call Router is an intelligent, skills-based call routing application. Using the ECTI capabilities embodied within T-Server, calls are routed to the most appropriate agent based on a variety of criteria including ANI (automatic number identification), DNIS (dialed number identification service), customer account information, customer importance, customer preferences, service desired and other business rules and relevant database information. Call Router's client/server architecture allows agent-level routing of call distribution over a multi-site environment. Features of Call Router include the ability to track each agent in the system based on ECTI events to enable performance monitoring, screen pops and routing capability between multiple sites with different kinds of switches. The Company expects to release, in the second half of 1997, the 5.0 version of this product under the name Genesys ICD 5.0 (Intelligent Call Distributor). ICD is being designed to include an easy-to-use graphical strategy builder to customize routing strategies.

 APPLICATIONS--OUTBOUND

  GENESYS CAMPAIGN MANAGER. Genesys Campaign Manager is an advanced and robust predictive dialing application for outbound call management. Campaign Manager is a scaleable software application that is fully integrated with Genesys inbound and reporting call center applications, providing a truly blended and integrated environment that enables multiple campaigns to be run simultaneously. The call result detection feature of Campaign Manager enables customers to undertake large-scale, high-volume outbound call campaigns while minimizing agent downtime between calls.

 APPLICATIONS--REPORTING

  GENESYS CALL CENTER MANAGER. Genesys Call Center Manager monitors real-time activities across the call center and provides a graphical display of these activities. The product collects data in real time and enables supervisors from their desktops to monitor call activities for the enterprise across a distributed network and observe statistics such as total calls handled by each agent and average call duration. Call Center Manager is the current real-time reporting product offered by Genesys and is expected to be replaced by Call Center Pulse 5.0, which is expected to be generally available by mid-1997. Call Center Pulse 5.0 is described below in "Products Under Development".

  GENESYS CALL CONCENTRATOR. Genesys Call Concentrator is a historical reporting package that tracks and stores data related to call center activity. The product enables a call to be followed throughout the enterprise from initiation through termination, even if the call is transferred or conferenced. Call Concentrator operates with major databases such as Oracle, Sybase, Informix, DB2 and SQL Server. Reports can be developed by the customer using standard, off-the-shelf reporting packages. Call Concentrator is expected to be replaced by Genesys DART, which is described below in "Products Under Development" and expected to be generally available by mid-1997.

 PRODUCTS UNDER DEVELOPMENT

  The Company has various products that are currently in development and plans to complete testing and introduce these products in mid-1997. Software products as complex as those currently under development by the Company are subject to frequent delays, and there can be no assurance that the Company will not encounter difficulties that could delay or prevent the successful and timely development, introduction and marketing of these potential new products. Moreover, even if such potential new products are developed and introduced, there can be no assurance that they will achieve any significant degree of market acceptance. Failure to release these or any other potential new products on a timely basis, or failure of these or any other potential new products, if and when released, to achieve any significant degree of market acceptance, could have a material adverse effect upon the Company's business, financial condition and results of operations.

  GENESYS CALL CENTER PULSE. Genesys Call Center Pulse is being designed as a real-time reporting application for the call center environment and is expected to be a redesign of the Genesys Call Center Manager. Call Center Pulse is being designed to include an improved GUI and to incorporate object-based views of agents, groups, and call centers, allowing supervisors to monitor one or more agents or predetermined groups. Call Center Pulse is being designed to allow supervisors to visually monitor various information regarding agent activity. This information should enable managers to make real-time activity and resource decisions.

  GENESYS DART (DATA ANALYSIS AND REPORTING TOOL). Genesys DART is being designed to be a historical call center reporting package to replace the Call Concentrator product. Features being designed include built-in reports of call center activity such as reports on agent, group, queue, routing and switch activity. DART is also being designed to enable reporting on business information derived from applications accessed as a result of a customer inquiry. DART is expected to incorporate browser-based administration and be accessible from virtually any UNIX, NT, Windows, Macintosh, or OS/2 based machine. DART is being designed to include SNMP support.

  GENESYS VIDEO ICD. Genesys Video ICD is being designed to enable a customer with video capability to place a video-call to a call center and be routed, like any other incoming call, to an agent or agent group with video capability. Traditional video-conferencing requires that a call be placed from one predetermined number to another and does not allow calls to be routed.

  GENESYS NET VECTOR. Genesys Net Vector is being designed to integrate the Internet with the call center. An earlier, pre-release of the product won the Call Center Magazine Product of The Year award for 1996. Net Vector is being designed to allow a customer to click on a Web page and initiate an automatic return call. The call center would then be able to utilize the Company's other ECTI products to intelligently interact with the customer.

CUSTOMERS

  As of March 31, 1997, Genesys had, directly or indirectly through VARs, systems integrators and resellers, licensed its products to more than 125 end-users worldwide. The following is a representative list of end-users that accounted for more than $75,000 in total revenue (license and service) to Genesys since July 1, 1995:

FINANCIAL SERVICES           TELECOMMUNICATIONS
ABN AMRO Services Co.        Airtouch Cellular         Sprint/United
Charles Schwab & Co.,        Ameritech Services, Inc.   Management Company
 Inc.                        Bell Mobility Cellular,   U S West Communications
NationsBanc Services,         Inc.                     Vartec Telecom, Inc.
 Inc.                        Bell South Communications
Old Kent Bank                 Systems                  OTHER
T. Rowe Price Associates,    BT                        Gateway 2000 Inc.
 Inc.                        MCI Telecommunications     (U.K.)
USAA Information Services    NB Tel                    The SABRE Group
The Vanguard Group           PageNet, Inc.             The Student Loan
Wells Fargo & Company                                  Corporation
Westpac Banking Corporation
 (NZ)

  For the nine months ended March 31, 1997, MCI Telecommunications accounted for 16.3% of total revenues. In fiscal 1996, NationsBanc Services, Inc., Wells Fargo & Company and Sixtel accounted for 10.8%, 10.2% and 10.0% of total revenues, respectively. In fiscal 1995, Northern Telecom, Bell Mobility Cellular and Wells Fargo & Company accounted for 12.8%, 11.2% and 11.1% of total revenues, respectively. See "Risk Factors--Customer Concentration".

SALES, MARKETING AND SUPPORT

  The Company's sales and marketing strategy is to target large organizations through its worldwide direct sales force as well as through a broad range of indirect channels, including telecommunications equipment vendors, systems integrators, VARs, ISVs and NSPs. The Company has its sales headquarters in San Francisco, California, and has domestic sales offices located in Colorado, Georgia, Illinois, Massachusetts, New Jersey, New York and Texas and international sales offices or other representation in Canada, the United Kingdom, Japan, France and Australia.

 DIRECT SALES

  The Company employs a direct sales force to market is products and services worldwide. As of March 31, 1997, the sales force consisted of 19 sales representatives worldwide, of whom 17 were in the U.S. The sales force focuses primarily on large accounts. Sales representatives are assigned quotas and compensated for all license revenues, direct and indirect, generated within their assigned territories. The Company intends to expand its sales capabilities in the future. Many initial sales include a pilot implementation of the Company's products, successful completion of which is typically a prerequisite to full-scale deployment. While the sales cycle varies from customer to customer, it typically ranges from three to nine months. See "Risk Factors--Lengthy Sales Cycle".

 INDIRECT SALES

  In order to enhance its revenue generation and implementation capabilities and extend its market reach, the Company complements its direct sales organization with a network of distribution partners, including systems integrators, value added resellers ("VARs"), telecommunications equipment vendors, network service providers ("NSPs") and independent software vendors ("ISVs"). While the substantial majority of the Company's U.S. sales are direct, a large proportion of international sales are executed via the indirect channel. See "Risk Factors--Dependence on The Third-Party Resellers".

  . VARs and systems integrators such as Broadway & Seymour, Cambridge Technology Partners, Pragmatix and Wiltel market, distribute and implement the Company's products. The VARs and systems integrators represent a critical product delivery and implementation channel for the Company.

  . Telecommunications equipment and computer hardware vendors such as NCR, Nortel, Periphonics, Rockwell and Unisys market and distribute Genesys products as part of a packaged solution with their own products.

  . ISV partners such as Scopus, Siebel and Vantive integrate Genesys solutions with their own software products. The Company's ISV relationships are also an important source of sales leads.

  . NSPs such as Ameritech, BT, MCI and NBTel have entered into a broad range of relationships with the Company, including resale of the Company's products and the provision of services utilizing the Company's products.

 INTERNATIONAL

  Revenues outside of the United States accounted for 40.6%, 30.9%, 36.2% and 36.0% for the fiscal years ended June 30, 1994, 1995 and 1996 and the nine months ended March 31, 1997, respectively. The Company currently has sales offices in Canada, the United Kingdom, Japan, France and Australia, and intends to broaden its international presence. A significant portion of international sales is currently conducted through indirect sales channels. The Company believes that international revenues will continue to represent a significant portion of its total revenues. The ability of the Company to expand internationally, however, is limited to those countries where there is regulatory approval of the third party telephony hardware supported by T-Server. See "Risk Factors--Risks Associated with International Sales and Operations".

 SUPPORT SERVICES

  Support services, which include maintenance, implementation, consulting, installation, training and sales support, are an important element of the Genesys solution. Consulting and systems integration services are provided directly by the Company's systems integration group, as well as through alliances with major systems integrators and VARs. The Company intends to devote additional resources to supporting its customers and providing training to indirect channels as the Genesys platform becomes more widely adopted. There can be no assurance the Company will be successful in its efforts to provide sufficient resources to expand its customer support capabilities. See "Risk Factors--Lengthy Implementation Cycle; Dependence on Third Party Consultants" and "--Dependence on Third-Party Resellers".

RESEARCH AND DEVELOPMENT

  The market for the Company's products is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and emerging industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products obsolete and unmarketable. The life cycles of the Company's products are difficult to estimate. The Company's future success will depend upon its ability to develop and introduce new products and product enhancements on a timely basis that keep pace with technological developments and emerging industry standards and address increasingly sophisticated requirements of its customers. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements that respond to technological changes or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products or product enhancements, or that its new products or product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and market new products or product enhancements in a timely and cost-effective manner, the Company's business, financial condition and results of operations would be materially adversely affected.

  Genesys believes that strong product development capabilities are essential to its strategy of building an industry standard platform, maintaining the competitiveness of its current product suite and adding new features and functionality to the Genesys platform and applications. The Company's product development team consists of professionals with expertise in software, telecommunications and computer hardware. From its founding, the Company has believed that this combination of diverse technical and communications expertise contributes to the highly integrated functionality of its software products and thereby provides the Company with a significant competitive advantage.

  Research and development expenses were $578,000, $959,000, $3.7 million and $6.0 million for the fiscal years ended June 30, 1994, 1995 and 1996, and the nine months ended March 31, 1997, respectively. The Company's total research and development staff consisted of 94 employees as of June 30, 1996 and 108 employees as of March 31, 1997. The Company expects that it will continue to increase research and development expenditures in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The Company's current product development efforts are focused on enhancements to the Genesys platform and on new releases of many of the Company's applications. The Company is also developing a suite of network-based call center solutions that is intended to be offered as a service by local and long-distance telephone service providers, and an application that is intended to perform intelligent, skills-based routing across multiple customer sites. There can be no assurance that these development efforts will be completed within the Company's anticipated schedules or that, if completed, they will have the features necessary to make them successful in the marketplace. Moreover, products as complex as the Company's may contain undetected errors or failures when first introduced or as new versions are released. Errors in new products may be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Future delays in the development or marketing of product enhancements or new products could result in a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on New Products; Rapid Technological Change" and "Business--Products".

COMPETITION

  The market for the Company's software products is highly competitive and subject to rapid technological change. The Company expects competition to increase significantly in the future. The Company's principal competition currently comes from different market segments including computer telephony platform developers, computer telephony applications software developers and telecommunications equipment vendors. These competitors include Aspect, Dialogic, GeoTel, Hewlett-Packard, IBM, IEX, Lucent, Nabnasset, Northern Telecom and Tandem. The Company also competes to a lesser extent with new or recent entrants to the marketplace. The Company's competitors vary in size and in the scope and breadth of the products and services offered. Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition and a larger installed base of customers than the Company. As a result, such competitors may be able to respond to new or emerging technologies and changes in customer requirements more expediently than the Company, or to devote greater resources to the development, promotion and sale of products than can the Company. Current and potential competitors have established and may in the future establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's current or prospective customers. In addition, as the ECTI market develops, a number of companies with significantly greater resources than the Company could attempt to increase their presence in the ECTI market by acquiring or forming strategic alliances with competitors of the Company. Accordingly, it is likely that new competitors or alliances among competitors will emerge and may rapidly acquire significant market share, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, because there are relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies if the ECTI market continues to develop and expand. Increased competition is likely to result in price reductions, reduced margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. In order to be successful in the future, the Company must respond promptly and effectively to the challenges of technological change, changing customer requirements and competitors' innovations. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

INTELLECTUAL PROPERTY

  The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other contractual provisions to protect its proprietary rights. The Company presently holds no patents, and as of March 31, 1997, had filed seventeen United States patent applications and two corresponding foreign patent applications. There can be no assurance that any of the Company's patent applications will be approved, that the Company will develop additional proprietary products or technologies that are patentable, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the Company's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants and other third-party providers who serve the Company in a technical capacity or who have access to confidential information of the Company. In addition, the Company limits access to, and distribution of, its software, documentation and other proprietary information. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy may become a problem. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries in which the Company currently sells products and countries the Company may target to expand its sales efforts. Accordingly, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology.

  There has also been a substantial amount of litigation in the software industry regarding intellectual property rights. The Company has from time to time received claims that it is infringing third parties' intellectual property rights, and there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, trademarks or other proprietary rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "GeoTel Litigation".

GEOTEL LITIGATION

  On December 17, 1996, GeoTel filed a lawsuit in the United States District Court for the District of Massachusetts naming the Company as defendant, and alleging infringement of a patent issued to GeoTel entitled "Communications System Using a Central Controller to Control at Least One Network and Agent System", U.S. Patent No. 5,546,452 (the "GeoTel Patent"). In the complaint, GeoTel requested injunctive relief, an accounting for damages and an assessment of interest and costs, and other relief as the court deems just and proper. On February 10, 1997, the Company filed an answer in response to the complaint filed by GeoTel, asserting that the GeoTel patent is invalid, denying the alleged patent infringement and seeking dismissal of the complaint with prejudice. On April 24, 1997, the Company received correspondence from GeoTel's counsel indicating that GeoTel intends to request a reexamination of the GeoTel Patent with the Patent and Trademark Office. The Company intends to move for a stay of the federal court litigation pending the outcome of such a reexamination proceeding. If the reexamination proceeding is ordered by the Patent Office, and the stay is granted by the federal district court, it is expected that the Patent Office activity will delay the litigation for at least one year. The Company believes that it has meritorious defenses to the asserted claims and intends to defend the litigation vigorously. GeoTel alleges that the Genesys Call Router, Genesys Call Center Manager and Genesys Call Concentrator products, and the T-Server product, as a necessary element of all Genesys products, infringe the GeoTel Patent. After consultation with the patent law firm of Blakely Sokoloff Taylor & Zafman, the Company does not believe any of the products described under "Business--Products" infringe any valid claims of the GeoTel Patent. In connection with the Company's development of the potential new products described under "Business--Research and Development", the Company has sought the advice of such counsel and believes that such potential products can be developed without infringing the GeoTel Patent; however, there can be no assurance that GeoTel will not assert infringement of the GeoTel Patent with respect to such potential new products. Further, the outcome of litigation is inherently unpredictable and there can be no assurance that the results of these proceedings will be favorable to the Company or that they will not have a material adverse effect on the Company's business, financial condition or results of operations. Regardless of the ultimate outcome, the GeoTel litigation could result in substantial expense to the Company and significant diversion of effort by the Company's technical and managerial personnel. If the Court determines that the Company infringes GeoTel's patent and that the GeoTel patent is valid and enforceable, it could issue an injunction against the use or sale of certain of the Company's products and it could assess significant damages against the Company. Accordingly, an adverse determination in the proceeding could subject the Company to significant liabilities and require the Company to seek a license from GeoTel. Although patent and other intellectual property disputes in the software area have sometimes been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial, and there can be no assurance that a license from GeoTel, if required, would be available to the Company on acceptable terms or at all. Accordingly, an adverse determination in the GeoTel litigation could prevent the Company from licensing certain of its software products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  At March 31, 1997, the Company had 309 employees worldwide, of which 108 were primarily engaged in research and development, 50 in customer service, 99 in sales and marketing and 52 in finance and administration. The Company's future performance will depend significantly upon the continued contributions of its executive officers, technical, marketing, sales and customer service and financial personnel and its continuing ability to attract, train and retain highly qualified personnel. Competition for such personnel is intense, and the failure to attract, train and retain such personnel in the future on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. None of the Company's employees is represented by a collective bargaining agreement and the Company has never experienced any work stoppages. See "Risk Factors--Dependence on Key Personnel" and "--Management of Growth".

  As of April 30, 1997, over 35% of the Company's employees, including approximately 75% of the Company's technical staff, are foreign citizens. Accordingly, the Company must comply with the immigration laws of the United States. Most of the Company's foreign employees are working in the United States under H-1 temporary work visas ("H-1 Visas"). An H-1 Visa allows the holder to work in the United States for three years and, thereafter, to apply for a three-year extension. Upon the expiration of such period, unless the holder thereof has become a Lawful Permanent U.S. Resident or has obtained some other legal status permitting continued employment, that holder must spend at least one year abroad before reapplying for an H-1 Visa. Furthermore, Congress and the administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the level of immigration into the United States. The inability of the Company to utilize the continued services of such employees would have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

  The Company's headquarters are located in approximately 48,000 square feet of office space in San Francisco, California under a lease, which expires on September 30, 2000. The Company also leases space for its sales and support offices in Colorado, Georgia, Illinois, Massachusetts, New Jersey, New York and Texas, as well as for offices in Canada, the United Kingdom, Japan and Australia. The Company believes that its existing facilities are adequate for its current needs and that additional space will be available as needed.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their respective ages and positions as of March 31, 1997 are as follows:

           NAME          AGE POSITION
           ----          --- --------
   Gregory Shenkman..... 35  President, Chief Executive Officer and Director
   Alec Miloslavsky..... 33  Vice Chairman of the Board, Director and Chief
                              Technical Officer
   Michael J. McCloskey. 41  Vice President, Finance and International, Chief
                              Financial Officer and Secretary
   Richard DeGolia...... 46  Vice President, Business Development
   Seth Homayoon........ 49  Vice President, Network Services
   John McNulty......... 50  Vice President, Channels
   Igor Neyman.......... 39  Vice President, Advanced Development
   Yuri Shtivelman...... 41  Vice President, Product Development
   William Wesemann..... 40  Vice President, Sales
   James Jordan(1)(2)... 57  Chairman of the Board and Director
   Bruce Dunlevie(1)(2). 40  Director
   Paul D. Levy(1)(2)... 41  Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Mr. Shenkman co-founded the Company and has served as its President and Chief Executive Officer since the Company's formation in October 1990 and as a director since January 1993.

  Mr. Miloslavsky co-founded the Company and has served as its Chief Technical Officer since the Company's formation in October 1990, as a director since January 1993 and as Vice Chairman of the Board since March 1997. Prior to co-founding the Company, Mr. Miloslavsky worked as an independent software consultant.

  Mr. McCloskey joined the Company in September 1996 as its Vice President, Finance and International, Chief Financial Officer and Secretary. From May 1995 to September 1996, Mr. McCloskey served as Vice President, Finance, Chief Financial Officer and Vice President, Operations at Network Appliance, Inc., a network data storage device company. From September 1993 to May 1995, he served as Executive Vice President, Chief Financial Officer at Digital Microwave, a telecommunications company. From September 1991 to September 1993, Mr. McCloskey was the Chief Operating Officer and a member of the Board of Directors of Wavefront Technologies, a 3-D graphics visualization software development company. From September 1986 to September 1991, he served as Chief Financial Officer at Everex Systems, Inc., a computer equipment company.
Mr. McCloskey holds a B.S. in business administration from Santa Clara
University.

  Mr. DeGolia joined the Company in September 1996 as Vice President, Business Development. From August 1985 to September 1996, Mr. DeGolia was an attorney with Wilson, Sonsini, Goodrich & Rosati, PC, a law firm located in Silicon Valley. Mr. DeGolia holds a B.A. in American Studies from the University of California at Berkeley and a J.D. from Harvard University.

  Mr. Homayoon joined the Company in June 1996 as Vice President, Marketing and became Vice President, Network Services in March 1997. From 1976 to 1996, Mr. Homayoon was employed by Northern Telecom Limited ("Northern Telecom"), a telecommunications company, in various capacities, including General Manager of CTI and Desktop Applications, as well as Vice President, Marketing of the FiberWorld products division. Mr. Homayoon holds a B.S. in engineering from McGill University.

  Mr. McNulty joined the Company in February 1997 as Vice President, Channels. Prior to joining the Company, from July 1993 to February 1997, Mr. McNulty served as Director of Enterprise Programs at Intel Corporation, a semiconductor company. From July 1989 to June 1993, Mr. McNulty served as President and Chief Executive Officer of Rose Communications, Inc., a wireless telephone company. Prior to that, he served as President and Chief Executive Officer for Integrated Solutions, Inc., a real-time systems company. Mr. McNulty holds an associate's degree from RCA Technical Institute.

  Mr. Neyman joined the Company in December 1990 and has served as Vice President, Advanced Development since October 1993. Prior to joining the Company, Mr. Neyman served as Director of Engineering for the Academy of Science Research Institute in Moscow. Mr. Neyman holds an M.S. in computer science from Moscow University.

  Mr. Shtivelman joined the Company in July 1996 as Vice President, Product Development. From 1986 to 1996, Mr. Shtivelman was employed in various capacities by Northern Telecom, most recently as Assistant Vice President, Meridian 1 Advanced Technology. Mr. Shtivelman holds an M.S. in mathematics from Moscow University.

  Mr. Wesemann joined the Company in May 1996 as Vice President, Sales. Prior to joining the Company, Mr. Wesemann served as Vice President, Sales and Professional Services at ParkPlace Systems, Inc., a software development tools company, from December 1995 to May 1996. From May 1994 to December 1995, Mr. Wesemann served as Vice President, Sales at NeXT Computer Inc., a software development tools company, and from March 1989 to May 1993, he served as Vice President, Sales and Marketing and as a member of the Board of Directors of Viewpoint Systems, Inc., a software development tools company. Mr. Wesemann holds a B.A. in marketing from Glassboro State College.

  Mr. Jordan has served as director of the Company since November 1995 and as Chairman of the Board since March 1997. From July 1992 to December 1994, Mr. Jordan served as Chairman of the Board, President and Chief Executive Officer of Kalpana, Inc., a provider of Ethernet switches. Prior to joining Kalpana in July 1992, Mr. Jordan served as President of Telebit Corporation, a provider of remote access solutions for computer networks. Prior to this time, Mr. Jordan was a founder and Executive Vice President of Ungermann-Bass, Inc., a network company. Mr. Jordan holds a B.S. in business and marketing from the University of Utah.

  Mr. Dunlevie has served as director of the Company since July 1996. Mr. Dunlevie is a General Partner of Benchmark Capital LLC, a venture capital firm founded by Mr. Dunlevie in May 1995. Mr. Dunlevie is also a General Partner of Merrill, Pickard, Anderson & Eyre. Mr. Dunlevie has also served as Vice President and General Manager of the Personal Computer Division of Everex Systems, Inc., a personal computer manufacturer, and as an investment banker with Goldman, Sachs & Co. He is also a director of Geoworks, Inc. and Rambus, Inc. Mr. Dunlevie holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Rice University.

  Mr. Levy has served as director of the Company since February 1997. In 1981, Mr. Levy co-founded Rational Software Corporation, a software company providing products that automate component-based development of software. He is currently Chairman of the Board and Chief Executive Officer of Rational. Prior to September 1996, Mr. Levy served as President and Chief Executive Officer of Rational. Since August 1996, he has served as a director of Peerless Systems Corporation, a provider of software-based imaging systems for the digital document product marketplace. Mr. Levy holds a B.S. degree in economics from the United States Air Force Academy and an M.S. degree in engineering-economic systems from Stanford University.

  The Company's Bylaws currently authorize five directors. Each director holds office until the next annual meeting of shareholders and until his successor is duly elected and qualified. The officers serve at the discretion of the Board. Except for grants of stock options, directors of the Company generally do not receive compensation for services rendered as a director. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors. Non-employee Board members will receive option grants at periodic intervals under the Automatic Option Grant Program of the 1997 Stock Incentive Plan and will also be eligible to receive discretionary option grants under the Discretionary Option Grant Program of such plan. See "Management--Stock Plans".

  On January 18, 1996, Mr. Jordan purchased 528,000 shares of Common Stock at a purchase price of $0.0167 per share, the fair market value of the Common Stock on such date. The shares are unvested and subject to repurchase by the Company, at the purchase price paid per share, upon Mr. Jordan's termination of service as a Board member prior to vesting in the shares. The Company's repurchase right shall lapse with respect to, and Mr. Jordan shall acquire a vested interest in, 25% of the shares on November 27, 1996, and the balance in a series of 36 equal monthly installments thereafter so long as Mr. Jordan remains a member of the Board.

  On February 28, 1997, the Company granted to each of Messrs. Dunlevie, Jordan and Levy an option to purchase 30,000 shares of Common Stock and an option to purchase 20,000 shares of Common Stock, each at an exercise price of $7.50 per share. The options are immediately exercisable for all of the option shares. However, the shares purchasable upon exercise of the options are unvested and subject to repurchase, at the option exercise price paid per share, upon the early termination of the optionee's Board service. The shares subject to each 30,000-share grant will vest as to 25% of the option shares upon the optionee's completion of each of the four years of Board service after the grant date. The shares subject to each 20,000-share grant will vest as to 25% of the option shares on each of the fifth, sixth, seventh and eighth anniversaries of the option grant date. However, vesting of the 20,000 shares will be subject to acceleration after the close of each fiscal year, beginning with the 1998 fiscal year, in the event that the optionee has served on a committee of the Board of Directors in such fiscal year. Vesting of 2,500 shares will accelerate with respect to each committee of the Board of Directors on which the optionee has served, up to a maximum of two committees, and will be conditioned on the optionee having attended at least 75% of the meetings held by such committee during the fiscal year. The shares to be accelerated will be those shares that would otherwise have been the first shares to vest in accordance with the vesting schedule described above. The options have a maximum term of 10 years measured from the grant date, subject to earlier termination following the cessation of the optionee's Board service. The options will immediately vest in the event that the Company is acquired by merger or asset sale, unless such options are assumed by the successor corporation.

  In addition, on February 28, 1997, Mr. Levy purchased 30,000 vested shares of Common Stock at a purchase price of $7.50 per share, the fair market value of the Common Stock on such date.

COMMITTEES OF THE BOARD OF DIRECTORS

  In February 1997, the Board of Directors established a Compensation Committee and an Audit Committee. The Compensation Committee recommends compensation levels of senior management and works with senior management on benefit and compensation programs for the Company's employees. In addition, the Compensation Committee will administer the Company's 1997 Stock Incentive Plan and Employee Stock Purchase Plan. The Audit Committee is responsible for reviewing the scope and results of audits and other services provided by the Company's independent public accountants.

EXECUTIVE COMPENSATION

  The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer and Chief Technical Officer for the 1996 fiscal year for services rendered in all capacities to the Company and its subsidiaries for that fiscal year. No executive officer of the Company earned salary and bonus in such fiscal year in excess of $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                          ANNUAL    COMPENSATION
                                                       COMPENSATION  AWARDS(1)
                    NAME AND PRESENT                   ------------ ------------
                   PRINCIPAL POSITION                     SALARY
                   ------------------                  ------------
                                                                     RESTRICTED
                                                                    STOCK AWARDS
                                                                    ------------
   Gregory Shenkman
     President and Chief Executive Officer............   $83,786      $20,170
   Alec Miloslavsky
     Vice Chairman and Chief Technical Officer........   $83,786      $20,170

--------
(1) Mr. Shenkman and Mr. Miloslavsky each purchased 1,206,000 shares of Common Stock on August 8, 1995, at a purchase price of $0.0167 per share, the fair market value of the Common Stock on such date. Payment of a portion of the purchase price was made with promissory notes, secured by the purchased shares. The shares are unvested and subject to repurchase, at the purchase price paid per share, upon Mr. Shenkman and Mr. Miloslavsky's termination of service with the Company prior to vesting in the shares. The Company's repurchase right lapses with respect to, and each of Mr. Shenkman and Mr. Miloslavsky vests in, 25% of their respective shares on October 15, 1995, and the balance in a series of 36 equal monthly installments thereafter.

OPTION GRANTS IN LAST FISCAL YEAR

  No stock options or stock appreciation rights were granted to Mr. Shenkman or Mr. Miloslavsky during the fiscal year ended June 30, 1996.

  In addition to the information provided above, the Company's current executive officers received the following stock options and stock awards during the period from the end of the 1996 fiscal year to March 31, 1997.

  On September 30, 1996, Mr. McCloskey was awarded 480,000 shares of Common Stock at $0.375 per share, which shares were purchased by him in November 1996 and January 1997 through the issuance of promissory notes in an aggregate principal amount of $180,000, secured by the purchased shares. The shares are unvested and subject to repurchase by the Company, at the purchase price paid per share, upon Mr. McCloskey's termination of service with the Company prior to vesting in the shares. The Company's repurchase right lapses with respect to, and Mr. McCloskey vests in, 25% of the shares on July 17, 1997, and the balance in a series of 36 equal monthly installments thereafter.

  On September 30, 1996, Mr. DeGolia was awarded 36,000 shares of Common Stock at $0.375 per share, the fair market value of the Common Stock on such date. The shares are unvested and subject to repurchase by the Company, at the purchase price paid per share, upon Mr. DeGolia's termination of service prior to vesting in the shares. The Company's repurchase right lapses with respect to, and Mr. DeGolia vests in, 25% of the shares on September 30, 1997 and as to the balance in a series of 36 equal monthly installments thereafter.

  On November 30, 1996, Mr. McNulty was awarded an option under the 1995 Stock Option Plan to purchase 240,000 shares of Common Stock at an exercise price of $0.375 per share, the fair market value of the Common Stock on such date. On February 24, 1997, Mr. McNulty exercised this option. Payment of the option exercise price was made with a promissory note, secured by the purchased shares. The shares are unvested and subject to repurchase, at the option exercise price paid per share, upon Mr. McNulty's termination of service with the Company prior to vesting in the shares. The Company's repurchase right lapses with respect to, and Mr. McNulty vests in, 25% of the shares on the first anniversary of the option grant date and the balance in a series of 36 equal monthly installments thereafter.

  On November 30, 1996, Mr. Shtivelman was awarded an option under the 1995 Stock Option Plan to purchase 90,000 shares of Common Stock at an exercise price of $0.375 per share, the fair market value of the Common Stock on such date. On January 30, 1997, Mr. Neyman was awarded an option under the 1995 Stock Option Plan to purchase 20,000 shares of Common Stock at an exercise price of $3.50 per share, the fair market value of the Common Stock on such date. On February 28, 1997, Mr. Shenkman and Mr. Miloslavsky were each awarded an option to purchase 150,000 shares of Common Stock at an exercise price of $7.50 per share, the fair market value of the Common Stock as determined by the Board of Directors. Each option has a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. Each option becomes exercisable as to 25% of the option shares on the first anniversary of the option grant date and the balance in a series of 36 equal monthly installments thereafter. However, Mr. Shtivelman's option is subject to acceleration as to 50% of the option shares on each of July 15, 1997 and July 15, 1998, in the event that certain performance milestones are attained prior to each such date. In the event of an acquisition of the Company by merger or asset sale, the options will terminate unless assumed by the acquiring corporation.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  No stock options or stock appreciation rights were exercised by Mr. Shenkman or Mr. Miloslavsky during the 1996 fiscal year and neither Mr. Shenkman nor Mr. Miloslavsky held any such outstanding options or rights at the end of such fiscal year.

STOCK PLANS

 1997 STOCK INCENTIVE PLAN

  The Company's 1997 Stock Incentive Plan (the "1997 Plan") is intended to serve as the successor equity incentive program to the Company's 1995 Stock Option Plan (the "Predecessor Plan"). The 1997 Plan has been adopted by the Board of Directors and approved by the shareholders. 10,027,207 shares of Common Stock have been authorized for issuance under the 1997 Plan. This share reserve is comprised of (i) the shares that remained available for issuance under the Predecessor Plan as of March 31, 1997, including the shares subject to outstanding options thereunder, plus (ii) an additional increase of 2,400,000 shares. In addition, upon the commencement of each fiscal year of the Company, beginning with the 1999 fiscal year, the share reserve will automatically be increased on the first trading day of such year by a number of shares equal to five percent (5%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding fiscal year. However, in no event may any one participant in the 1997 Plan receive option grants or direct stock issuances for more than 750,000 shares per calendar year.

  The 1997 Plan is divided into four separate components: (i) the Discretionary Option Grant Program, under which eligible individuals in the Company's employ or service (including officers and other employees, non-employee Board members and independent consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than their fair market value on the grant date,
(ii) the Stock Issuance Program, under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, either through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a fully-vested bonus for services rendered the Company, (iii) the Salary Investment Option Grant Program, under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants, and (iv) the Automatic Option Grant Program, under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date.

  The Discretionary Option Grant and Stock Issuance Programs will be administered by the Compensation Committee. A secondary committee of the Board may be granted separate but concurrent jurisdiction to administer those programs with respect to all individuals other than the Company's executive officers and non-employee Board members. Each Plan Administrator will have complete discretion, within the scope of its administrative jurisdiction under the 1997 Plan, to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the vesting schedule to be in effect for the option grant or stock issuance, the maximum term for which any granted option is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws. The Compensation Committee will have the discretion to determine the calendar years in which the Salary Investment Option Grant Program is to be in effect, the individuals who may participate in such program and the specific date on which the option grants thereunder are to be awarded. The administration of the Automatic Option Grant Program will be self-executing in accordance with the express provisions of such program.

  The exercise price for outstanding option grants under the 1997 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program granted to an optionee that has been employed with or providing services to the Company for at least one year that is not to be assumed by the successor corporation will automatically accelerate in full and all unvested shares under the Stock Issuance Program will automatically vest in full except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the authority under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed 18 months) following (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned or (ii) the completion of a successful tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board through one or more contested elections for Board membership. Finally, the Plan Administrator will have the authority under the Discretionary Option Grant Program to grant options that will automatically vest upon an acquisition of the Company by merger or asset sale, whether or not those options are to be assumed by the acquiring entity. Options currently outstanding under the Predecessor Plan will terminate upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the acquiring entity. However, the Plan Administrator will have the discretion to extend the acceleration provisions of the 1997 Plan to such outstanding options.

  Stock appreciation rights may be issued in tandem with option grants made under the Discretionary Option Grant Program. The holders of such rights will have the opportunity to elect between the exercise of their outstanding stock options for shares of Common Stock or the surrender of those options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  In the event the Compensation Committee elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $150,000. In return, the officer will automatically be granted, on or prior to the last trading day in January of the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the salary reduction amount. The option will vest in a series of 12 equal monthly installments over the calendar year for which the salary reduction is in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

  Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member after the date the underwriting agreement for this offering is executed will receive two option grants at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the Company. One such option grant will be for 30,000 shares of Common Stock and the other for 20,000 shares of Common Stock. In addition, at each Annual Shareholders Meeting, beginning with the 1998 Annual Meeting, each individual who is to continue to serve as a non-employee Board member will receive an option grant to purchase 7,500 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.

  Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all the option shares; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Board member cease prior to vesting in those shares. The shares subject to each 30,000-share grant will vest as to 25% of the option shares upon the optionee's completion of each of the four (4) years of Board service after the grant date. The shares subject to each 20,000-share option grant will vest as to 25% of the option shares on each of the fifth, sixth, seventh and eighth anniversaries of the option grant date. However, vesting of the shares will be subject to acceleration after the close of each fiscal year, beginning with the 1998 fiscal year, in the event that the optionee has served on a committee of the Board of Directors in such fiscal year. Vesting of 2,500 shares will accelerate with respect to each committee of the Board of Directors on which the optionee has served, up to a maximum of two committees, and will be conditioned on the optionee having attended at least 75% of the meetings held by such committee during the fiscal year. The shares to be accelerated will be those shares which would otherwise have been the first shares to vest in accordance with the vesting schedule described above. The shares subject to each annual 7,500-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member. In the event of a hostile tender offer for more than 50% of the Company's outstanding voting stock, the holders of outstanding options under the Automatic Option Grant Program will have the right surrender those options, whether or not those options are otherwise at the time exercisable for vested shares, in return for a cash distribution from the Company in an amount equal to the excess of (i) the take-over price of the shares of Common Stock at the time subject to each surrendered option over
(ii) the aggregate exercise price payable for those shares. The take-over price in clause (i) will be the greater of (a) the fair market value per share of Common Stock on the date the option is surrendered to the Company in connection with the hostile tender offer or (b) the highest reported price per share of Common Stock paid by the tender offeror in effecting such hostile take-over.

  The Board may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate on March 26, 2007, unless sooner terminated by the Board.

 EMPLOYEE STOCK PURCHASE PLAN

  The Company's Employee Stock Purchase Plan (the "Purchase Plan") has been adopted by the Board of Directors and approved by the shareholders. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 500,000 shares of Common Stock has been established for this purpose.

  The Purchase Plan will be divided into two separate components: the U.S. Employee Stock Purchase Plan, in which the Company's employees in the United States will participate, and the International Employee Stock Purchase Plan, in which the Company's employees located outside the United States will participate. The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the Underwriting Agreement is executed in connection with this Offering and will end on the last business day in July 1999.

  Individuals who are eligible employees on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (the first business day of February or August each year). Individuals who become eligible employees after the start date of this offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.

  At the beginning of each offering period, the Compensation Committee, acting as Plan Administrator, will designate the maximum percentage of the participant's base salary that may be applied to the Purchase Plan for each semi-annual period of participation, such percentage not to exceed 10% in any offering period. The accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day of January and July each year, with the first such purchase date to occur on January 31, 1998) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,000 shares on any one semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new 24-month offering period will begin, based on the lower fair market value.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AGREEMENTS AND
CHANGE OF CONTROL ARRANGEMENTS

  The Company has not entered into an employment contract with any of its current executive officers.

  Should the Company be acquired by merger or asset sale, all outstanding options granted to the Chief Executive Officer and the other executive officers under the 1997 Plan will automatically accelerate, except to the extent those options are to be assumed by the successor corporation. In addition, the Compensation Committee as Plan Administrator of the 1997 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or any unvested shares of Common Stock subject to direct issuances held by such individual, in connection with the termination of the officer's employment following: (i) a merger or asset sale in which those options are assumed or the Company's repurchase rights with respect to the unvested shares are assigned, (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or
(iii) certain hostile changes in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company's Board was formed in February 1997, and the members of the Compensation Committee are Messrs. Dunlevie, Jordan and Levy. None of these individuals was at any time during the fiscal year ended June 30, 1996, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                             CERTAIN TRANSACTIONS

  On March 29, 1996, James Jordan, a director of the Company, purchased 67,668 shares of the Company's Series A Preferred Stock at a price of $2.2167 per share.

  On March 29, 1996, Richard DeGolia, the Company's Vice President, Business Development, purchased 47,370 shares of the Company's Series A Preferred Stock at a price of $2.2167 per share.

  On March 29, 1996, entities affiliated with Benchmark Capital LLC ("Benchmark"), a greater than 5% shareholder of the Company, purchased shares of the Company's Series A Preferred Stock at a price of $2.2167 per share in the following amounts: Benchmark Capital Partners, L.P. (199,812 shares); and Benchmark Founders' Fund, L.P. (23,274 shares). On April 26, 1996, the Company granted Benchmark a warrant to purchase 420,282 shares of Common Stock at an exercise price of $5.9483 per share (subject to adjustment upon occurrence of certain events) which is exercisable upon the earlier of April 26, 1997 or the filing of the Company's initial public offering with proceeds of not less than $10,000,000. This warrant was issued in exchange for consulting services provided to the Company by Bruce Dunlevie, a director of the Company and an affiliate of Benchmark. On June 13, 1996, Benchmark purchased shares of the Company's Series B Preferred Stock at a price of $3.6883 per share in the following amounts: Benchmark Capital Partners, L.P. (957,084); and Benchmark Founders' Fund, L.P. (127,416 shares).

  In connection with the acceptance of an employment offer, on September 17, 1996, Michael McCloskey, the Company's Vice President, Finance and International, Chief Financial Officer and Secretary, was granted 480,000 shares of the Company's Common Stock at $0.375 per share, which shares were purchased by him in November 1996 and January 1997 through the delivery of promissory notes payable to the Company in the aggregate principal amount of $180,000 at an interest rate of 6.5% per annum, compounded annually. Principal and interest on such notes is due and payable on the earliest of (i) five years from the date of issuance, (ii) the sale of such shares of the Company's Common Stock by such purchaser and (iii) 90 days following the date of such purchaser's termination of employment with the Company.

  On November 30, 1996, John McNulty, the Company's Vice President, Channels, was granted an option to purchase 240,000 shares of the Company's Common Stock at $0.375 per share, which shares were purchased by him in February 1997 through the delivery of a promissory note payable to the Company in the aggregate principal amount of $90,000 at an interest rate of 6.1% per annum, compounded annually. Principal and interest on such notes are due and payable on the earliest of (i) five years from the date of issuance, (ii) the sale of such shares of the Company's Common Stock by such purchaser and (iii) 90 days following the date of such purchaser's termination of employment with the Company.

  During fiscal 1995 and 1996, the Company borrowed an aggregate of $104,500 and $720,000, respectively, from officers, shareholders and their affiliates. Of these amounts $39,000 and $25,000 was outstanding as of June 30, 1995 and 1996, respectively. Certain of these related party loans were non-interest bearing, however, the computed interest related to the borrowings was immaterial.

  During fiscal 1995 and 1996, the Company received $394,000 and $50,000 of revenue, respectively, from sales to a company in which Gregory Shenkman, the Company's President and Chief Executive Officer and a director of the Company, and Alec Miloslavsky, the Company's Vice Chairman of the Board and Chief Technical Officer and a director of the Company, held an ownership interest.

  The Company has also granted options to certain of its directors and executive officers. See "Management--Executive Compensation", "Management-- Executive Officers and Directors" and "Principal and Selling Shareholders".

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors and Named Officers, (iii) all executive officers and directors as a group and (iv) each of the other Selling Shareholders.

                                  SHARES                       SHARES
                            BENEFICIALLY OWNED           BENEFICIALLY OWNED
                               PRIOR TO THE                    AFTER
                               OFFERING(1)     NUMBER OF   OFFERING(1)(2)
                            ------------------  SHARES   ------------------
NAME OF BENEFICIAL OWNER      NUMBER   PERCENT  OFFERED    NUMBER   PERCENT
------------------------    ---------- ------- --------- ---------- -------
Gregory Shenkman(3)........  3,485,250  20.7%   100,000   3,385,250  18.0%
 1155 Market Street
 San Francisco, CA 94103
Alec Miloslavsky(4)........  3,485,250  20.7    100,000   3,385,250  18.0
 1155 Market Street
 San Francisco, CA 94103
Entities affiliated with
 Benchmark Capital LLC(5)..  1,897,368  11.0              1,897,368   9.9
 2480 Sand Hill Rd., Suite
  200
 Menlo Park, CA 94025
Bruce Dunlevie(6)..........  1,947,368  11.3              1,947,368  10.1
James Jordan(7)............    645,668   3.8                645,668   3.4
Paul Levy(8)...............     80,000     *                 80,000     *
All directors and officers
 as a group
 (12 persons)(9)........... 12,260,781  70.5             12,060,781  62.2
OTHER SELLING SHAREHOLDERS
Bruncor, Inc...............    675,000   4.0    200,000     475,000   2.5

--------
  *  Less than 1%.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Assumes no exercise of the Underwriters' over-allotment option. If the Underwriters exercise the over-allotment option, the Company will sell up to an aggregate of 360,000 additional shares in this offering.

 (3) Includes 36,000 shares held by Norm and Maya Shendon and 180,000 shares held by Dmitry and Maria Shenkman, of which Mr. Shenkman disclaims beneficial ownership. Includes 360,000 shares held by Dmitry Shenkman, Trustee of the Michelle Shenkman 1996 Trust u/t/a dated March 18, 1996, 360,000 shares held by Dmitry Shenkman, Trustee of the Nikita Anthony Shenkman 1996 Trust u/t/a dated March 18, 1996, and 1,428,000 shares held by Gregory and Yelena Shenkman, Trustees of the Shenkman Family Trust u/t/a dated March 7, 1996.

 (4) Includes 180,000 shares held by Anatoly and Zhanna Elkinbard, and 180,000 shares held by Larry and Lidia Miloslavsky, of which Mr. Miloslavsky disclaims beneficial ownership. Excludes 2,250 shares held by Lidia Miloslavsky and options exercisable by Lidia Miloslavsky to purchase a total of 375 shares of Common Stock which options were exercisable within 60 days of March 31, 1997, of which Mr. Miloslavsky disclaims beneficial ownership. Includes 360,000 shares held by Larry Miloslavsky and Anatoly Elkinbard, Trustees of the Miloslavsky 1996 Irrevocable Trust u/t/a dated March 13, 1996 and 120,000 shares held by Larry and Lidia Miloslavsky, Trustees of the Joshua Trobnikov Miloslavsky 1996 Trust u/t/a dated March 15, 1996.

 (5) Consists of 170,610 shares held by Benchmark Founders' Fund, L.P., 1,306,476 shares held by Benchmark Capital Partners, L.P. and 420,282 shares issuable upon exercise of a warrant held by Benchmark Capital Partners, L.P. Mr. Dunlevie, a director of the Company, is an affiliate of the foregoing entities and may be deemed to share voting and investment power with respect to such shares. Mr. Dunlevie disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares arising from his interests in the entities referred to above.

 (6) Includes 1,477,086 shares beneficially owned by entities affiliated with Benchmark Capital LLC. See note (5). Includes options exercisable by Mr. Dunlevie to purchase a total of 50,000 shares of Common Stock, which options were issued and became exercisable on February 28, 1997 and 420,282 shares of Common Stock issuable to Benchmark Capital Partners, L.P. upon exercise of an outstanding warrant which warrant became exercisable upon the initial filing of the Registration Statement to which this Prospectus is a part.

 (7) Includes options exercisable by Mr. Jordan to purchase a total of 50,000 shares of Common Stock, which options were issued and became exercisable on February 28, 1997.

 (8) Includes options exercisable by Mr. Levy to purchase a total of 50,000 shares of Common Stock, which options were issued and became exercisable on February 28, 1997.

 (9) Includes 159,375 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 1997 and 420,282 shares issuable upon exercise of a warrant which warrant became exercisable upon the initial filing of the Registration Statement to which this Prospectus is a part.

                         DESCRIPTION OF CAPITAL STOCK

  Immediately following the closing of this offering, the authorized capital stock of the Company will consist of 120,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value, after giving effect to the amendment to the Company's Articles of Incorporation to eliminate the Series A, Series B and Series C Preferred Stock, which will occur upon conversion of such Preferred Stock into Common Stock upon the closing of this offering, and the subsequent authorization of shares of undesignated Preferred Stock, as described below.

COMMON STOCK

  As of March 31, 1997, there were 16,807,868 shares of Common Stock outstanding that were held of record by 76 shareholders. There will be 19,228,150 shares of Common Stock outstanding (assuming (i) no exercise of the Underwriters' over-allotment option, (ii) no exercise after March 31, 1997 of outstanding options, (iii) the exercise of a warrant to purchase 420,282 shares of Common Stock, and (iv) no exercise of warrants to purchase 494,629 shares of Series C Preferred Stock issued on February 26, 1997) after giving effect to the sale of the shares of Common Stock to the public offered hereby.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy". In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, the Company's Articles of Incorporation will authorize 5,000,000 shares of Preferred Stock. The Board of Directors will have the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any of the Preferred Stock.

WARRANTS

  As of March 31, 1997, the Company had warrants outstanding to purchase an aggregate of (i) 44,965 shares of Series C Preferred Stock at an exercise price per share equal to 110% of the current fair value on the date such shares vest pursuant to the vesting schedule, which warrants expire on February 26, 2000, (ii) 449,664 shares of Series C Preferred Stock at an exercise price per share equal to 110% of the current market price on December 31, 1997 (subject to certain adjustments) if the Company has completed an initial public offering of its Common Stock otherwise $13.34, which warrants expire on February 26, 2004, and (iii) 420,282 shares of Common Stock at a price per share equal to $5.9483, which warrant expires on the earlier of the closing of this offering or April 26, 2001. The

Company anticipates that the warrant to purchase 420,282 shares of Common Stock will be exercised prior to the completion of this offering. Upon consummation of this offering, the outstanding warrants to purchase shares of the Company's Series C Preferred Stock will become exercisable for shares of Common Stock only at the same respective exercise prices per share as noted above. The holders of shares acquired upon the exercise of the warrants to purchase Series C Preferred Stock are entitled to certain registration rights. See "--Registration Rights".

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE BYLAWS

  Upon the closing of this offering, the Bylaws will provide that all shareholder actions must be effected at a duly called meeting and not by a consent in writing. The Bylaws will also provide that the Company's shareholders may call a special meeting of shareholders only upon a request of shareholders owning at least 50% of the Company's capital stock. Furthermore, the Company's shareholders are currently entitled to cumulate their votes for the election of directors so long as at least one shareholder has given notice at the shareholder meeting prior to the voting of that shareholder's desire to cumulate his or her votes. Cumulative voting will no longer be permitted at such time as (1) the Company's shares of Common Stock are listed on the Nasdaq National Market and the Company has at least 800 holders of its equity securities as of the record date of the Company's most recent annual meeting of shareholders or (ii) the Company's shares of Common Stock are listed on the New York Stock Exchange or the American Stock Exchange. The Company expects to have its shares listed on the Nasdaq National Market and to have at least 800 holders of its equity securities by the record date for its next annual meeting of shareholders. These provisions of the Bylaws and the existence of authorized, but undesignated, Preferred Stock could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Anti-takeover Effects of Provisions of the Bylaws".

REGISTRATION RIGHTS

  After this offering, the holders of approximately 4,127,241 shares of Common Stock (excluding the 494,629 shares of Common Stock underlying warrants to purchase Series C Preferred Stock) will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreements between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Certain of such shareholders benefitting from these rights may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its diligent best efforts to effect such registration. Further, holders may require the Company at the Company's expense to file additional registration statements on Form S-3 when such form becomes available to the Company. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights".

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Boston EquiServe
L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 19,228,150 shares of Common Stock outstanding (assuming (i) no exercise of the Underwriters' over-allotment option, (ii) no exercise after March 31, 1997 of outstanding options, (iii) the exercise of a warrant to purchase 420,282 shares of Common Stock and, (iv) no exercise of warrants to purchase 494,629 shares of Series C Preferred Stock issued on February 26, 1997). Of these shares, the 2,400,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 16,828,150 shares of Common Stock are deemed "Restricted Shares" under Rule 144. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. However, such Representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. As a result of these restrictions, based on shares outstanding and options granted as of March 31, 1997, the following shares of Common Stock will be eligible for future sale. On the date of this Prospectus, no shares other than the 2,400,000 shares offered hereby will be eligible for sale. Upon the expiration of the lock-up period 180 days after the date of this Prospectus, an additional 15,078,505 shares will become available for sale.

  In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company (approximately 192,282 shares after giving effect to this offering) and the average weekly trading volume of the Common Stock on Nasdaq during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an Affiliate of the Company at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares. Such opinion would be provided by and at the cost of the transferor.

  Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits Affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-Affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule
144. All holders of Rule 701 shares are required to wait until 90 days after the date of this Prospectus before selling such shares.

  The Company intends to register on a registration statement on Form S-8, approximately 30 days after the effective date of this offering, a total of approximately 10,027,207 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1997 Stock Incentive Plan and a total of 500,000 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates of the Company, be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also, beginning six months after the date of this Prospectus, the holders of 4,127,241 Restricted Shares will be entitled to certain rights with respect to registration of such shares for sale in the public market. See "Description of Capital Stock--Registration Rights".

  Prior to this offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

  The financial statements and schedule included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The statements in the Prospectus under the captions "Risk Factors--GeoTel Litigation" and "Business--GeoTel Litigation" have been reviewed and approved by Blakely Sokoloff Taylor & Zafman as experts in such matters, and are included herein in reliance upon such review and approval.

                   CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

  In February 1997, the Company's Board of Directors retained Arthur Andersen LLP as its independent public accountants and dismissed the Company's former public accountants, Coopers and Lybrand LLP. The decision to change independent public accountants was approved by resolution of the Board of Directors. The former independent public accountants' report on the Company's financial statements at and for the years ended June 30, 1994 and 1995 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. The former independent public accountants' report does not cover any of the consolidated financial statements of the Company included in this Prospectus. Coopers & Lybrand LLP did not issue an audit report on the Company's financial statements for any other period. There were no disagreements with the former public accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to the Company's consolidated financial statements up through the time of dismissal that, if not resolved to the former public accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP regarding accounting principles.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web Site is http://www.sec.gov.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes", "anticipates", "estimates", "expects" and words of similar import, constitute "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the limited operating history of the Company; the potential fluctuations in quarterly operating results; the lengthy sales cycle; the lengthy implementation cycle and dependence on third party consultants; the risks related to dependence on new products and rapid technological change; competition; product concentration; the management of growth; the dependence on third-party resellers; the GeoTel litigation; customer concentration; the dependence on the emerging ECTI market; the risks associated with international sales and operations; the dependence on key personnel; government regulation of immigration; the dependence on ability to integrate with third-party technology; risks related to product liability; the risks related to protection of intellectual property; the concentration of stock ownership; the lack of a prior public market and the possible volatility of stock price; the shares eligible for future sale and the registration rights of certain shareholders; the effect of certain charter provisions and the anti-takeover effects of provisions of the bylaws; dilution; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, "Risk Factors", "Capitalization", "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and "Principal and Selling Shareholders". Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect any events or developments.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Shareholders' Equity (Deficit)................... F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Genesys Telecommunications Laboratories, Inc.:

  We have audited the accompanying consolidated balance sheets of Genesys Telecommunications Laboratories, Inc. (a California Corporation) and subsidiaries as of June 30, 1995 and 1996 and March 31, 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1996 and the nine-month period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genesys Telecommunications Laboratories, Inc. and subsidiaries as of June 30, 1995 and 1996 and March 31, 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 and the nine-month period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California
May 1, 1997

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 MARCH 31, 1997
                                                                   PRO FORMA
                                         JUNE 30,                SHAREHOLDERS'
                                      ---------------  MARCH 31,     EQUITY
                                       1995    1996      1997      (DEFICIT)
                                      ------  -------  --------- --------------
                                                                  (UNAUDITED)
               ASSETS                                               (NOTE 9)
CURRENT ASSETS:
 Cash and cash equivalents........... $  203  $ 5,926   $ 9,574
 Accounts receivable, net of
  allowance for doubtful accounts of
  $16, $426, and $391, respectively..  1,675    4,607    12,104
 Prepaid expenses and other..........     51      173     1,383
                                      ------  -------   -------
   Total current assets..............  1,929   10,706    23,061
PROPERTY AND EQUIPMENT, at cost, net
 of accumulated depreciation and
 amortization........................    327    1,224     5,064
OTHER ASSETS:
 Goodwill, net of amortization.......    --       --      2,068
 Other...............................    --        31       822
                                      ------  -------   -------
                                      $2,256  $11,961   $31,015
                                      ======  =======   =======
   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Advances from related parties....... $   39  $    25   $    --
 Current portion of capital lease
  obligations........................     23       37        70
 Accounts payable....................    835    1,113     2,165
 Accounts payable to related
  parties............................    --       268        40
 Accrued payroll and related
  benefits...........................    126      625     1,328
 Other accrued liabilities...........    334      948     1,781
 Deferred revenues...................  1,087    3,081     7,252
                                      ------  -------   -------
   Total current liabilities.........  2,444    6,097    12,629
                                      ------  -------   -------
CAPITAL LEASE OBLIGATIONS, net of
 current portion.....................     57       37       147
                                      ------  -------   -------
CONVERTIBLE DEBT TO RELATED PARTY....    --       367       --
                                      ------  -------   -------
COMMITMENTS AND CONTINGENCIES (Notes
 5 and 6)
SHAREHOLDERS' EQUITY (DEFICIT):
 Convertible preferred stock,
  no par value:
   Series A:
     Authorized-900,000 shares
     Issued and outstanding-none in
      1995, and
      900,000 shares in 1996 and at
      March 31, 1997
      and none on a pro forma basis
     Liquidation value-$1,995........    --     1,995     1,995          --
   Series B:
     Authorized-2,400,000 shares
     Issued and outstanding-none in
      1995, 1,897,878
      shares in 1996 and at March 31,
      1997
      and none on a pro forma basis
     Liquidation value-$7,000........    --     7,000     7,000          --
   Series C:
     Authorized-1,348,992 shares
     Issued and outstanding-none in
      1995 and 1996, 854,363 shares
      at March 31, 1997 and none on a
      pro forma basis
     Liquidation value-$9,501........    --       --      9,101          --
 Common stock, no par value:
     Authorized-120,000,000 shares
     Issued and outstanding-6,801,000
      shares in 1995, 11,319,000
      shares in 1996, 13,155,627
      shares at March 31, 1997 and
      17,228,150 shares on a pro
      forma basis....................     23      154     3,550       24,146
 Shareholder notes receivable........    (18)    (112)     (435)        (435)
 Cumulative translation adjustment...    --       --         12           12
 Accumulated deficit.................   (250)  (3,577)   (2,984)      (2,984)
                                      ------  -------   -------     --------
   Total shareholders' equity
    (deficit)........................   (245)   5,460    18,239     $ 20,739
                                      ------  -------   -------     ========
                                      $2,256  $11,961   $31,015
                                      ======  =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     FOR THE YEARS ENDED     FOR THE NINE MONTHS
                                          JUNE 30,             ENDED MARCH 31,
                                    -----------------------  -------------------
                                     1994    1995    1996       1996      1997
                                    ------  ------  -------  ----------- -------
                                                             (UNAUDITED)
REVENUES:
  License.........................  $  460  $3,077  $ 7,369    $ 4,429   $19,445
  Service.........................   1,272   1,403    1,950      1,187     2,546
                                    ------  ------  -------    -------   -------
    Total revenues................   1,732   4,480    9,319      5,616    21,991
                                    ------  ------  -------    -------   -------
COST OF REVENUES:
  License.........................      23     123      308        183       926
  Service.........................     595   1,190    2,568      1,487     2,574
                                    ------  ------  -------    -------   -------
    Total cost of revenues........     618   1,313    2,876      1,670     3,500
                                    ------  ------  -------    -------   -------
GROSS MARGIN......................   1,114   3,167    6,443      3,946    18,491
                                    ------  ------  -------    -------   -------
OPERATING EXPENSES:
  Research and development........     578     959    3,673      2,475     5,995
  Sales and marketing.............     162     705    3,030      1,731     9,303
  General and administrative......     534   1,343    2,979      2,296     2,538
                                    ------  ------  -------    -------   -------
    Total operating expenses......   1,274   3,007    9,682      6,502    17,836
                                    ------  ------  -------    -------   -------
INCOME (LOSS) FROM OPERATIONS.....    (160)    160   (3,239)    (2,556)      655
OTHER INCOME (EXPENSE):
  Interest income (expense), net..      (7)    (17)     (78)       --         74
  Other, net......................      30      11      (10)       (88)       94
                                    ------  ------  -------    -------   -------
INCOME (LOSS) BEFORE PROVISION FOR
 INCOME TAXES.....................    (137)    154   (3,327)    (2,644)      823
PROVISION FOR INCOME TAXES........     --      --       --         --        230
                                    ------  ------  -------    -------   -------
NET INCOME (LOSS).................  $ (137) $  154  $(3,327)   $(2,644)  $   593
                                    ======  ======  =======    =======   =======
PRO FORMA NET INCOME (LOSS) PER
 SHARE............................                  $ (0.18)   $ (0.15)  $  0.03
                                                    =======    =======   =======
PRO FORMA WEIGHTED AVERAGE COMMON
 AND COMMON EQUIVALENT SHARES.....                   18,644     18,079    22,540
                                                    =======    =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                            CONVERTIBLE PREFERRED STOCK
                   --------------------------------------
                      SERIES A        SERIES B        SERIES C       COMMON STOCK
                   -------------- ---------------- -------------- -------------------
                                                                                       SHAREHOLDER CUMULATIVE
                                                                                          NOTES    TRANSLATION ACCUMULATED
                   SHARES  AMOUNT  SHARES   AMOUNT SHARES  AMOUNT   SHARES    AMOUNT   RECEIVABLE  ADJUSTMENT    DEFICIT
                   ------- ------ --------- ------ ------- ------ ----------  -------  ----------- ----------- -----------
BALANCES, JULY 1,
1993.............    --    $ --      --     $--      --    $--     1,200,000  $     2     $  (2)      $--        $  (267)
 Net loss........    --      --      --       --     --      --       --        --         --          --           (137)
                   ------- ------ --------- ------ ------- ------ ----------  -------     -----       -----      -------
BALANCES,
JUNE 30, 1994....    --      --      --       --     --      --    1,200,000        2        (2)       --           (404)
 Issuances of
 Common Stock....    --      --      --       --     --      --    5,601,000       21       (16)       --          --
 Net income......    --      --      --       --     --      --       --        --         --          --            154
                   ------- ------ --------- ------ ------- ------ ----------  -------     -----       -----      -------
BALANCES,
JUNE 30, 1995....    --      --      --       --     --      --    6,801,000       23       (18)       --           (250)
 Issuance of
 Common Stock....    --      --      --       --     --      --    4,518,000      129      (102)       --          --
 Issuance of
 Series A
 Preferred Stock.  900,000  1,995    --       --     --      --       --        --         --          --          --
 Issuance of
 Series B
 Preferred Stock.    --      --   1,897,878  7,000   --      --       --        --         --          --          --
 Payments on
 shareholder
 notes
 receivable......    --      --      --       --     --      --       --        --            8        --          --
 Deferred
 compensation
 charge..........    --      --      --       --     --      --       --            2      --          --          --
 Net loss........    --      --      --       --     --      --       --        --         --          --         (3,327)
                   ------- ------ --------- ------ ------- ------ ----------  -------     -----       -----      -------
BALANCES,
JUNE 30, 1996....  900,000  1,995 1,897,878  7,000   --      --   11,319,000      154      (112)       --         (3,577)
 Exercise of
 stock options...    --      --      --       --     --      --      665,627      100       (91)       --          --
 Issuances of
 Common Stock....    --      --      --       --     --      --    1,004,500      466      (234)       --          --
 Issuance of
 Common Stock in
 connection with
 the acquisition
 of a subsidiary     --      --      --       --     --      --      675,000    2,025      --          --          --
 Issuance of
 Series C
 Preferred Stock.    --      --      --       --   854,363  9,101     --        --         --          --          --
 Issuance of
 Common Stock
 Warrants........    --      --      --       --     --      --       --          650      --          --          --
 Repurchase of
 Common Stock....    --      --      --       --     --      --     (508,500)      (9)     --          --          --
 Cumulative
 translation
 adjustment......    --      --      --       --     --      --       --        --         --            12        --
 Payment on
 shareholder
 notes
 receivable......    --      --      --       --     --      --       --        --          2          --          --
 Deferred
 compensation
 charge..........    --      --      --       --     --      --       --          164      --          --          --
 Net income......    --      --      --       --     --      --       --        --         --          --            593
                   ------- ------ --------- ------ ------- ------ ----------  -------     -----       -----      -------
BALANCES,
MARCH 31, 1997...  900,000 $1,995 1,897,878 $7,000 854,363 $9,101 13,155,627  $ 3,550     $(435)      $  12      $(2,984)
                   ======= ====== ========= ====== ======= ====== ==========  =======     =====       =====      =======
PRO FORMA
BALANCES, MARCH
31, 1997
(Unaudited)......    --    $  --     --     $  --      --  $   -- 17,228,150  $24,146     $(435)      $  12      $(2,984)
                   ======= ====== ========= ====== ======= ====== ==========  =======     =====       =====      =======
                        TOTAL
                    SHAREHOLDERS'
                   EQUITY (DEFICIT)
                   ----------------
BALANCES, JULY 1,
1993.............      $  (267)
 Net loss........         (137)
                   ----------------
BALANCES,
JUNE 30, 1994....         (404)
 Issuances of
 Common Stock....            5
 Net income......          154
                   ----------------
BALANCES,
JUNE 30, 1995....         (245)
 Issuance of
 Common Stock....           27
 Issuance of
 Series A
 Preferred Stock.        1,995
 Issuance of
 Series B
 Preferred Stock.        7,000
 Payments on
 shareholder
 notes
 receivable......            8
 Deferred
 compensation
 charge..........            2
 Net loss........       (3,327)
                   ----------------
BALANCES,
JUNE 30, 1996....        5,460
 Exercise of
 stock options...            9
 Issuances of
 Common Stock....          232
 Issuance of
 Common Stock in
 connection with
 the acquisition
 of a subsidiary         2,025
 Issuance of
 Series C
 Preferred Stock.        9,101
 Issuance of
 Common Stock
 Warrants........          650
 Repurchase of
 Common Stock....           (9)
 Cumulative
 translation
 adjustment......           12
 Payment on
 shareholder
 notes
 receivable......            2
 Deferred
 compensation
 charge..........          164
 Net income......          593
                   ----------------
BALANCES,
MARCH 31, 1997...      $18,239
                   ================
PRO FORMA
BALANCES, MARCH
31, 1997
(Unaudited)......      $20,739
                   ================

  The accompanying notes are an integral part of these consolidated financial statements.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 FOR THE
                                      FOR THE YEARS         NINE MONTHS ENDED
                                      ENDED JUNE 30,            MARCH 31,
                                  ------------------------  ------------------
                                   1994    1995     1996       1996      1997
                                  ------  -------  -------  ----------- ------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss).............. $ (137) $   154  $(3,327)   $(2,644)  $  593
  Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in)
   operating activities:
   Common stock issued for
    services rendered............    --         1      --         --       --
   Deferred Compensation
    expense......................    --       --         2        --       164
   Depreciation and
    amortization.................     11       56      264        143      664
   Provision for doubtful
    accounts.....................     51        4      410        --        55
   Changes in operating assets
    and liabilities:
     Accounts receivable.........   (297)  (1,324)  (3,342)       279   (7,552)
     Prepaid expenses and other..     (3)     (43)    (122)       (15)  (1,210)
     Accounts payable............    257      631      278        535    1,052
     Accounts payable to related
      parties....................    --       --       268        296     (228)
     Accrued payroll and related
      benefits...................    --       126      499         61      703
     Other accrued liabilities...     88        2      614        206      845
     Deferred revenues...........    272      688    1,994        733    4,164
                                  ------  -------  -------    -------   ------
       Net cash provided by (used
        in) operating activities.    242      295   (2,462)      (406)    (750)
                                  ------  -------  -------    -------   ------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchases of property and
   equipment.....................    (83)    (227)  (1,161)      (709)  (4,328)
  Increase in other assets.......    --       --       (31)       (32)    (117)
  Cost to acquire subsidiary.....    --       --       --         --      (100)
                                  ------  -------  -------    -------   ------
       Net cash used in investing
        activities...............    (83)    (227)  (1,192)      (741)  (4,545)
                                  ------  -------  -------    -------   ------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from bank line of
   credit........................    --       --       --         --     2,000
  Repayment of bank line of
   credit........................    --       --       --         --    (2,000)
  Principal payments on capital
   lease obligations.............    --        (4)     (34)        15      (90)
  Proceeds from advances from
   related parties...............    202      105      720        --        33
  Repayments of advances from
   related parties...............   (145)    (224)    (706)       (22)     --
  Proceeds from convertible debt
   to related parties............    --       --       367      1,233      --
  Repayment of convertible debt
   to related parties............    --       --       --         --      (367)
  Proceeds from promissory note..    --       --     1,500        --       --
  Repayment of promissory note...    --       --      (600)       --       --
  Repayment of shareholder notes
   receivable....................    --       --         8        --       --
  Repurchases of Common Stock....    --       --       --         --       --
  Proceeds from sales of
   preferred stock...............    --       --     8,095        --     9,101
  Proceeds from sales of common
   stock.........................    --         5       27         33      266
                                  ------  -------  -------    -------   ------
       Net cash provided by (used
        in) financing activities.     57     (118)   9,377      1,259    8,943
                                  ------  -------  -------    -------   ------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS............    216      (50)   5,723        112    3,648
CASH AND CASH EQUIVALENTS:
  Beginning of Period............     37      253      203        203    5,926
                                  ------  -------  -------    -------   ------
  End of Period.................. $  253  $   203  $ 5,926    $   315   $9,574
                                  ======  =======  =======    =======   ======
ADDITIONAL DISCLOSURES OF NON-
 CASH TRANSACTIONS:
  Repayment of convertible debt
   with issuance of preferred
   stock......................... $  --   $   --   $   900    $   --    $  --
  Equipment capital lease........    --        84       24         24      175
  Common Stock issued to acquire
   subsidiary....................    --       --       --         --     2,193
  Fair market value of warrants
   issued........................    --       --       --         --       650

  The accompanying notes are an integral part of these consolidated financial statements.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1997
  (INFORMATION RELATING TO THE NINE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

1. THE COMPANY:

  Genesys Telecommunications Laboratories, Inc. (formerly Enhanced Voice Processing, Inc.), was incorporated in California on October 11, 1990. During fiscal 1995, Genesys Telecommunications Laboratories, Inc. established a wholly-owned subsidiary in the United Kingdom, and in fiscal 1996 it established a wholly-owned subsidiary in Russia. Also in fiscal 1996, Genesys Telecommunications Laboratories, Inc. entered into a joint venture in Canada through which it owned 51% of a Canadian corporation, Genesys Laboratories Canada, Inc. In February 1997, Genesys Telecommunications Laboratories, Inc. acquired the remaining 49% of Genesys Laboratories Canada, Inc.

  Genesys Telecommunications Laboratories, Inc. and subsidiaries (the "Company") operate in a single industry segment and are involved in the design, development, marketing and support of a suite of Enterprise Computer Telephony Integration ("ECTI") products, including platform and applications software that enable organizations to integrate critical business information and computing resources with telephony and other telecommunications media. The Company's products are marketed primarily in North America, Europe and Asia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Genesys Telecommunications Laboratories, Inc. and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

UNAUDITED INTERIM FINANCIAL DATA

  The unaudited financial statements as of March 31, 1996 and for the nine months ended March 31, 1996 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the consolidated financial statements for this period are unaudited. The Company believes the results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

FOREIGN CURRENCY TRANSLATION

  The functional currency of the Company's subsidiaries is the local currency. Accordingly, the Company applies the current rate method to translate the subsidiaries' financial statements into U.S. dollars. Translation adjustments are included as a separate component of shareholders' equity (deficit) in the accompanying consolidated financial statements.

  Foreign exchange gains and losses resulting from foreign currency transactions are recorded in other income (expense) in the accompanying consolidated financial statements and were not material in any of the periods presented.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

STOCK-BASED COMPENSATION

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") in October 1995. This accounting standard permits the use of either a fair value based method or the method defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") to account for stock-based compensation arrangements. Companies that elect to employ the valuation method provided in APB 25 are required to disclose the pro forma net income (loss) and net income (loss) per share that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25, and accordingly, it has included the pro forma disclosures required under SFAS 123 in its consolidated financial statements.

USE OF ESTIMATES

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

IMPAIRMENT OF LONG LIVED ASSETS

  The Company reviews long lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of March 31, 1997, no impairment losses have been incurred.

REVENUE RECOGNITION

  The Company generates revenues from licensing the rights to use its software products directly to end users and indirectly through value-added resellers. The Company also generates revenues from sales of post-contract support, consulting and training services performed for customers who license the Company's products.

  The Company recognizes revenues and records estimated warranty reserves from software license agreements with end users and VARs upon shipment of the software if there are no significant post-delivery obligations and if collection is probable. If a software license agreement provides for acceptance criteria that extend beyond the published specifications of the applicable product, then revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

  Customers who purchase post-contract support services under maintenance agreements have the right to receive unspecified product updates, upgrades and enhancements. Customers that do not purchase post-contract support must purchase product updates, upgrades and enhancements under separate agreements that are subject to the criteria of the Company's revenue recognition policy.

  Revenues from post-contract support services are recognized ratably over the term of the support period. If post-contract support services are included free or at a discount in a license agreement, such amounts are allocated out of the license fee at their fair market value based on the value established by independent sale of such post-contract support services to customers. Consulting revenues are primarily related to implementation services performed on a time and materials basis under separate service arrangements related to the installation of the Company's software products. Revenues from

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

consulting and training services are recognized as services are performed. If a transaction includes both license and service elements, license fee revenue is recognized upon shipment of the software, provided services do not include significant customization or modification of the base product and the payment terms for licenses are not subject to acceptance criteria. In cases where license fee payments are contingent upon the acceptance of services, revenues from both the license and the service elements are deferred until the acceptance criteria are met.

  Cost of license revenues includes the costs of product media, product duplication and manuals, as well as allocated labor and overhead costs related to preparation and shipment of the product. Cost of service revenues consists primarily of salaries, benefits and allocated overhead costs related to consulting personnel and the customer service department.

  Deferred revenues include software license fees and services that have been invoiced to the customer for which the revenue earnings process has not been completed.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company's investments have consisted of certificates of deposit with original maturities of three months or less and money market accounts.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (or over the lease term if it is shorter for leasehold improvements), which range from 3 to 5 years. Property and equipment leased under capital leases is amortized over the lesser of its useful life or the lease term.

SOFTWARE DEVELOPMENT COSTS

  The Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which the Company has defined as completion of a working model. For fiscal 1994, 1995 and 1996, and the nine months ended March 31, 1996 and 1997, costs that were eligible for capitalization were insignificant and, thus, the Company has charged all software development costs to research and development expense in the accompanying consolidated statements of operations.

PRO FORMA NET INCOME (LOSS) PER SHARE

  Pro forma net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of Preferred Stock (using the "if converted" method) and stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within the 12 months preceding the initial filing date as if they were outstanding for all periods presented (using the treasury stock method and an assumed initial public offering price of $15.00 per share). In addition, Preferred Stock is included in the computation (using the "if converted" method) even when the effect of their inclusion is anti-dilutive. Pro forma net loss per share data prior to fiscal 1996 have not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur in connection with the proposed offering.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

STOCK SPLITS

  In August 1996, the Company effected a 3:1 stock split of its Common Stock, and in November 1996 the Company effected a 2:1 stock split of its Common Stock. In February 1997, the Company effected a 6:1 stock split of its Series A and Series B Preferred Stock.

  All share and per share data in the accompanying consolidated financial statements have been retroactively restated to reflect the stock splits, including the reflection of all preferred share and per share data on an "as converted" basis.

3. FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK:

  Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. As of June 30, 1995, approximately 30% of accounts receivable were concentrated with three customers. As of June 30, 1996, approximately 43% of accounts receivable were concentrated with three different customers. As of March 31, 1997, approximately 22% of accounts receivable were concentrated with one customer. The Company generally does not require collateral on accounts receivable, as the majority of the Company's customers are large, well established companies. The Company provides reserves for credit losses and such losses have been insignificant in all periods presented in the accompanying consolidated financial statements.

  For cash equivalents, the carrying amount approximates fair value because of the short maturity of those instruments. For debt, the fair value is estimated based on market prices for similar debt instruments, and the carrying amount approximates fair value. Substantially all of the Company's cash and cash equivalents are held in five financial institutions.

4. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                          JUNE 30,
                                                        -------------  MARCH 31,
                                                        1995    1996     1997
                                                        -----  ------  ---------
   Computer and office equipment....................... $ 227  $1,326   $4,411
   Furniture and fixtures..............................    86     104      693
   Leasehold improvements and other....................    82     120      951
                                                        -----  ------   ------
                                                          395   1,550    6,055
   Less accumulated depreciation and amortization......   (68)   (326)    (991)
                                                        -----  ------   ------
                                                        $ 327  $1,224   $5,064
                                                        =====  ======   ======

  Included in property and equipment are assets acquired under capital lease obligations with an original cost of approximately $84,000, $108,000 and $282,000 as of June 30, 1995 and 1996 and March 31, 1997, respectively. Accumulated amortization on the leased assets was approximately $3,000, $31,000 and $59,000 as of June 30, 1995 and 1996 and March 31, 1997,
respectively.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

5. COMMITMENTS AND CAPITAL LEASE OBLIGATIONS

  The Company leases its facilities under noncancellable operating lease agreements, which expire on various dates through September 2000.

  Minimum future lease payments under noncancellable capital and operating leases as of March 31, 1997 are summarized as follows (in thousands):

                                                               CAPITAL OPERATING
   FISCAL YEAR                                                 LEASES   LEASES
   -----------                                                 ------- ---------
   1997 (three months)........................................  $ 23    $  453
   1998.......................................................    85     1,698
   1999.......................................................    44     1,492
   2000.......................................................    44     1,302
   2001 and thereafter........................................    72       324
                                                                ----    ------
     Total minimum lease payments.............................   268    $5,269
                                                                        ======
   Less: Amount representing interest at 14% to 19%...........   (51)
                                                                ----
   Present value of minimum lease payments....................   217
   Less: Current portion......................................   (70)
                                                                ----
   Long-term portion..........................................  $147
                                                                ====

  Rent expense was approximately $61,000, $98,000 and $341,000 in fiscal 1994, 1995 and 1996, respectively, and $199,000 and $741,000 for the nine months ended March 31, 1996 and 1997, respectively.

6. LITIGATION

  On December 17, 1996, GeoTel Communications Corporation ("GeoTel") filed a lawsuit in the United States District Court for the District of Massachusetts naming the Company as defendant, and alleging infringement of a patent issued to GeoTel. On February 10, 1997, the Company filed an answer in response to the complaint filed by GeoTel, asserting that the GeoTel patent is invalid, denying the alleged patent infringement and seeking dismissal of the complaint with prejudice. The Company believes that it has meritorious defenses to the asserted claims and intends to defend the litigation vigorously. The Company does not believe that any of its current products infringe any valid claims of GeoTel's patent. However, the outcome of litigation is inherently unpredictable, and there can be no assurance that the results of these proceedings will be favorable to the Company or that they will not have a material adverse effect on the Company's business, financial condition or results of operations. Regardless of the ultimate outcome, the GeoTel litigation could result in substantial expense to the Company and significant diversion of effort by the Company's technical and managerial personnel. If the Court determines that the Company infringes GeoTel's patent and that the GeoTel patent is valid and enforceable, it could issue an injunction against the use or sale of certain of the Company's products and it could assess significant damages against the Company. Accordingly, an adverse determination in the proceeding could subject the Company to significant liabilities and require the Company to seek a license from GeoTel. Although patent and intellectual property disputes in the software area have sometimes been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial, and there can be no assurance that a license from GeoTel, if required, would be available to the Company on acceptable terms or at all. Accordingly, an adverse determination in the GeoTel litigation could prevent the Company from licensing certain of

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

its software products, which would have a material adverse effect on the Company's business, financial condition and results of operations. The Company is unable to estimate the range of losses that may result from this matter.

7. BANK LINE OF CREDIT

  In October 1996, the Company entered into a line of credit agreement that has no expiration terms. Under the terms of the agreement, the Company may borrow up to $3.0 million under a revolving line of credit, which includes sublimits of $500,000 for equipment purchases and $500,000 for letters of credit. The line of credit is secured by substantially all of the Company's assets and advances are limited to 80% of eligible accounts receivable. Advances under the line accrue interest at the bank's prime rate plus 0.5% (9% at March 31, 1997) for line of credit borrowings and 1.0% for equipment loans. The line of credit contains provisions that prohibit the payment of cash dividends, and require the maintenance of specified levels of tangible net worth and certain financial ratios. The Company was in compliance with these financial covenants as of March 31, 1997.

  As of March 31, 1997, no borrowings were outstanding under this line of credit.

8. RELATED PARTY TRANSACTIONS

LOANS FROM OFFICERS, SHAREHOLDERS AND THEIR AFFILIATES

  During fiscal 1995 and 1996 and the nine months ended March 31, 1997, the Company borrowed an aggregate of $104,500, $720,000 and $33,000, respectively, from officers, shareholders and their affiliates. Of these borrowings, $39,000 and $25,000 was outstanding as of June 30, 1995 and 1996, respectively. No amount was outstanding as of March 31, 1997. Certain of these related party loans were non-interest bearing; however, the imputed interest related to the borrowings was immaterial.

  In July 1995, the Company issued a $1.5 million promissory note to a business associate of the Company's founders. The promissory note bore interest at a rate of 8% per annum. In May 1996, the Company repaid $600,000 of principal, and the remaining principal and all accrued interest of $50,499 was converted into 428,796 shares of Series A Preferred Stock, at a conversion rate of approximately $2.22 per share.

  In February 1996, the minority interest shareholder of the Company's Canadian subsidiary provided the subsidiary with a convertible revolving line of credit for CDN $2.0 million (US $1,444,000 as of March 31, 1997), of which US $367,000 was outstanding as of June 30, 1996. Loan amounts are due on December 31, 1997 and bear interest at a rate charged by the Royal Bank of Canada for 30 day Bankers Acceptances plus approximately 42 basis points. Borrowings under this facility are secured by all of the assets of the subsidiary. In March 1997, subsequent to the Company's acquisition of the minority shareholders' shares in the Canadian subsidiary (Note 12), all amounts outstanding under this facility were repaid, and the facility was canceled.

OTHER RELATED PARTY TRANSACTIONS

  During fiscal 1995 and 1996, the Company recognized $394,000 and $50,000 of revenue, respectively, from a contract with a company in which two of the Company's significant shareholders held an ownership interest. Costs associated with these revenues were immaterial. No other transaction occurred with this Company in any other period. As of June 30, 1995, $200,000 of accounts receivable related to this transaction were outstanding, and as of June 30, 1996 all amounts due from this related party had been paid.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

9. PREFERRED STOCK

  In March 1996, the Company issued 900,000 shares of Series A Preferred Stock at a price of $2.2167 per share. In June 1996, the Company issued 1,897,878 shares of Series B Preferred Stock at a price of $3.6883 per share. In February 1997, the Company issued 854,363 shares of Series C Preferred Stock at a price of $11.12 per share.

  The rights, preferences, privileges and restrictions granted to the preferred shareholders are as follows:

 Dividends

  The holders of Series A, Series B and Series C preferred stock are entitled, when and as declared by the Board of Directors, to annual dividends at a rate of $0.1333, $0.225 and $0.6672 per share, respectively, prior to the declaration, setting aside or payment of any dividend to the holders of Common Stock. Dividends are not cumulative. To date, no dividends have been declared.

 Liquidation Preference

  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets and funds of the Company available for distribution will be distributed as follows:

  The holders of Series C Preferred Stock are entitled to receive, prior and in preference to any distribution to the holders of Series A and Series B Preferred Stock and Common Stock, an amount equal to $11.12 per share, plus any declared but unpaid dividends with respect to such share.

  Thereafter, the holders of Series A and Series B Preferred Stock are entitled to receive, prior and in preference to any distribution to the holders of Common Stock, an amount equal to $2.2167 and 3.6883 per share, respectively, plus any declared but unpaid dividends with respect to such shares.

  After payment to the holders of Series A, Series B and Series C Preferred Stock as described above, the holders of Common Stock of the Company receive any remaining assets of the Company.

 Conversion

  The holders of Series A, Series B and Series C Preferred Stock have the following conversion rights:

  Each share is convertible into Common Stock at the option of the holder at any time after the date of issuance. Each share is initially convertible into one share of Common Stock, subject to adjustment for dilution, as defined in the Articles of Incorporation.

  Each share of Preferred Stock will be automatically converted into Common Stock upon the consummation of a public offering of the Company's Common Stock if the public offering price is not less than $11.12 per share and if the aggregate proceeds are more than $15,000,000. Series A and Series B Preferred Stock will be converted into Common Stock upon the written consent of holders of more than 50% of such series (voting together as a class).

 Voting Rights

  The holder of each share of Preferred Stock has the right to one vote for each share of Common Stock into which such share of Preferred Stock is convertible.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

 Protective Provisions

  The Company cannot take certain actions, as defined in the Company's Articles of Incorporation, without obtaining the affirmative vote or written consent of (i) the holders of a majority of the outstanding shares of Series A and Series B Preferred Stock (voting together as a class), and (ii) the holders of at least seventy-five percent of the outstanding shares of Series C Preferred Stock.

 Registration Rights

  The holders of Preferred Stock and certain other security holders of the Company have certain demand and piggyback registration rights as defined in the Company's Registration Rights Agreement dated February 26, 1997.

PRO FORMA SHAREHOLDERS' EQUITY (DEFICIT)

  In connection with the initial public offering of the Company's Common Stock, all outstanding Preferred Stock will automatically convert into Common Stock upon the closing of the offering. The pro forma effects on shareholders' equity (deficit) of the conversion of Series A, B and C Preferred Stock and the assumed issuance of 420,282 shares of Common Stock upon the exercise of certain warrants prior to the closing of the offering have been reflected in the accompanying pro forma consolidated balance sheet as of March 31, 1997.

10. COMMON STOCK:

RESTRICTED STOCK PURCHASE AGREEMENTS

  Since inception, the Company has sold an aggregate of 6,281,500 shares of Common Stock to certain employees in connection with their employment and to certain vendors. All of these shares were sold at the fair market value as of the date of purchase as determined by Board of Directors. All of these shares are subject to stock repurchase agreements whereby the Company has the right to repurchase unvested shares upon termination of employment or engagement at the original price paid for the shares. Vesting generally occurs 25% on the first anniversary date of employment or engagement and monthly thereafter over the following 36 months. As of March 31, 1997, an aggregate of 508,500 shares of Common Stock have been repurchased under these agreements, and 3,632,592 shares are subject to the Company's repurchase right at prices ranging from $0.01667 to $0.375 per share.

STOCK PLANS

  Under the Company's 1995 Stock Option Plan (the "Option Plan"), the Board of Directors may grant incentive and nonqualified stock options to employees, directors and consultants. The exercise price per share for an incentive stock option cannot be less than the fair market value, as determined by the Board of Directors, on the date of grant. The exercise price per share for a nonqualified stock option cannot be less than 85% of the fair market value, as determined by the Board of Directors, on the date of grant. Options granted under the Option Plan generally expire ten years after the date of grant and generally vest over a four year period. As of March 31, 1997, a total of 8,292,834 shares of Common Stock have been authorized for grant under the Option Plan.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

  Details of option activity under the Option Plan are as follows:

                                                     OPTIONS OUTSTANDING
                                      SHARES    -------------------------------
                                    AVAILABLE    NUMBER       PRICE    WEIGHTED
                                    FOR GRANT   OF SHARES   PER SHARE  AVERAGE
                                    ----------  ---------  ----------- --------
   Inception of Option Plan........  2,875,500        --           --      --
                                    ----------  ---------
   Balances, June 30, 1995.........  2,875,500        --           --      --
     Authorized....................    437,334        --           --      --
     Granted....................... (2,622,000) 2,622,000   $.02-$ .23  $ .04
                                    ----------  ---------
   Balances, June 30, 1996.........    690,834  2,622,000   $.02-$ .23  $ .04
     Authorized....................  4,980,000
     Granted....................... (4,536,500) 4,536,500  $.38-$12.50  $3.41
     Exercised.....................        --    (665,627) $.02-$  .38  $ .15
     Canceled......................    157,062   (157,062) $.02-$  .38  $ .10
                                    ----------  ---------
   Balances, March 31, 1997........  1,291,396  6,335,811  $.02-$12.50  $2.44
                                    ==========  =========

            OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
 ----------------------------------------------------------------------------
               NUMBER     WEIGHTED  WEIGHTED     NUMBER           WEIGHTED
           OUTSTANDING AT  AVERAGE  AVERAGE    EXERCISABLE         AVERAGE
 EXERCISE    MARCH 31,    REMAINING EXERCISE    MARCH 31,         EXERCISE
  PRICES        1997        LIFE     PRICE        1997              PRICE
 --------  -------------- --------- -------- ----------------   -------------
  $0.02      1,850,936       8.65    $0.02              93,758           $0.02
  $0.23        225,000       9.18    $0.23                 --            $0.23
  $0.38      2,275,875       9.52    $0.38               8,376           $0.38
 $1.25-
  $12.50     1,984,000       9.91    $7.33             198,021           $7.53
 -------     ---------      -----    -----    ----------------    ------------
 $0.02-
  $12.50     6,335,811       9.37    $2.44             820,155           $1.84
  RESTRICTED COMMON STOCK ISSUED             SHARES SUBJECT TO REPURCHASE
 -----------------------------------         --------------------------------
                          WEIGHTED           NUMBER SUBJECT       WEIGHTED
               NUMBER      AVERAGE            TO REPURCHASE        AVERAGE
 PURCHASE  OUTSTANDING AT PURCHASE            AT MARCH 31,       REPURCHASE
  PRICE    MARCH 31, 1997   PRICE                 1997              PRICE
 --------  -------------- ---------          ----------------   -------------
  $0.02      4,924,500      $0.02                    2,816,592           $0.02
  $0.23        240,000      $0.23                      240,000           $0.23
  $0.38        576,000      $0.38                      576,000           $0.38
  $7.50         32,000      $7.50                          --            $7.50
 -------     ---------      -----             ----------------    ------------
 $0.02-
  $7.50      5,773,000      $0.11             3,632,592           $0.09

  As of March 31, 1997, 820,155 shares were vested and exercisable under the Option Plan. The weighted average of fair values of options granted during fiscal 1996 and the nine months ended March 31, 1997 was $0.01 and $1.01, respectively.

  In connection with the issuance of stock options and common stock to employees and consultants, the Company has recorded deferred compensation in the aggregate amount of approximately $1.8 million, representing the difference between the deemed fair value of the Company's common stock and the issue price of the common stock or the exercise price of stock options at the date of grant. The Company is amortizing the deferred compensation expense over the applicable vesting period, which is typically four years. For fiscal 1996 and the nine month period ended March 31, 1997, amortization expense was approximately $2,000 and $164,000, respectively. No compensation expense related to any other periods presented has been recorded.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

  Had compensation cost been determined under a fair value method consistent with SFAS 123, the Company's net income (loss) and net income (loss) per share would have resulted in the following pro forma amounts:

                                                  YEAR ENDED   NINE MONTHS ENDED
                                                 JUNE 30, 1996  MARCH 31, 1997
                                                 ------------- -----------------
   Net income (loss) (In thousands):
     As reported................................    $(3,327)         $ 593
     Pro forma..................................    $(3,331)         $ 428
   Net income (loss) per share:
     As reported................................    $ (0.18)         $0.03
     Pro forma..................................    $ (0.18)         $0.02

  The fair value of each option grant under the Option Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: risk-free rates ranging from 5-7% and corresponding to government securities with original maturities similar to the vesting periods; expected dividend yield of 0%; expected lives of 3 years beyond vest dates; and expected volatility of 0%.

 1997 Employee Stock Purchase Plan

  In March 1997, the Board adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan") subject to shareholder approval. The Company has reserved 500,000 shares of Common Stock for issuance under the Purchase Plan. The Purchase Plan will enable eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first or the last day of each offering period.

 1997 Stock Incentive Plan

  In March 1997, the Board adopted the 1997 Stock Incentive Plan (the "1997 Plan"), subject to shareholder approval, which will serve as a successor to the Company's 1995 Stock Option Plan (the "Predecessor Plan"). The Company will reserve shares of Common Stock for issuance under the 1997 Plan equal to the sum of (i) the shares which remain available for issuance under the Predecessor Plan, including the shares subject to outstanding options thereunder, and (ii) an additional increase of 2,400,000 shares. In addition, upon the completion of each fiscal year of the Company, beginning with the 1998 fiscal year, the share reserve will automatically be increased on the first trading day of July each year by a number of shares equal to five percent (5%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar month.

  The 1997 Plan is divided into four separate components: (i) the Discretionary Option Grant Program, under which eligible individuals in the Company's employ or service (including officers and other employees, non-employee Board members and independent consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than their fair market value on the grant date,
(ii) the Stock Issuance Program, under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, either through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a fully-vested bonus for services rendered the Company, (iii) the Salary Investment Option Grant Program, under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants, and (iv) the Automatic Option Grant Program, under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

ISSUANCE OF WARRANTS

 Warrants Issued to Consultant

  In connection with a services consulting agreement, in April 1996, the Company issued a warrant to a shareholder for the purchase of 420,282 shares of Common Stock at an exercise price of $5.95 per share. The warrant is first exercisable on the earlier of April 26, 1997 or upon the filing of a registration statement for an initial public offering of the Company's Common Stock with aggregate proceeds of not less than $10,000,000. The warrant expires on the earlier of the closing of an initial public offering or April 26, 2001. The fair value of the warrant at the date of grant was not material.

 Warrants Issued to Series C Shareholders

  Concurrent with the closing of the sale of Series C Preferred Stock to two corporate investors, the Company issued warrants for the purchase of 449,664 shares of Common Stock to one investor (exercisable at a price of 110% of the market price of Common Stock on December 31, 1997, subject to certain adjustments, if the Company has completed an initial public offering; otherwise $13.34 per share), and 44,965 shares of Common Stock to the other investor (exercisable at a price of 110% of the fair market value of Common Stock on the date such shares vest). The warrants expire in February 2004 and February 2000, respectively. Each of these warrants becomes exercisable upon the achievement of certain sales and development objectives specified in the warrant agreements. In accordance with SFAS 123 and related interpretations, the Company recorded the aggregate estimated fair value of the warrants of $650,000 in February 1997, and will amortize the value of the warrants to cost of license revenues as the sales and development milestones are achieved. Amortization of the warrants is computed as the greater of (a) the ratio of current gross revenues generated to total revenue milestones under the agreement or (b) the straight-line method over the life of the agreement with MCI.

SHARES RESERVED FOR ISSUANCE

  As of March 31, 1997, the Company has shares of Common Stock reserved for future issuance as follows:

                                                                      NUMBER OF
                                                                        SHARES
                                                                      ----------
   Conversion of Series A Preferred Stock............................    900,000
   Conversion of Series B Preferred Stock............................  1,897,878
   Conversion of Series C Preferred Stock............................    854,363
   Exercise of stock options.........................................  7,627,207
   Exercise of warrants..............................................    914,911
                                                                      ----------
                                                                      12,194,874
                                                                      ==========

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

11. INCOME TAXES:


  The provisions for income taxes consisted of the following components for the nine-month period ended March 31, 1997 (in thousands):

   Current
     Federal.............................................................. $262
     State................................................................   51
     Foreign..............................................................  --
                                                                           ----
       Total..............................................................  313
   Deferred
     Federal..............................................................  (83)
     State................................................................  --
     Foreign..............................................................  --
                                                                           ----
       Total                                                                (83)
                                                                           ----
   Total Provision........................................................ $230
                                                                           ====

  The Company had no provision for income taxes during the years ended June 30, 1994, 1995 and 1996 due to net operating losses incurred during those periods.

  The actual provision for income taxes differs from the statutory income tax provision as follows for the nine-month period ended March 31, 1997 (in thousands):

   Statutory federal tax.................................................. $296
   State tax, net of federal benefit......................................   55
   Change in valuation allowance.......................................... (129)
   Other..................................................................    8
                                                                           ----
                                                                           $230
                                                                           ====

  For the years ended June 30, 1994, 1995 and 1996, the statutory tax provision differed from the actual provision primarily as a result of changes in the valuation allowance in each year.

  The components of the net deferred tax asset are as follows (in thousands):

                                                          JUNE 30,
                                                        -------------  MARCH 31,
                                                        1995   1996      1997
                                                        ----  -------  ---------
   Net operating loss carryforwards.................... $ --  $   261   $   145
   Reserves and accruals not currently deductible......   49      856       856
   Tax credit carryforwards............................   28       51       121
   Other...............................................    6      (22)      (22)
                                                        ----  -------   -------
                                                          83    1,146     1,100
   Valuation allowance.................................  (83)  (1,146)   (1,017)
                                                        ----  -------   -------
     Net deferred tax asset............................ $--   $   --    $    83
                                                        ====  =======   =======

  A valuation allowance has been recorded for a majority of the deferred tax asset as a result of uncertainties regarding the realization of most of the asset balance, including the limited operating history of the Company, the lack of profitability to date and the variability of operating results.

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

  As of March 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $539,000 and $244,000, respectively. In addition, as of March 31, 1997, the Company had federal and California research and development tax credit carryforwards of approximately $54,000 and $66,000, respectively. These carryforwards expire in various periods from 2010 to 2011. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss and research and development credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

12. ACQUISITION OF MINORITY INTEREST IN CANADIAN SUBSIDIARY

  In February 1996, the Company entered into a joint venture in Canada through which it owned 51% of a Canadian corporation, Genesys Laboratories Canada, Inc. ("GenCan"). While the Company owned a majority of this joint venture in fiscal 1996, certain provisions of the February 1996 joint venture agreement provided for shared control of the entity, and accordingly the entity should have been accounted for under the equity method of accounting. However, the Company has consolidated the entity in the accompanying fiscal 1996 financial statements for presentation purposes as the effect of using the consolidation method is not material. In January 1997, the respective Boards of Directors of the Company and the minority shareholder of GenCan reached agreement on the terms and conditions of and signed a memorandum of understanding for the purchase by the Company of the 49% minority shares of GenCan in exchange for 675,000 shares of Common Stock of the Company (valued at approximately $3.25 per share). In February 1997, the Company issued 675,000 shares of Common Stock to the minority shareholder in accordance with the terms of the January agreement. In connection with this acquisition, which has been accounted for as a purchase, the Company has allocated the excess purchase price over the fair value of the net assets acquired, approximately $2 million, to goodwill. The Company will amortize this intangible asset on a straight-line basis over 84 months, which is its estimated expected useful life. On the basis of a pro forma consolidation as if the acqusition had taken place in February 1996, revenue would not have changed, net income and net income per share would have been $469,000 and $0.02, respectively, for the nine month period ended March 31, 1997 and net loss and net loss per share would have been $3.5 million and $0.19, respectively, for the year ended June 30, 1996.

13. INTERNATIONAL OPERATIONS AND MAJOR CUSTOMERS

 Major Customers

  The following customers accounted for 10% or more of total revenues in the periods indicated:

                                                                      FOR THE
                                                                    NINE MONTHS
                                            FOR THE YEARS ENDED        ENDED
                                                  JUNE 30,           MARCH 31,
                                            ----------------------  ------------
                                             1994    1995    1996   1996   1997
                                            ------  ------  ------  -----  -----
   Customer A..............................   26.5%   *       *       *      *
   Customer B..............................   *       11.2%   *       *      *
   Customer C..............................   *       12.8%   *       *      *
   Customer D..............................   *       11.1%   10.2%   *      *
   Customer E..............................   *       *       10.8%   *      *
   Customer F..............................   *       *       10.0% 16.6%    *
   Customer G..............................   *       *       *     11.7%  16.3%

--------
*Less than 10% of total revenues

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

 International Operations

  A summary of the Company's operations by geographic area is presented below (in thousands):

                                                                FOR THE
                            FOR THE FISCAL YEARS ENDED     NINE MONTHS ENDED
                                     JUNE 30,                  MARCH 31,
                            -----------------------------  ------------------
                              1994      1995      1996       1996      1997
                            --------  --------  ---------  --------  --------
Revenues from unaffiliated
 customers:
  United States............ $  1,598  $  3,664  $   6,475  $  3,372  $ 15,090
  Canada...................      134       548        955       281     2,404
  Europe...................      --        268      1,889     1,963     4,497
                            --------  --------  ---------  --------  --------
                            $  1,732  $  4,480  $   9,319  $  5,616  $ 21,991
Intercompany revenues
 between geographic areas:
  United States............ $    --   $    --   $   1,013  $    --   $  1,922
  Canada...................      --        --         --        --        --
  Europe...................      --        --         --        --        --
  Eliminations.............      --        --      (1,013)      --     (1,922)
                            --------  --------  ---------  --------  --------
                            $    --   $    --   $     --   $    --   $    --
Operating income (loss):
  United States............ $   (160) $    158  $  (3,011) $ (3,274) $  1,135
  Canada...................      --        --        (252)     (118)     (372)
  Europe...................      --         20         21       836       598
  Eliminations.............      --        (18)         3       --       (556)
                            --------  --------  ---------  --------  --------
                            $   (160) $    160  $  (3,239) $ (2,556) $    805
Identifiable assets:
  United States............ $    689  $  2,184  $  11,898  $  1,279  $ 29,831
  Canada...................      --        --         627       440     2,458
  Europe...................      --        432      2,959     2,107     3,593
  Eliminations.............      --       (360)    (3,523)   (1,148)   (4,916)
                            --------  --------  ---------  --------  --------
                            $    689  $  2,256  $  11,961  $  2,678  $ 30,966

  The information presented above may not be indicative of results if the geographic areas were independent organizations. Intercompany transactions are made at established transfer prices.

  Revenues generated from international sales of the Company's products, which includes export shipments originating in the United States to unaffiliated customers and sales to unaffiliated customers from the Company's foreign offices, represented 40.6%, 30.9% and 36.2% of total revenues in fiscal 1994, 1995 and 1996, respectively, and represented 48.6% and 36.0% of total revenues in the nine months ended March 31, 1996 and 1997, respectively.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Lehman Brothers Inc. and Robertson, Stephens & Company LLC are acting as representatives, has severally agreed to purchase from the Company and the Selling Shareholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                NUMBER OF SHARES
                           UNDERWRITER                          OF COMMON STOCK
                           -----------                          ----------------
   Goldman, Sachs & Co.........................................
   Lehman Brothers Inc.........................................
   Robertson, Stephens & Company LLC...........................
                                                                   ---------
       Total...................................................    2,400,000
                                                                   =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $      per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $      per share
to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, this offering price and other selling terms may from time to time be varied by the representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 360,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,400,000 shares of Common Stock offered.

  The Company and its officers, directors and certain shareholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not, subject to certain exceptions, offer, sell, contract to sell, grant an option to sell, transfer or otherwise dispose of any securities of the Company without the prior written consent of the representatives of the Underwriters.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated between the Company and the representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the

Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

  The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GCTI".

  The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

  Lehman Brothers Inc., one of the Representatives of the Underwriters, performed certain consulting services for the Company in connection with the Company's Series C Preferred Stock financing.

  In connection with this offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in this offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in this offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise.

                                    GLOSSARY

 ACD               Automatic Call Distributor. Telephone equipment that can
                   perform various functions related to call management
                   operations, such as call prioritization, call distribution, agent management and reporting.
 ANI               Automatic Number Identification. A service provided by
                   telephone companies that provides information about the
                   caller, such as the calling party's telephone number.
 Call center       A place (physical or virtual) where calls are received and placed. A traditional call center is comprised of customer service representatives, agents and operators that handle
                   incoming calls from customers and other outside parties, as well as outgoing call programs for tele-marketing and other purposes. For many organizations, the call center is a
                   primary point of contact for customers into the
                   organization.
 Caller ID         The identity of a call, typically by telephone number, as
                   transmitted by the telephone network. May also include other call data such as the name of the caller. This is performed differently than ANI.
 DNIS              Dialed Number Identification Service. DNIS is a feature of
                   800 and 900 lines that provides the telephone number that
                   the caller dialed to reach the attached telephone system.
 inbound/outbound/ Inbound call management refers to the management of calls
 blended call      coming into an organization. Outbound call management refers
 management        to the management of calls originating from the organization
                   (such as a tele-marketing campaign or survey). Blended call management refers to the combination of both inbound and
                   outbound call management.
 ISV               Independent Software Vendor.
 IVR               Interactive Voice Response. An IVR system is telephone
                   equipment that interprets commands from touchtone telephones and communicates through digitized voice to the caller.
 NSP               Network service provider. A telephone carrier such as AT&T,
                   BT, MCI or Sprint.
 OEM               Original Equipment Manufacturer.
 PBX               Private Branch Exchange. An in-house telephone switch that is privately owned by an organization rather than by the
                   telephone company.
 SNMP              Simple Network Management Protocol. A network management
                   protocol for handling faults and configurations of devices attached to a network.
 SOHO              Small office/home office.
 SS7               Signaling System 7. An international standard protocol for signaling within a telephone network.
 SSL               Secure Socket Layer. An SSL protocol enables the use of
                   certain security measures for the transmission of data.
 TCP/IP            Transmission Control Protocol/Internet Program. A set of
                   protocols designed to link dissimilar computers across many kinds of networks. Consists of several layers, including
                   TCP, which governs the exchange of sequential data, and IP
                   (Internet Protocol), which governs Internet addressing
                   protocols.
 VAR               Value Added Reseller.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
The Company...............................................................   18
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Dilution..................................................................   19
Capitalization............................................................   20
Selected Consolidated Financial Data......................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   30
Management................................................................   46
Certain Transactions......................................................   55
Principal and Selling Shareholders........................................   56
Description of Capital Stock..............................................   58
Shares Eligible for Future Sale...........................................   60
Legal Matters.............................................................   61
Experts...................................................................   61
Change in Independent Public Accountants..................................   61
Additional Information....................................................   62
Special Note Regarding Forward-Looking Statements.........................   62
Financial Statements......................................................  F-1
Underwriting..............................................................  U-1
Glossary..................................................................  G-1


 THROUGH AND INCLUDING            , 1997 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PRO-SPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             2,400,000 SHARES

                                    GENESYS
                              TELECOMMUNICATIONS
                              LABORATORIES, INC.

                                 COMMON STOCK
                                (NO PAR VALUE)

                                  -----------

                               [LOGO OF GENESYS
                              TELECOMMUNICATIONS
                              LABORATORIES, INC.]

                                  -----------



                             GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                         ROBERTSON, STEPHENS & COMPANY

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates, except the SEC registration fee and the NASD filing fees.

   SEC registration fee............................................. $   13,382
   NASD fee ........................................................      4,916
   Nasdaq National Market listing fee ..............................     50,000
   Printing and engraving expenses..................................          *
   Legal fees and expenses..........................................          *
   Accounting fees and expenses.....................................          *
   Officers' and directors' liability insurance.....................          *
   Blue sky fees and expenses.......................................      5,000
   Transfer agent fees..............................................          *
   Miscellaneous fees and expenses..................................          *
                                                                     ----------
     Total.......................................................... $1,100,000
                                                                     ==========

--------
*  To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As allowed by the California General Corporation Law, the Company's Articles of Incorporation provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders, except for liability: (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (2) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director; (3) for any transaction from which a director derived an improper personal benefit; (4) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (6) with respect to certain transactions, or the approval of transactions, in which a director has a material financial interest; and (7) with respect to approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified, by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

  The Company's Bylaws permit it to indemnify its officers and directors to the fullest extent permitted by law. In addition, the Company's Articles of Incorporation expressly authorize the use of indemnification agreements, and the Company has entered into separate indemnification agreements with each of its directors and its executive officers. These agreements required the Company to indemnify its officer and directors to the fullest extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things the agreements require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  The Underwriting Agreement provides for indemnification of the Company by the Underwriters for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since January 1, 1993, the Registrant has issued and sold the following securities:

  1. As of March 31, 1997, the Registrant issued and sold 5,925,000 shares (net of repurchases) of its Common Stock to employees at prices ranging from $.0167 to $7.50 pursuant to direct issuances under Restricted Stock Purchase Agreements (Exhibit 10.3).

  2. As of March 31, 1997, the Registrant issued and sold 190,934 shares of its Common Stock to employees, directors and consultants at prices ranging from $.0167 to $.375 pursuant to exercises of options under its 1995 Stock Option Plan (Exhibit 10.2).

  3. On January 20, 1993 and October 15, 1994, the Registrant issued and sold 6,000,000 shares of Common Stock for an aggregate purchase price of $10,000 to the five founders of the Registrant.

  4. On March 29, 1996, the Registrant issued and sold 900,000 shares of Series A Preferred Stock for an aggregate purchase price of approximately $1,995,000 to a group of seven investors and a director of the Registrant.

  5. On April 26, 1996, the Registrant issued and sold warrants to purchase 420,282 shares of Common Stock with an aggregate exercise price of approximately $2,500,000 for advisory services provided by one investor.

  6. On June 13, 1996, the Registrant issued and sold 1,897,878 shares of Series B Preferred Stock for an aggregate purchase price of approximately $7,000,000 to a group of four investors.

  7. On February 26, 1997, the Registrant issued and sold 854,363 shares of Series C Preferred Stock for an aggregate purchase price of approximately $9,500,517 to two investors and warrants to purchase 44,965 and 449,664 shares of Series C Preferred Stock, respectively, with an exercise price per share of 110% of the current fair value on the date such shares vest pursuant to the vesting schedule, which expire on February 26, 2000, and at an exercise price per share of 110% of the current market price on December 31, 1997 (subject to certain adjustments) if the Company has completed an initial public offering of its Common Stock; otherwise $13.34, which expire on February 26, 2004.

  8. On February 26, 1997, the Registrant issued and sold 675,000 shares of Common Stock in exchange for a 49% equity interest in Genesys Laboratories Canada, Inc. to one investor.

  The issuances described in Items 15(a)(1) and 15(a)(2) were made to employees of the Registrant pursuant to compensatory arrangements and were deemed exempt from registration under the Act in reliance upon Rule 701 promulgated under the Act. The issuances of the securities described in Items 15(a)(3) through 15(a)(8) were deemed to be exempt from registration under the Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  1.1(2)     Form of Underwriting Agreement (preliminary form).
  3.1(1)     Amended and Restated Articles of Incorporation of the Registrant,
             as amended to date.
  3.2(1)     Form of Restated Articles of Incorporation to be filed after the closing of this offering made pursuant to this Registration
             Statement.
  3.3(1)     Bylaws of the Registrant, as amended.
  3.4(1)     Form of Bylaws to be effective upon the effectiveness of this
             Registration Statement.
  4.1(1)     Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2        Specimen Common Stock certificate.
  4.3(1)     Series A Preferred Stock Purchase Agreement, dated March 29, 1996 among the Registrant and the investors named therein.
  4.4(1)     Common Stock Purchase Warrant, dated April 26, 1996 between the
             Registrant and Benchmark Capital Partners, L.P.
  4.5(1)     Series B Preferred Stock Purchase Agreement, dated June 13, 1996 among the Registrant and the investors named therein.
  4.6(1)     Securities Purchase Agreement, dated February 26, 1997 between the
             Registrant and MCI Telecommunications Corporation ("MCI").
  4.7(1)(3)  Warrant to Purchase Shares of Series C Preferred Stock, dated
             February 26, 1997 between the Registrant and MCI.
  4.8(1)     Series C Preferred Stock and Warrant Purchase Agreement, dated
             February 26, 1997 between the Registrant and Intel Corporation
             ("Intel").
  4.9(1)(3)  Warrant to Purchase Shares of Series C Preferred Stock, dated
             February 26, 1997 between the Registrant and Intel.
  4.10(1)    Stock Exchange Agreement, dated February 26, 1997 between the
             Registrant and Bruncor, Inc. ("Bruncor").
  4.11(1)    Registration Rights Agreement, dated February 26, 1997, among the
             Registrant and the investors named therein.
  5.1(1)     Opinion of Brobeck, Phleger & Harrison LLP.
 10.1(1)     Form of Indemnification Agreement entered into between the
             Registrant and its directors and officers.
 10.2(1)     The Registrant's 1995 Stock Option Plan, as amended.
 10.3(1)     Form of the Registrant's Restricted Stock Purchase Agreement.
 10.4(1)     The Registrant's 1997 Stock Incentive Plan.
 10.5(1)     The Registrant's Employee Stock Purchase Plan.
 10.6        [Intentionally left blank]
 10.7(1)     Credit Line with Imperial Bank, dated October 28, 1996.
 10.8(1)     Facilities Lease dated July 1, 1996 between the Registrant and
             1155 Market Partners, with modifications dated January 21, 1997 and January 30, 1997.
 10.9(1)(3)  Master Software License Agreement dated January 31, 1996, including Addendum to Master License Agreement dated February 1,
             1996, as amended on February 26, 1997 by and between the
             Registrant and MCI.
 10.10(1)(3) Software Maintenance Agreement dated January 31, 1996, as amended on February 26, 1997 by and between the Registrant and MCI.
 11.1(1)     Computation of Pro Forma Net Loss Per Share.
 16.1(1)     Change in Independent Auditor's Letter.

 EXHIBIT NO.                        DESCRIPTION
 -----------                        -----------
   21.1(1)   Subsidiaries of the Registrant.
   23.1      Consent of Independent Public Accountants (see page II-6)
   23.2(1)   Consent of Counsel. Reference is made to Exhibit 5.1.
   23.3(1)   Consent of Counsel.
   24.1(1)   Power of Attorney (see page II-5)
   27        Financial Data Schedule.

--------

(1) Previously provided.
(2) To be supplied by amendment.
(3) Confidential treatment requested as to certain portions of these exhibits.

  (b) Consolidated Financial Statement Schedules

SCHEDULE II--VALUATION OF QUALIFYING SECURITIES

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the California General Corporation Law, the Articles of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, ON THIS 23RD DAY OF MAY, 1997.

                                   Genesys Telecommunications Laboratories,
                                   Inc.

                                   By:      /s/ Gregory Shenkman
                                       ----------------------------------------
                                                   Gregory Shenkman
                                        President and Chief Executive Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                               TITLE                       DATE
             ---------                               -----                       ----
       /s/ Gregory Shenkman         President, Chief Executive Officer       May 23, 1997
  ________________________________   (Principal Executive Officer)
          Gregory Shenkman           and Director

          Alec Miloslavsky*         Vice Chairman, Chief Technical Officer   May 23, 1997
  ________________________________   and Director
          Alec Miloslavsky

     /s/ Michael J. McCloskey       Vice President, Finance and              May 23, 1997
  ________________________________   International, Chief Financial
        Michael J. McCloskey         Officer and Secretary

            James Jordan*           Chairman of the Board and Director       May 23, 1997
  ________________________________
            James Jordan

          Bruce Dunlevie*           Director                                 May 23, 1997
  ________________________________
          Bruce Dunlevie

            Paul Levy*              Director                                 May 23, 1997
  ________________________________
             Paul Levy


*By:_________________________
  /s/ Michael J. McCloskey
    Michael J. McCloskey
     (Attorney-in-Fact)

                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our reports and to all references to our firm included in or made a part of this registration statement.

                                          ARTHUR ANDERSEN LLP

San Jose, California

May 23, 1997

                               ----------------

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Genesys Telecommunications Laboratories, Inc.:

  We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Genesys Telecommunications Laboratories, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated May 1, 1997. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
May 1, 1997

                                                                    SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                            BALANCE AT  ADDITIONS             BALANCE
                           BEGINNING OF CHARGED TO  WRITE-   AT END OF
                              PERIOD     EXPENSE     OFFS     PERIOD
                           ------------ ---------- --------  ---------
Allowance for doubtful
 accounts
  Year ended June 30,
   1994...................         --    $ 51,500        --  $ 51,500
  Year ended June 30,
   1995...................   $ 51,500    $  4,000  $(40,000) $ 15,500
  Year ended June 30,
   1996...................   $ 15,500    $410,500        --  $426,000
  Nine months ended March
   31, 1997...............   $426,000    $ 45,000  $(80,000) $391,000

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT NO.                     DESCRIPTION                           PAGE
 -----------                     -----------                       ------------
  1.1(2)     Form of Underwriting Agreement (preliminary form).
  3.1(1)     Amended and Restated Articles of Incorporation of
             the Registrant, as amended to date.
  3.2(1)     Form of Restated Articles of Incorporation to be
             filed after the closing of this offering made
             pursuant to this Registration Statement.
  3.3(1)     Bylaws of the Registrant, as amended.
  3.4(1)     Form of Bylaws to be effective upon the
             effectiveness of this Registration Statement.
  4.1(1)     Reference is made to Exhibits 3.1, 3.2, 3.3 and
             3.4.
  4.2        Specimen Common Stock certificate.
  4.3(1)     Series A Preferred Stock Purchase Agreement, dated
             March 29, 1996 among the Registrant and the
             investors named therein.
  4.4(1)     Common Stock Purchase Warrant, dated April 26, 1996
             between the Registrant and Benchmark Capital
             Partners, L.P.
  4.5(1)     Series B Preferred Stock Purchase Agreement, dated
             June 13, 1996 among the Registrant and the
             investors named therein.
  4.6(1)     Securities Purchase Agreement, dated February 26,
             1997 between the Registrant and MCI
             Telecommunications Corporation ("MCI").
  4.7(1)(3)  Warrant to Purchase Shares of Series C Preferred
             Stock, dated February 26, 1997 between the
             Registrant and MCI.
  4.8(1)     Series C Preferred Stock and Warrant Purchase
             Agreement, dated February 26, 1997 between the
             Registrant and Intel Corporation ("Intel").
  4.9(1)(3)  Warrant to Purchase Shares of Series C Preferred
             Stock, dated February 26, 1997 between the
             Registrant and Intel.
  4.10(1)    Stock Exchange Agreement, dated February 26, 1997
             between the Registrant and Bruncor, Inc.
             ("Bruncor").
  4.11(1)    Registration Rights Agreement, dated February 26,
             1997, among the Registrant and the investors named
             therein.
  5.1(1)     Opinion of Brobeck, Phleger & Harrison LLP.
 10.1(1)     Form of Indemnification Agreement entered into
             between the Registrant and its directors and
             officers.
 10.2(1)     The Registrant's 1995 Stock Option Plan, as
             amended.
 10.3(1)     Form of the Registrant's Restricted Stock Purchase
             Agreement.
 10.4(1)     The Registrant's 1997 Stock Incentive Plan.
 10.5(1)     The Registrant's Employee Stock Purchase Plan.
 10.6        [Intentionally left blank]
 10.7(1)     Credit Line with Imperial Bank, dated October 28,
             1996.
 10.8(1)     Facilities Lease dated July 1, 1996 between the
             Registrant and 1155 Market Partners, with
             modifications dated January 21, 1997 and January
             30, 1997.
 10.9(1)(3)  Master Software License Agreement dated January 31,
             1996, including Addendum to Master License
             Agreement dated February 1, 1996, as amended on
             February 26, 1997 by and between the Registrant and
             MCI.
 10.10(1)(3) Software Maintenance Agreement dated January 31,
             1996, as amended on February 26, 1997 by and
             between the Registrant and MCI.
 11.1(1)     Computation of Pro Forma Net Loss Per Share.
 16.1(1)     Change in Independent Auditor's Letter.

                                                                SEQUENTIALLY
                                                                  NUMBERED
 EXHIBIT NO.                    DESCRIPTION                         PAGE
 -----------                    -----------                     ------------
   21.1(1)   Subsidiaries of the Registrant.
   23.1      Consent of Independent Public Accountants (see
             page II-6)
   23.2(1)   Consent of Counsel. Reference is made to Exhibit
             5.1.
   23.3(1)   Consent of Counsel.
   24.1(1)   Power of Attorney (see page II-5)
   27        Financial Data Schedule.

--------

(1) Previously provided.
(2) To be supplied by amendment.
(3) Confidential treatment requested as to certain portions of these exhibits.